UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

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Public Service Enterprise Group Incorporated

80 Park Plaza, P.O. Box 1171, Newark, New Jersey 07101-1171

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD APRIL 17, 2012

AND

PROXY STATEMENT

To the Stockholders of Public Service Enterprise Group Incorporated:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Public Service Enterprise Group Incorporated will be held at the New Jersey Performing Arts Center, One Center Street, Newark, New Jersey, on April 17, 2012, at 1:00 P.M., for the following purposes:

1.	To elect ten members of the Board of Directors to hold office until the Annual Meeting of Stockholders in 2013, each until his or her respective successor is elected and qualified;

2.	To consider and act upon an advisory vote on the approval of executive compensation;

3.	To consider and act upon the ratification of the appointment of Deloitte & Touche LLP as independent auditor for 2012; and

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Stockholders entitled to vote at the meeting are the holders of Common Stock of record on February 17, 2012.

By order of the Board of Directors,

M. Courtney McCormick

Secretary

March 2, 2012

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on April 17, 2012: The Proxy Statement and Annual Report to Stockholders are available at www.ezodproxy.com/pseg/2012/pseg2011ar

YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND MAIL THE ACCOMPANYING PROXY CARD PROMPTLY. TELEPHONE AND ELECTRONIC VOTING ARE ALSO AVAILABLE. PLEASE USE THE TOLL-FREE TELEPHONE NUMBER OR THE INTERNET ADDRESS SHOWN ON THE PROXY CARD.

The approximate date on which this Proxy Statement and the accompanying proxy card were first sent or given to security holders and made available electronically via the Internet was March 5, 2012.

Forward-Looking Statements

The statements contained in this communication about us and our subsidiaries’ future performance, including, without limitation, future revenues, earnings, strategies, prospects, consequences and all other statements that are not purely historical, are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Although we believe that our expectations are based on information currently available and on reasonable assumptions, we can give no assurance they will be achieved. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. A discussion of some of these risks and uncertainties is contained in our Annual Report on Form 10-K and subsequent reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission (SEC), and available on our website: http://www.pseg.com. These documents address in further detail our business, industry issues and other factors that could cause actual results to differ materially from those indicated in this communication. In addition, any forward-looking statements included herein represent our estimates only as of the date hereof and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements from time to time, we specifically disclaim any obligation to do so, even if our internal estimates change, unless otherwise required by applicable securities laws.

PROXY STATEMENT SUMMARY

OUR COMPANY

Public Service Enterprise Group Incorporated (we, us, our, PSEG or the Company) is distributing this Proxy Statement in connection with our 2012 Annual Meeting of Stockholders. We are a holding company that directly owns four subsidiaries:

•	PSEG Power LLC (Power), an electric generation and wholesale energy marketing and trading company;

•	Public Service Electric and Gas Company (PSE&G), an operating electric and gas utility;

•	PSEG Energy Holdings L.L.C. (Energy Holdings), the owner of electric generation and energy-related investments; and

•	PSEG Services Corporation (Services), which provides management and administrative services to us and our subsidiaries.

To assist you in your understanding of the matters included in this Proxy Statement, we have provided the following summary of key information:

ANNUAL MEETING AGENDA

Proposal 1 — Election of Directors

You are being asked to vote on the election of ten nominees to our Board of Directors (Board). Each has been nominated by the Board, which recommends that you vote for all.

Nominees for Election as Director

Albert R. Gamper, Jr., age 70 • Director since December 2000 • Lead Director of PSEG • Retired Chairman of the Board and CEO of CIT Group	Conrad K. Harper, age 71 • Director since May 1997 • Retired Partner of Simpson Thacher & Bartlett • Former U.S. Dept. of State Legal Adviser
William V. Hickey, age 67 • Director since October 2001 • President and CEO of Sealed Air Corporation • Former CFO and COO of Sealed Air Corporation	Ralph Izzo, age 54 • Director since October 2006 • Chairman of the Board, President and CEO of PSEG
Shirley Ann Jackson, age 65 • Director since June 2001 • President of Rensselaer Polytechnic Institute • Former Chair of U.S. Nuclear Regulatory Commission	David Lilley, age 65 • Director since February 2009 • Retired Chairman of the Board, President and CEO of Cytec Industries
Thomas A. Renyi, age 66 • Director since February 2003 • Retired Executive Chairman of The Bank of New York Mellon Corporation • Former Chairman of the Board and CEO of The Bank of New York	Hak Cheol (H.C.) Shin, age 54 • Director since May 2008 • Executive Vice President –International Operations of 3M Company • Previously EVP in various positions at 3M Company

Richard J. Swift, age 66

•     Director since December 1994

•     Former Lead Director of PSEG

•     Former Chairman of the Financial Accounting Standards Advisory Council

•     Retired Chairman of the Board, President and CEO of Foster Wheeler

Susan Tomasky, age 58

•     Retired President – AEP Transmission of American Electric Power Company

•     Former EVP and CFO and EVP and General Counsel of American Electric Power Company

•     Former General Counsel of U.S. Federal Energy Regulatory Commission

•

Majority Voting. Directors are elected to serve one-year terms. Our Corporate Governance Principles (Principles) have provisions for majority voting and set forth policies regarding service as a director, as described more fully in this Proxy Statement.

•

Skills and Qualifications. Our Board is comprised of individuals with a diverse mix of knowledge, expertise and backgrounds. The table below provides summary information about each nominee. For further details regarding each individual’s skills and qualifications, please review Election of Directors in this Proxy Statement.

Proposal 2 — Advisory Vote on the Approval of Executive Compensation

•

We strongly value stockholder opinion. We give you, our stockholders, an opportunity to cast an annual non-binding advisory vote on our executive compensation program. This is sometimes referred to as a “say-on-pay” vote. To assist in this process, we have provided you in this Proxy Statement with a comprehensive description of the philosophy and elements of our executive compensation program, the respective compensation of our Chief Executive Officer (CEO) and each Named Executive Officer (NEO) and our method for making these determinations. See our Compensation Discussion and Analysis (CD&A) and accompanying Tables for detailed information about our executive compensation program. We recommend that you vote in favor of this Proposal.

•

2011 Say-on-Pay Vote. During last year’s say-on-pay vote, our stockholders demonstrated strong support for our pay for performance philosophy and practice with a vote of more than 96% in favor of our program.

Proposal 3 — Ratification of the Appointment of Independent Auditor

•

Deloitte & Touche LLP of Parsippany, New Jersey has been appointed as independent auditor to make the annual audit of our books of account and supporting records for 2012. Deloitte & Touche LLP has performed the annual audit of our books of account since 1973. We recommend that you ratify this appointment.

CORPORATE GOVERNANCE

We have adopted strong corporate governance standards and practices to assure effective management by our executives and oversight by our Board. These measures include the following:

•

Independent Directors. The Board has established standards for director independence, which are set forth in our Principles. All of the current directors and nominees are independent under our Principles and the requirements of the New York Stock Exchange (NYSE), except Ralph Izzo, the Chairman of the Board, President and CEO, who is an employee of the Company.

•

Lead Director. In addition to the Chairman, President and CEO, our leadership structure is designed to benefit from the contributions of our Lead Director, Albert R. Gamper, Jr. The position of Lead Director is available as a supplement to the perspective of management.

•

Risk Management Oversight. Risk management is a key part of our strategic planning and business operations. We believe that we have an effective system of risk management practices with appropriate controls and Board oversight.

•

Code of Ethics. We are committed to operating in accordance with the highest ethical and legal standards. Our Standards of Integrity (Standards) establish a set of common expectations for behavior to which each director and employee must adhere.

BUSINESS PERFORMANCE

2011 was a challenging year for our business, as persistent low natural gas prices and a slow economy adversely impacted margins and sales while uncertainty concerning regulatory and environmental policies dampened investment returns. Our focus remains on:

•	Operational excellence;

•	Financial strength; and

•	Disciplined investment.

Compared to the prior year, earnings were lower, but within our targeted range, while the price of our Common Stock was modestly higher at year-end. We ended the year with a strong balance sheet and cash position, reflected in our stable credit ratings and dividend. We sold non-core assets, reduced our lease exposure and lowered costs. Nuclear and fossil generation remained at consistently high levels and we received a 20-year extension of our Salem and Hope Creek nuclear operating licenses. Our utility performed especially well during two significant storms and earned recognition as the Mid-Atlantic region’s most reliable electric utility for the tenth consecutive year. We substantially increased capital investments, concentrating on utility projects with contemporaneous rate recovery.

Financial Highlights

	YE 2011 ($ Millions)	YE 2010 ($ Millions)
Total Revenue	11,079	11,793
Income from Continuing Operations	1,407	1,557
Net Income	1,503	1,564
Total Assets	29,821	29,909

Earnings Per Share (diluted)	($)	($)
Income from Continuing Operations	2.77	3.07
Net Income	2.96	3.08
Dividends Paid Per Share	1.37	1.37
Market Price Per Share	33.01	31.81

For a more comprehensive assessment of the Company’s performance, please review the entire Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2011 (Form 10-K).

EXECUTIVE COMPENSATION

We have designed a competitive performance-oriented executive compensation program that we believe helps us retain top talent while closely linking pay to performance, which we benchmark to industry peers. We seek to align the interests of our executive officers, including our CEO and NEOs, with those of our stockholders through incentive opportunities. Ultimate payment depends upon performance, measured against financial and other business results utilizing internal targets and relevant peer group comparisons. In 2011, these incentive opportunities constituted 88% of our CEO’s and 71% of our other NEOs’ total compensation, respectively, as reported in this Proxy Statement. In setting and overseeing executive compensation, we utilize an independent compensation consultant which provides no other services to us.

Our program provides the following compensation:

•	Base salary;

•	Annual cash incentive opportunity under our Senior Management Incentive Compensation Plan (SMICP), with multiple performance measures and potential payments of between zero and 150% of target;

•	Equity-based incentive awards under our 2004 Long-Term Incentive Plan (LTIP), with the opportunity to earn between zero and 200% of target, consisting of:

•	60% performance units, with payment, if any, measured over a three-year period against financial criteria; and

•	40% restricted stock units which vest over three years.

•	Market-based retirement and post-employment benefits, including double trigger change-in-control provisions and no excise-tax gross-ups.

We have adopted executive compensation governance measures, including:

•	Pre-clearance for trading in our Common Stock;

•	Clawbacks; and

•	A stock ownership and retention policy.

Pay for Performance

We believe that our pay for performance philosophy is critical to our continued success and that our program effectively focuses our executives on creating sustained stockholder value without encouraging excessive risk. By emphasizing incentive-based compensation, our CEO and NEOs will be rewarded based upon our financial results, with the ultimate payout of a significant portion of their total compensation determined relative to the achievement of our goals.

When we compared our recent financial performance with the compensation of our CEO and NEOs, we found that the financial measures we examined were at approximately the median of our peer group of companies and our executive compensation was at or below the peer median. Thus, we concluded that our performance and executive compensation are appropriately aligned.

The following table provides highlights of the compensation for our CEO and other NEOs in 2011 as reported in the 2011 Summary Compensation Table in this Proxy Statement. For the complete details of compensation, please review the entire Proxy Statement.

	Base Salary	Non-Equity Incentive Plan Compensation	Total Compensation
	2011	2011	2011
NEO	($)	($)	($) (1)
Ralph Izzo - Chairman & CEO	946,450	1,535,400	4,377,156
Caroline Dorsa - EVP & CFO	567,871	505,100	1,878,339
William Levis - COO Power	543,960	517,200	2,448,620
Randall E. Mehrberg - COO Holdings & EVP	542,963	491,000	1,527,515
J. A. Bouknight, Jr. - EVP & GC	518,057	412,200	989,655
Ralph A. LaRossa - COO PSE&G	466,850	353,200	1,535,379

(1)	Reflects all compensation as reported in the 2011 Summary Compensation Table. Due to a change in the timing of awards, no regular long-term incentive awards were granted in 2011.

Key Recent Compensation Actions

During 2011, we:

•	Reviewed and affirmed our compensation practices in light of 96% stockholder approval of last year’s advisory say-on-pay vote;

•	Approved modest base salary increases for 2012 for our NEOs for the first time in several years to maintain competitiveness;

•	Approved annual and long-term incentive payouts under the SMICP and LTIP based on performance measured against pre-established goals;

•

Shifted the grant date for LTIP annual long-term incentive awards to February from December; accordingly, no equity awards were granted in 2011, except to Mr. Levis, who received a special retention award; and

•	Approved a new equity deferred compensation plan.

VOTING AND PROCEDURES

Voting is strongly encouraged. We urge you to sign, date and return the accompanying proxy card whether or not you plan to attend the Annual Meeting. For stockholders of record, we have provided several alternative methods for voting, including voting via the Internet or the toll-free telephone number listed below.

Annual Meeting of Stockholders

Date and Time	April 17, 2012 at 1:00 P.M.

Location	The New Jersey Performing Arts Center (NJPAC), One Center Street, Newark, New Jersey.

Record Date	February 17, 2012 Holders of Common Stock outstanding on the record date will have one vote per share.

Voting Methods

In Person	The New Jersey Performing Arts Center (NJPAC), One Center Street, Newark, New Jersey

By Mail	BNY Mellon Shareowner Services, P.O. Box 3550 South Hackensack, New Jersey 07606-9250

By Phone	1-866-540-5760 (toll-free)

Internet	http://www.proxyvoting.com/peg

Stockholder Proposals

Date	November 5, 2012 (last day for receipt by us)

Contact	Corporate Secretary, PSEG, 80 Park Plaza, T4B, P.O. Box 1171 Newark, New Jersey 07101-1171

ANNUAL MEETING, VOTING AND PROCEDURES

Proxy Statement

This Proxy Statement is furnished by PSEG on behalf of the Board. We are soliciting proxies to be voted at the 2012 Annual Meeting of Stockholders scheduled to be held on April 17, 2012 and at all adjournments or postponements of that meeting.

The mailing address of our principal executive offices is 80 Park Plaza, P.O. Box 1171, Newark, New Jersey 07101-1171, telephone (973) 430-7000. Our Internet website is www.pseg.com.

Annual Report on Form 10-K

We have provided without charge to each person solicited by means of this Proxy Statement, a copy of our Form 10-K, which has been filed with the Securities and Exchange Commission (SEC). Each such copy of the Form 10-K does not include any exhibits thereto, but is accompanied by a list briefly describing all such exhibits. We will furnish any such exhibit upon request. Any such request should be made in writing to: Vice President-Investor Relations, Public Service Enterprise Group Incorporated, 80 Park Plaza, T6B, P.O. Box 1171, Newark, New Jersey 07101-1171. The Form 10-K is also available on our website www.pseg.com/info/investors/financial_info/index.jsp.

Delivery of Documents and Internet Availability

Each stockholder receives his or her own proxy form by which to vote. However, we send only a single copy of each of our Annual Report to Stockholders, in which we have included our Form 10-K, and Proxy Statement to any household at which two or more stockholders reside if they appear to be members of the same family, unless one of the stockholders at that address notifies us to request individual copies. This saves us printing and delivery costs. If you share an address with another stockholder and received only a single copy of one of those documents, we will send you an additional copy if you send a written request to the address noted above or phone (973) 430-6566.

Our Annual Report to Stockholders, Form 10-K and Proxy Statement are available over the Internet. If you are a stockholder of record and would like to receive these documents, as well as other stockholder communications and materials, electronically in the future and save your company the cost of producing and mailing them to you, you may do so by following the instructions at www.bnymellon.com/shareowner/equityaccess. If your shares are held in the name of a bank or broker, please follow that organization’s instructions for electronic delivery. You may also follow the instructions provided for future electronic delivery if you vote via the Internet.

If you receive our future Proxy Statements, Annual Reports and Forms 10-K electronically over the Internet, you will receive each year an e-mail message containing the Internet address to access these documents. The e-mail will also include instructions for voting via the Internet as you will not receive a separate proxy card.

Proxy Statement Format

In an effort to encourage stockholder voting, we have structured our Proxy Statement in an easy-to-read format. After describing each proposal, we provide the information for you to consider in voting. Accordingly:

•	Proposal 1. Election of Directors (page 9) is followed by a discussion of our corporate governance practices, board structure and director nominee biographies;

•

Proposal 2. Advisory Vote on the Approval of Executive Compensation (page 32) is followed by the Report of our Organization and Compensation Committee, our CD&A, with a detailed explanation of executive compensation, and the compensation Tables; and

•	Proposal 3. Ratification of the Appointment of Independent Auditor (page 74) is followed by our Audit Committee Report and disclosure of our Independent Auditor’s fees.

Annual Meeting

Our Annual Meeting will be held on Tuesday, April 17, 2012 at 1:00 P.M., at the NJPAC in Newark, New Jersey. We request that if you plan to attend the Annual Meeting, you should so indicate on the proxy card or when voting your shares telephonically or electronically. We have included transportation information and a map on the back cover of this Proxy Statement.

You may revoke a proxy given in the form of the card which accompanies this Proxy Statement or a vote made telephonically or electronically. However, by law, your presence at the Annual Meeting will not revoke a proxy you have given, unless you file a written notice of such revocation with the Secretary of PSEG prior to the voting of the proxies at the Annual Meeting or you vote the shares subject to the proxy by written ballot.

Holders of record of the 506,050,478 shares of Common Stock outstanding on February 17, 2012 will have one vote per share. A quorum will consist of the holders of Common Stock entitled to cast a majority of the votes at the Annual Meeting, present in person or represented by proxy. All votes cast by proxy or in person will be counted. Abstentions and broker non-votes will not be counted, except for the purpose of establishing a quorum. All votes will be tabulated by an independent inspector of elections.

Proxy Card and Voting of Shares

Every vote is important. We urge you to vote whether or not you plan to attend the Annual Meeting. Kindly sign, date and return the accompanying proxy card or, if you are a stockholder of record, you may vote your proxy using the toll-free telephone number listed on the proxy card or via the Internet at the electronic address also listed on the proxy card. When a proxy card is returned properly dated and signed, or properly voted telephonically or electronically, the shares represented by the proxy will be voted by the persons named as proxies in accordance with the voting stockholder’s directions.

You may specify your choices by marking the appropriate boxes on the enclosed proxy card. The proxy card also includes any shares registered in the names shown on the proxy in Enterprise Direct (our dividend reinvestment and stock purchase plan) and the PSEG Employee Stock Purchase Plan (ESPP). If a proxy card is dated, signed and returned without specifying choices, the shares will be voted as recommended by your Board. If you vote telephonically or electronically, you should follow the directions given during the call or on the computer screen. If you are a stockholder of record, your shares will not be voted unless you provide a proxy by return mail, telephonically or electronically or vote in person at the Annual Meeting. However, if no instructions are received from you with respect to any shares held in Enterprise Direct, the administrator of that plan will vote those shares in accordance with the recommendations of your Board.

If you are a participant in the PSEG Thrift and Tax-Deferred Savings Plan or the PSEG Employee Savings Plan, you will receive a separate direction card from the respective plan’s trustee for shares that have been allocated to your accounts. The trustee will vote the shares of Common Stock beneficially owned by you under the respective plan in accordance with your instructions. If no instructions are received, the shares will not be voted.

If your shares are held in the name of a bank or broker, you should follow the voting instructions on the form received from your bank or broker. For such shares, the availability of telephone or Internet voting will depend on the voting processes of your bank or broker. If no instructions are received from you by a bank or broker with respect to such shares, the shares may be voted by the bank or broker on certain of the proposals in this Proxy Statement at the discretion of the bank or broker in accordance with the rules of the NYSE. The NYSE rules provide that if no instructions are received from you, a bank or broker may vote your shares that are held by it only in regard to Proposal 3, Ratification of the Appointment of Independent Auditor. A bank or broker may not vote your shares held by it in regard to Proposal 1, Election of Directors and Proposal 2, Advisory Vote on the Approval of Executive Compensation unless it receives instructions from you. If you do not provide instructions to your bank or broker as to how you wish to vote in respect of each of these matters, your shares held by it will not be voted on those matters.

If any matters not described in this Proxy Statement should properly come before the Annual Meeting, the persons named in the enclosed proxy card or their substitutes will vote proxies given in said form of proxy in respect of any such matters in accordance with their best judgment. As of the date of this Proxy Statement, the Board and management did not know of any other matters which might be presented for stockholder action at the Annual Meeting.

Solicitation

The cost of soliciting proxies in the form accompanying this Proxy Statement will be borne by us. In addition to solicitation by mail, proxies may be solicited by our directors, officers and employees, none of whom will be directly compensated for such services, in person or by telephone, electronically or by facsimile. We have also retained Morrow & Co. to assist in the distribution and solicitation of proxies from brokers, bank nominees, other institutional holders and certain large individual holders. The anticipated cost of such services is approximately $13,500, plus reimbursement of expenses.

Date For Submission of Stockholder Proposals

Any proposals intended for inclusion in the Proxy Statement in connection with our 2013 Annual Meeting of Stockholders should be sent to: Corporate Secretary, Public Service Enterprise Group Incorporated, 80 Park Plaza, T4B, P.O. Box 1171, Newark, New Jersey 07101-1171, and must be received by November 5, 2012.

Discretionary Proxy Voting Authority

If we are not notified by January 21, 2013 of any proposal intended to be presented for consideration at the 2013 Annual Meeting of Stockholders, then the proxies named by us with respect to that meeting shall have discretionary voting authority with respect to such proposal if presented at the meeting.

Proposal 1

ELECTION OF DIRECTORS

You are being asked to vote on the election of ten individuals nominated by your Board to serve as the Directors of our Company. In this Proxy Statement we are providing you with information about the Board, director independence, our leadership structure, risk management oversight, Board committees, code of ethics and related matters of corporate governance. We also describe our provisions for majority voting, our director qualifications, diversity and retirement criteria and the specific experience, skills and qualifications of each nominee. We also report to you information about security ownership and director compensation. As recommended by the Board, we ask you to vote for all nominees.

CORPORATE GOVERNANCE

Board of Directors

Our business and affairs are managed by or under the direction of the Board, which delegates certain responsibilities to its committees and to management consistent with our By-Laws. The Board has adopted and operates under the Principles which reflect our current governance practices in accordance with applicable statutory and regulatory requirements, including those of the SEC and the NYSE. Our By-Laws and Principles are posted on our website, www.pseg.com/info/investors/governance/index.jsp. We will send you a copy of either or both upon request.

The Board provides direction and oversight of the conduct of our business by management. In fulfilling these responsibilities, the Board performs the following principal functions:

•	Approves corporate strategy, major management initiatives and significant investments;

•	Monitors and provides oversight of financial and business integrity and performance, including risk management;

•	Selects and evaluates the performance of the CEO and other senior executives;

•	Selects nominees for election to the Board; and

•	Evaluates Board processes and performance.

The Board has full and free access to all members of management and may hire its own consultants and advisors as it deems necessary.

Independence

Under our Principles and the requirements of the NYSE, the Board must consist of a majority of independent directors. The Board has established standards for director independence, which are set forth in the Principles. These standards require that to be independent:

•	A director may not be an employee of ours or any of our subsidiaries;

•	No member of a director’s immediate family may be one of our executive officers or an executive officer of one of our subsidiaries;

•	A director or immediate family member may not be an employee of any company where any executive of ours or our subsidiaries serves on the compensation committee;

•

A director may not be an employee and an immediate family member may not be an executive officer of any company that makes payments to or receives payments from us and our subsidiaries in any year more than the greater of $1 million or 2% of such company’s consolidated gross revenue;

•	A director or immediate family member may not receive more than $50,000 in direct compensation from us (other than fees and compensation provided to directors generally);

•	A director or immediate family member may not be affiliated with or employed by our independent auditor; and

•

A director may not be an executive officer of a charity, if, in any year, contributions by us and our subsidiaries to that charity exceed the greater of $1 million or 2% of the charity’s consolidated gross revenue.

These limitations apply for three years after the end of the applicable affiliation or arrangement.

The Board has determined that all of the current directors and all of the nominees for election as directors are independent under our Principles and the requirements of the NYSE, except Ralph Izzo, the Chairman of the Board, President and CEO, who is an employee of the Company. These determinations were based upon a review of the responses submitted by each director and nominee to questionnaires we provided them, relevant business records, publicly available information and applicable SEC and NYSE requirements.

The Board has an Audit Committee, a Corporate Governance Committee, an Executive Committee, a Finance Committee, a Fossil Generation Operations Oversight Committee, a Nuclear Generation Operations Oversight Committee and an Organization and Compensation Committee, each consisting solely of independent directors, except for the Executive Committee, on which Mr. Izzo serves. Additional information about each of the committees is presented below.

Leadership Structure

Under our By-Laws, our senior leadership may include a Chairman of the Board, a President and a CEO, which positions may be held by one person or may be divided between two different people. As provided in its charter, the Corporate Governance Committee has the responsibility to assess the structure of the Board and periodically evaluate the Board’s governance practices as well as the Principles. Building on the advice of the Corporate Governance Committee, the Board applies its experience and knowledge of our business to establish what it believes to be the most effective form of organization. In doing so, it utilizes its understanding of the challenges and opportunities we face and its evaluation of the individuals who are involved.

Based on that analysis and evaluation, the Board has determined that, at the present time and given our present officers and personnel, it is in the best interests of the Company and stockholders for a single individual to hold all three positions of Chairman of the Board, President and CEO. Ralph Izzo currently holds these positions. As such, he has plenary powers of supervision and direction of our business and affairs and he also presides at all meetings of the Board and of stockholders. The Board believes that Mr. Izzo possesses the attributes of experience, judgment, vision, managerial skill and overall leadership ability essential for our continued success.

In addition to the Chairman, President and CEO, our leadership structure is designed to rely on the contributions of our Lead Director. The Lead Director provides the independent directors with a key means for collaboration and communication regarding Board agendas and the information directors receive from management. The Lead Director coordinates with the Chairs of our various Board committees in setting agendas for committee meetings. Albert R. Gamper, Jr. currently serves as Lead Director. In that capacity, he complements the talents and contributions of Mr. Izzo and promotes confidence in our governance structure by providing an additional perspective to that of management.

As provided in our Principles, the Lead Director has the following duties and responsibilities:

•	Presides at all meetings of the Board at which the Chairman of the Board is not present, including executive sessions of the independent directors;

•	Serves as principal liaison on Board-wide issues between the Chairman of the Board and the independent directors;

•	Calls meetings of the independent directors, as may be necessary or desirable;

•	Consults with the Chairman of the Board on Board agendas;

•	Advises the Chairman of the Board on the quality and timeliness of information provided to the directors;

•	Serves on the Executive Committee; and

•	Receives from the Corporate Secretary communications to, or for consideration by, the non-management directors.

The Lead Director is an independent director designated annually by the non-management directors with the expectation that he or she will typically serve in that capacity for four years. The Lead Director may be appointed to serve up to twelve additional months beyond the four years if approved by a majority of the non-management independent directors. Albert R. Gamper, Jr. was designated as our Lead Director by the Board in April 2011 for

a term expiring at the first meeting of directors after the 2012 Annual Meeting of Stockholders. The Corporate Governance Committee expects to make a recommendation regarding the individual to serve as Lead Director at its first meeting following the 2012 Annual Meeting, in accordance with our policy.

Although it could be an option, the Board does not believe that, under current circumstances, separating the Chairman and CEO positions would promote better governance or enhance the management of PSEG. The Board believes that our present structure strikes a desirable balance by allowing us to benefit from the advantages of efficiency and coordination that are achieved by having a single individual serve as Chairman of the Board, President and CEO. This is complemented by having a Board comprised otherwise solely of independent directors, including a Lead Director, who impart fresh and differing perspectives. This structure avoids unnecessary confusion over responsibilities and accountability, as well as potential conflicts over authority.

Mr. Izzo’s in-depth knowledge and understanding of our strategy, operations, risk profile, regulatory and environmental circumstances and financial condition best position him to head our Board and provide leadership to management, employees, investors, customers, officials and the public. The diverse experience and independence of the other directors allows the Board to maintain effective oversight of operations, long-range planning, finances and risk management.

The Board believes that our leadership structure has been designed with the appropriate controls to support the efficacy of this arrangement without jeopardizing the integrity of the governance process. A majority of the Board must consist of independent directors in accordance with our Principles and, currently, Mr. Izzo is our only director who is not independent. As discussed below, our Principles also set forth various expectations and criteria for Board membership. All directors must adhere to our Standards and exercise their responsibilities in a manner consistent with our best interests and those of our stockholders and their fiduciary duties established by applicable law.

Risk Management Oversight

The Board is responsible for the oversight of risk at PSEG, with various committees of the Board assigned specific duties with regard to this function. As provided in our Principles, the Board has approved a Risk Management Policy and annually reviews and adopts the Financial Risk Management Practice, which includes processes to oversee issuance and retirement of debt, cash investments, insurance, trust investments, real property transactions, capital investment and market and credit risk management. Throughout the year, the Board monitors management’s performance against our business plans and the Risk Management Policy. The Board and each of its committees maintain annual calendars to assure completion of essential tasks. In addition, the Board holds an annual strategy session which includes an analysis of the risks associated with various strategic initiatives.

The Board also has oversight of the Risk Management Program which consists of policies, processes and controls, including the Risk Management Policy and Financial Risk Management Practice, as well as other policies and practices developed by management relating to:

•	Business conduct and integrity;

•	Internal control, risk and control, fraud risk assessment, business compliance;

•	Transaction review, credit practice, delegation of authority, supply chain practices;

•	Environment, health and safety, information management, corporate responsibility;

•	Employee matters, diversity and inclusion; and

•	Operational excellence.

Our Risk Management Program forms an integral part of our corporate culture and values.

The Financial Risk Management Practice serves to define the major roles, responsibilities and procedures, including controls and reporting, necessary to actively manage our financial risk exposure consistent with our business plans. It is reviewed annually and approved by the Audit Committee and the Finance Committee and recommended to the Board for its approval.

Specific responsibilities are assigned to committees of the Board for oversight of our business operations, processes and plans. The Audit Committee provides oversight on legal and business compliance, financial reporting, disclosure controls and procedures and risk management controls, as well as policies with respect to risk assessment and risk management. Pursuant to the Financial Risk Management Practice, our Chief Risk Officer and Chief Financial Officer report on risk management to the Audit Committee at its meetings and through the reports of the Audit Committee Chair to the Board.

Financing transactions, in accordance with the Financial Risk Management Practice, are reported to the Finance Committee. In addition, the Finance Committee approves appropriate commodity portfolio risk tolerance limits. Compliance is monitored through regular reporting to the Board. In accordance with the Financial Risk Management Practice, periodic reports, at least annually, are made to the Finance Committee regarding the management of our pension and post-retirement benefit trusts. Periodic reports are also required to be made to the Finance Committee regarding the management of our nuclear decommissioning trusts.

Both the Fossil Generation Operations Oversight Committee and the Nuclear Generation Operations Oversight Committee monitor and evaluate environmental, safety, compliance and performance matters at our electric generating stations. The Corporate Governance Committee evaluates Board and committee performance and governance practices. The Organization and Compensation Committee administers the executive compensation program, including our incentive compensation plans and the review and approval of corporate goals and objectives relevant to compensation. The CEO’s performance is evaluated in light of these goals and objectives and key management performance is reviewed by the Organization and Compensation Committee. As discussed below, that Committee has reviewed our compensation policies and practices as they relate to risk management.

Risk management is a key part of our strategic planning and business operations. In managing risk, we seek to identify, analyze, respond to and monitor financial, strategic, operational, regulatory and other risks to our capital, liquidity and earnings. Our Board oversees management’s performance of these duties and receives periodic reports related thereto from our senior executives.

We have also established a Risk Management Committee, consisting of senior executives, which is responsible for assessing exposure and determining our overall financial risk management strategy, taking into consideration, when appropriate, operational, regulatory and legal risks. The Risk Management Committee is charged with, among other things:

•	Establishing the framework for identifying, measuring, aggregating, monitoring, controlling and reporting on our financial-related risks;

•	Establishing trading limits and controls; and

•	Considering and addressing major implications to our generation, transmission and distribution businesses that have a bearing on the management of risks that could impact financial results.

Our Capital Review Committee, which also consists of senior management employees, provides oversight and reviews proposed capital projects. Investments above a stated amount require approval of our Board or the respective board of Power, PSE&G or Energy Holdings, as applicable. Our Compliance Committee of senior management personnel reviews various compliance issues, including the approval of our Standards, and regularly reports to the Audit Committee.

Our Delegation of Authority sets forth the respective authority levels at which management and employees are authorized to conduct business.

The Board believes that we have an effective system of risk management practices with appropriate controls and Board oversight.

Meetings

The Board holds regularly scheduled meetings and meets on other occasions when circumstances require. The Board met eight times in 2011, one of which was an all-day business strategy session. Board and Committee meetings are scheduled over an entire work day and often begin on the prior afternoon or evening. Each meeting typically takes approximately two hours. Each Committee executes its responsibilities, as described below, and the Board receives reports from the Committee Chairs on the significant matters considered and actions taken. A Board meeting focuses on the strategic and more important issues facing us. Directors spend additional time preparing for Board and Committee meetings they attend and they are called upon for counsel between meetings.

During 2011, Albert R. Gamper, Jr., Conrad K. Harper, Richard J. Swift and Ralph Izzo also served on the board of directors of PSE&G. The PSE&G board met six times in 2011. Mr. Izzo also serves on the boards of directors of Power, Energy Holdings and Services.

Our Principles provide that the Board will meet at least six times each year and in executive session without management in attendance at every meeting, unless waived by the Board. When the Board meets in executive sessions, the Lead Director presides. During 2011, seven executive sessions were held with only independent directors present. In addition, each Board committee, except the Executive Committee, meets in executive session at each of its meetings, unless waived by the respective Committee.

Under our Principles, each director is expected to attend all Board meetings and all meetings of committees of which such director is a member, as well as the Annual Meeting of Stockholders.

Meeting materials are provided to Board and Committee members in advance of each meeting, and members are expected to review such materials prior to each meeting. During 2011, each incumbent director attended at least 75% of the aggregate number of Board meetings and committee meetings on which he or she served. Each attended the 2011 Annual Meeting of Stockholders.

Director Orientation and Continuing Education

New directors receive an orientation program and materials, which includes visits to our facilities and presentations by senior management to familiarize new directors with our strategic plans, significant financial, accounting and risk management issues, compliance programs, the Standards, principal officers and internal and independent auditors. During each year, continuing education is provided to all directors on topics of importance to our business.

Stock Ownership

During 2011, we revised our Principles to require that directors own shares of our Common Stock (including any restricted stock, whether or not vested, any stock units under the Directors’ Equity Plan and any phantom stock under the Directors’ Deferred Compensation Plan) equal to four times the annual cash retainer (currently $70,000) within five years after election to the Board. All incumbent directors currently meet this requirement.

Communications with the Board

You, as a stockholder, and other interested parties may communicate directly with the Board, including the independent directors, by writing to:

M. Courtney McCormick, Secretary

Public Service Enterprise Group Incorporated

80 Park Plaza, T4B, P.O. Box 1171, Newark, New Jersey 07101-1171,

and indicating who should receive the communication. Unless the context otherwise requires, the Secretary will provide the communication to the Lead Director and to the Chair of the Board Committee most closely associated with the nature of the request. The Secretary has the discretion not to forward communications that are commercial advertisements, other forms of soliciting material or billing complaints. All communications are available to any member of the Board upon his or her request.

Committees of the Board

The committees of the Board, their principal functions, membership and meetings are described below. Each committee has open and free access to all Company information, may require any of our officers or employees to furnish it with information, documents or reports that it deems necessary or desirable in carrying out its duties, is empowered to investigate any matter involving us and may retain appropriate resources to assist it in discharging its responsibilities.

Each committee, other than the Executive Committee, operates pursuant to a charter that defines its roles and responsibilities and annually conducts a performance evaluation of its activities and a review of its charter. The authority of the Executive Committee is set forth in our By-Laws. The committee charters and our By-Laws are posted on our website, www.pseg.com/info/investors/governance/index.jsp. We will send you a copy of any or all of them upon request.

Each committee reports its activities to the Board. Each committee Chair is appointed annually with the expectation that he or she will typically serve in that capacity for four years. A Chair may be appointed to serve up to twelve additional months beyond the four years if approved by a majority of the independent directors.

Audit Committee

The Audit Committee’s responsibilities include:

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Assisting the Board in fulfilling its responsibility for oversight of the integrity of our financial statements and the quality and integrity of our accounting, auditing and financial reporting practices;

•	Appointing, terminating, compensating and overseeing the work of the independent auditor; the independent auditor reports directly to the Audit Committee;

•	Reviewing the independence of the independent auditor, as well as Public Company Accounting Oversight Board (PCAOB) and peer review reports of the independent auditor’s performance;

•	Pre-approving the services provided and fees paid to the independent auditor for all services to us and our subsidiaries;

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Reviewing with the independent auditor, management and internal auditors our annual audited and quarterly financial statements and the acceptability and quality of our financial statements and our accounting, reporting and auditing practices;

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Reviewing with the independent auditor any audit issues or difficulties and management’s response, and resolving disagreements which may arise between management and the independent auditor regarding financial reporting;

•	Providing oversight to our internal audit and the environmental, health and safety audit functions;

•	Providing oversight to our legal and business conduct compliance program;

•	Reviewing the status of pending material litigation;

•	Reviewing risk management controls, as well as policies with respect to risk assessment and risk management;

•	Reviewing earnings press releases, financial information and earnings guidance provided to analysts and rating agencies;

•	Recommending to the Board the inclusion of the audited financial statements in our Form 10-K; and

•	Reviewing with management our disclosure controls and procedures.

The Audit Committee is comprised of three or more directors, each of whom must be independent of management in accordance with the rules of the SEC and the NYSE and meet the NYSE requirements for financial literacy. At least one member must have accounting or financial management expertise. The Audit Committee meets at least four times per year, and in executive session without management present at each meeting, unless waived by the Committee. The Audit Committee held eight meetings in 2011 and met five times in executive session.

In addition to meeting the requirements for being an independent director, members may receive no direct or indirect compensation from us or our subsidiaries, other than as a director or committee member, and may not be affiliated with us or our subsidiaries, in accordance with applicable legal requirements. Under our Principles, without Board approval, a director may not serve as a member of our Audit Committee if he or she serves on the Audit Committee of more than three public companies, including ours.

The Board determines annually, and upon any change in Audit Committee composition, the independence, financial literacy and financial expertise of the Audit Committee members and makes written affirmation to the NYSE in accordance with its rules. The Board has determined that all members of the Audit Committee are financially literate and, in addition, that Thomas A. Renyi, Albert R. Gamper, Jr., David Lilley and Hak Cheol Shin, each a member of the Audit Committee, possesses accounting or financial management expertise, as defined in the NYSE rules. The Board further has determined that Thomas A. Renyi, Albert R. Gamper, Jr. and David Lilley, each a member of the Audit Committee, is an audit committee financial expert under the Sarbanes-Oxley Act of 2002 and the rules of the SEC.

Management and the Board believe that the current composition of the Audit Committee provides that Committee with the requisite expertise and experience to recommend to the Board the inclusion of the audited financial statements in our Form 10-K. The Board will consider this matter annually as a part of its ongoing governance review. The Audit Committee will also continue its practices to assure that adequate independent procedures exist for receipt and treatment of complaints regarding accounting, internal controls or auditing matters.

The Audit Committee Report appears below under Proposal 3. Ratification of the Appointment of Independent Auditor in this Proxy Statement.

Corporate Governance Committee

The Corporate Governance Committee’s responsibilities include:

•	Assisting the Board in administering the corporate governance practices of the Board and its committees;

•	Monitoring the composition of the Board to assure a reasonable balance of professional interests, business experience, financial expertise, diversity and independence;

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Recommending to the Board membership changes and nominees to maintain requisite balance, while considering the amount of time that a person will likely have to devote to his or her duties as a director, including non-PSEG responsibilities as an executive officer, board member or trustee of businesses and charitable institutions and the contribution by directors to our ongoing business;

•	Considering the qualifications of Board members and evaluating prospective nominees, including those identified by the Committee or by other Board members, management, stockholders or other sources;

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Making a recommendation to the Board as to whether to accept the tendered resignation of any director who failed to receive a majority of votes cast “for” that director’s election in an uncontested election;

•	Recommending to the Board the chairs and members of Board committees;

•	Evaluating the continuity current directors bring to service on the Board versus the benefit from new ideas and perspectives that new members may bring to the Board;

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Evaluating performance of the Board and its committees, including a review of the size, structure and composition of the Board and its committees and their governance practices, including interactions with management;

•	Making recommendations to the Board to improve effectiveness of the Board and its committees;

•	Overseeing the directors’ orientation and continuing education;

•	Reviewing and making recommendations to the Board with respect to compensation of directors;

•	Providing input to the Organization and Compensation Committee regarding the performance of the CEO as Chairman of the Board; and

•	Periodically reviewing the Charters of the Board committees and recommending appropriate changes.

The Corporate Governance Committee consists of three or more independent directors who meet at least two times per year, and in executive session without management present at each meeting, unless waived by the Committee. The Corporate Governance Committee met six times in 2011, including four times in executive session.

The Corporate Governance Committee on occasion may pay a fee to an executive search firm to assist it in identifying and evaluating potential director nominees meeting our criteria, which are described further below. Any such firm’s function would be to assist the Committee in identifying potential candidates for its consideration. During 2011, we engaged a third-party firm to conduct a search for potential candidates. Ms. Tomasky was identified to us in this process.

Since 2009, the Corporate Governance Committee has retained Compensation Advisory Partners LLC (CAP) to provide information and advice on matters pertaining to the compensation of directors who are not executive officers. Additional information regarding CAP is set forth below under Organization and Compensation Committee.

The Corporate Governance Committee will consider stockholders’ recommendations for nominees for election to the Board. Such recommendations must be submitted in writing to M. Courtney McCormick, Secretary, Public Service Enterprise Group Incorporated, 80 Park Plaza, T4B, P.O. Box 1171, Newark, New Jersey 07101-1171. Nominations must be accompanied by the written consent of any such person to serve if nominated and elected and by biographical material to permit evaluation of the individual recommended. Our By-Laws require that stockholder nominations must be submitted at least 90 days in advance of an Annual Meeting of Stockholders.

Additional information on director qualifications is set forth below under Director Qualifications, Diversity and Retirement. The Corporate Governance Committee utilizes the same criteria to evaluate all potential nominees, including those recommended by stockholders or from other sources.

Executive Committee

Except as otherwise provided by law, the Executive Committee may exercise all the authority of the Board when the Board is not in session. Membership consists of the Chairman of the Board, the Lead Director and at least one additional independent director. The Executive Committee did not meet during 2011.

Finance Committee

The Finance Committee’s responsibilities include:

•	Reviewing and making recommendations to the Board regarding corporate financial policies and processes and significant financial decisions;

•	Reviewing and recommending to the Board annually our financial plan;

•	Reviewing and making recommendations to the Board regarding our dividend policy and capital structure;

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Discussing with management the application and effects of our policies with respect to risk assessment and risk management, including the limits and authorities contained in the Financial Risk Management Practice;

•	Reviewing and recommending to the Board authorizations with respect to the issuance, sale and redemption of securities by us and our subsidiaries;

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Reviewing with the Thrift and Pension Investment Committee and monitoring the investment guidelines for and investment performance of the trust funds of our pension plans and our nuclear decommissioning trust fund;

•	Reviewing with management our cash management policies and practices; and

•	Reviewing with management credit agency ratings and analyses.

The Finance Committee consists of three or more independent directors. The Finance Committee meets at least three times per year, and in executive session without management present at each meeting, unless waived by the Committee. The Finance Committee held four meetings in 2011 and met all four times in executive session.

Fossil Generation Operations Oversight Committee

The Fossil Generation Operations Oversight Committee’s responsibilities include:

•	Evaluating the effectiveness of our fossil generation operations, focusing on safety, plant performance, regulatory matters, large construction projects and improvement in operations;

•	Reviewing labor and human relations, environmental, health and safety and legal and compliance issues related to our fossil generation operations; and

•	Reviewing the results of major inspections, evaluations by external oversight groups and management’s response.

The Fossil Generation Operations Oversight Committee consists of three or more independent directors. The Committee meets at least three times per year, and in executive session without management present at each meeting, unless waived by the Committee. The Fossil Generation Operations Oversight Committee held three meetings in 2011, one of which was at a generating station, and met all three times in executive session.

Nuclear Generation Operations Oversight Committee

The Nuclear Generation Operations Oversight Committee’s responsibilities include:

•	Evaluating effectiveness of our nuclear generation operations, focusing on safety, plant performance, regulatory matters, large construction projects and improvement in operations;

•	Reviewing labor and human relations, environmental, health and safety and legal and compliance issues related to our nuclear generation operations; and

•	Reviewing the results of major inspections, evaluations and audit findings by external oversight groups, and management’s response.

The Nuclear Generation Operations Oversight Committee consists of three or more independent directors. The Committee meets at least three times per year, and in executive session without management present at each meeting, unless waived by the Committee. The Nuclear Generation Operations Oversight Committee held three meetings in 2011, one of which was at the site of the nuclear generating stations we operate, and met all three times in executive session.

Organization and Compensation Committee (O&CC)

The O&CC’s responsibilities include:

•	Reviewing, approving and modifying, as necessary, our executive compensation policy, programs, plans and awards;

•	Reviewing the stockholder advisory vote on say-on-pay and considering any action it deems appropriate in light of that vote;

•	Reviewing executive compensation levels and targets for consistency and alignment with compensation policy and strategic and operating objectives;

•	Reviewing the risk to us of our compensation policies and practices;

•	Retaining and annually reviewing the performance of its compensation consultant;

•	Reviewing and making recommendations to the Board concerning corporate organization in general and executive compensation including incentive plans and equity-based plans;

•	Administering our incentive compensation plans;

•	Reviewing and approving corporate goals and objectives relevant to CEO compensation;

•	Evaluating the CEO’s performance in light of those goals and objectives and, with the independent Board members, determining and approving the CEO’s compensation based on this evaluation;

•	Annually reviewing performance for certain other key members of management;

•	Annually reviewing management succession and development plans;

•	Monitoring compliance with the Stock Ownership and Retention Policy; and

•	Reviewing the CD&A and providing its report thereon in this Proxy Statement.

The O&CC consists of three or more independent directors who meet at least two times per year, and in executive session without management present at each meeting, unless waived by the O&CC. The O&CC held five meetings in 2011 and met all five times in executive session. The Organization and Compensation Committee Report on Executive Compensation appears below.

The O&CC has the authority to retain compensation consultants, with sole authority for their hiring and firing. Since September 2009, the Committee has retained CAP as its independent compensation consultant to provide the O&CC information and advice that is not influenced by management. CAP does not perform any other services for us or our subsidiaries. CAP provides advice to the O&CC on executive compensation and may also do so at times for the Corporate Governance Committee on matters pertaining to compensation of directors who are not executive officers. Any other services by CAP require prior approval of the Chair of the O&CC.

Responsibility for assignment to and evaluation of work by CAP is solely that of the O&CC and, with respect to non-employee directors, the Corporate Governance Committee. In furtherance of CAP’s independence, management receives copies of certain materials provided by CAP to the O&CC only after the materials have been provided to the O&CC. The scope of CAP’s assignment is to provide general advice relating to all aspects of executive compensation, including the review of our current compensation programs and levels, benefit plans, provision of comparative industry trends and peer data and the recommendation of program and pay level changes.

We pay the fees of any compensation consultant retained by the O&CC. Additional information regarding any such services performed in the past year is included in the CD&A below. The O&CC also utilizes the services of our internal compensation professionals.

Compensation Committee Interlocks and Insider Participation

During 2011, each of the following individuals served as a member of the O&CC: William V. Hickey, Shirley Ann Jackson, David Lilley, Thomas A. Renyi, and Richard J. Swift, Chair. In addition, Albert R. Gamper, Jr. served as a member and Chair until April 2011. During 2011, no member of the O&CC was an officer or employee or a former officer or employee of any PSEG company. None of our officers served as a director of or on the compensation committee of any of the companies for which any of these individuals served as an officer. No member of the O&CC had a direct or indirect material interest in any transaction with us.

Code of Ethics

Our Standards is a code of ethics applicable to us and our subsidiaries. The Standards are an integral part of our business conduct compliance program and embody our commitment to conduct operations in accordance with the highest legal and ethical standards. The Standards apply to all of our directors and employees (including Power’s, PSE&G’s, Energy Holdings’ and Services’ respective principal executive officer, principal financial officer, principal accounting officer or Controller and persons performing similar functions). Each such person is responsible for understanding and complying with the Standards. The Standards are posted on our website, www.pseg.com/info/investors/governance/documents.jsp. We will send you a copy on request.

Our Standards establish a set of common expectations for behavior to which each director and employee must adhere in dealings with investors, customers, fellow employees, competitors, vendors, government officials, the media and all others who may associate their words and actions with us. The Standards have been developed to provide reasonable assurance that, in conducting our business, directors and employees behave ethically and in accordance with the law and do not take advantage of investors, regulators or customers through manipulation, abuse of confidential information or misrepresentation of material facts.

We will post on our website, www.pseg.com/info/investors/governance/index.jsp:

•	Any amendment (other than one that is technical, administrative or non-substantive) that we adopt to the Standards; and

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Any grant by us of a waiver from the Standards that applies to any director, principal executive officer, principal financial officer, principal accounting officer or Controller, or persons performing similar functions, for us or our direct subsidiaries noted above, and that relates to any element enumerated by applicable SEC requirement.

A waiver of any provision of the Standards may be granted in exceptional circumstances, but only for substantial cause. A waiver for any director or executive officer may be made only by the Board and, if granted, must be promptly disclosed to our stockholders. In 2011, we did not grant any waivers to the Standards.

Transactions with Related Persons

There were no transactions during 2011, and there are no transactions currently proposed, in which we were or are to be a participant and the amount involved exceeded $120,000 and in which any related person (director, nominee, executive officer, or their immediate family members) had or will have a direct or indirect material interest.

Our policies and procedures with regard to transactions with related parties, including the review, approval or ratification of any such transactions, the standards applied and the responsibilities for application are set forth in our Principles, our Business Conduct Compliance Program (Compliance Program) and the Standards. These are our only written policies and procedures regarding the review, approval or ratification of transactions with related persons.

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The Principles provide written guidelines for directors and management to effectively pursue and support the Company’s business objectives. The Principles are reviewed periodically by the Corporate Governance Committee, which recommends appropriate changes to the Board. Under the Principles, a director must notify the Chair of the Corporate Governance Committee if he or she encounters a conflict of interest or proposes to accept a position with an entity which may present a conflict of interest, so that the issue may be reviewed. Potential conflicts of interest include positions that directors or immediate family members hold as directors, officers or employees of other companies with which we do business or propose to do business and charitable and other tax-exempt organizations to which we contribute or propose to contribute.

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Our Compliance Program establishes an organizational structure and validates the Standards and its mandated procedures, practices and programs. The Audit Committee of the Board has overall responsibility for oversight of the Compliance Program and has delegated to our Compliance Committee overall responsibility for the design, implementation and execution of the Compliance Program. The Compliance Committee’s duties include assurance that we take all reasonable steps to coordinate organization-wide ethics and compliance activities, consistent enforcement of the Standards including the detection and prevention of wrongdoing as a result of compliance investigations and otherwise foster a culture for ethical behavior and a commitment to legal compliance. The Compliance Committee, comprised of members of senior management, is chaired by our Executive Vice President and General Counsel, who has overall responsibility for administering the Compliance Program.

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The Standards establish a written set of common expectations of behavior for all directors, officers and employees regarding business relationships, personal conduct (including, among other things corporate opportunities, conflicts of interest and supplier, competitor and governmental relations), safeguard of Company property, business controls and compliance with regulatory requirements. In addition, the Standards mandate procedures for seeking ethical guidance, reporting concerns, investigation and discipline. Our Executive Vice President and General Counsel has overall responsibility for administering the Standards.

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Our written management practices provide that any capital investment with a non-PSEG entity or its affiliate, for which one of our directors or officers serves as a director or executive officer, must be approved by our Board.

NOMINEES AND ELECTION

Election

Directors elected at each annual meeting are elected to serve one-year terms. Directors whose terms are to expire are eligible for re-nomination and will be considered by the Corporate Governance Committee in accordance with its policies and the retirement policy for directors, which are summarized in this Proxy Statement. Each of the current directors has been nominated for re-election. In addition, the Board has nominated Susan Tomasky for election as a director.

Our By-Laws currently provide that the Board shall consist of not less than three nor more than 16 directors as shall be fixed from time to time by the Board. The number of directors is currently set at nine. It will be increased to ten, effective at the 2012 Annual Meeting of Stockholders upon the election of Ms. Tomasky.

The nominees listed below were selected by the directors upon the recommendation of the Corporate Governance Committee. As discussed above under Annual Meeting, Voting and Procedures, proxies will be voted in accordance with your instructions as indicated on the enclosed proxy card, bank or broker voting card or when voting by telephone or Internet.

If at the time of the 2012 Annual Meeting any of the nominees listed below should be unable to serve, which is not anticipated, it is the intention of the persons designated as proxies to vote, in their discretion, for other nominees, unless the number of directors constituting a full Board is reduced.

Majority Voting

Our By-laws provide that in an uncontested election, each director shall be elected by a majority of the votes cast with respect to the director. A majority of votes cast means that the number of shares cast “for” a director’s election exceeds the number of votes cast “against” that director. We do not include as votes cast (i) shares which are marked withheld, (ii) abstentions and (iii) shares as to which a stockholder has given no authority or direction.

As provided in our Principles, the Board has adopted a policy whereby any incumbent director receiving a majority vote “against” must promptly tender an offer of resignation. As a result, in uncontested elections, the Board will nominate for election or re-election as a director only candidates who have agreed promptly to tender a letter of resignation in the event that the number of shares voted “for” that director does not exceed the number of shares voted “against” that director. If an incumbent director fails to receive the required

“majority” vote, the Corporate Governance Committee will consider the matter and then make a recommendation to the Board as to whether or not to accept the resignation. The Board will make the determination on whether or not to accept the recommendation of the Corporate Governance Committee.

The Principles further provide that no director who fails to receive a majority vote in an uncontested election shall participate in either the recommendation of the Corporate Governance Committee or the determination of the Board with respect to his or her resignation letter or that of any other director in regard to that year’s Annual Meeting election. Any such director may, however, participate in any and all other matters of the Board and its various committees to the fullest extent to which he or she would otherwise be permitted in accordance with applicable law and the Principles. If a majority of the Corporate Governance Committee fails to receive a majority vote, then the remaining independent directors will determine whether to accept one or more of the applicable resignations. If three or fewer independent directors did not receive a majority vote in the same election, then all independent directors may participate in any discussions or actions with respect to accepting or rejecting the resignation offers (except that no director will vote to accept or reject his or her own resignation offer).

In evaluating tendered resignations, the Corporate Governance Committee and the Board may consider all factors they deem relevant, including, but not limited to, the stated reason(s) for the “against” vote, the impact that the acceptance of the resignation would have upon our compliance with applicable law or regulation, the potential triggering of any change in control or similar provision in contracts, benefit plans or otherwise, the qualifications of the director and his or her past and anticipated future contributions to us.

The Corporate Governance Committee and the Board may consider possible remedies or actions to take in lieu of or in addition to acceptance or rejection of the resignation, such as development and implementation of a plan to address and cure the issues underlying the failure to receive a majority vote.

Following the Board’s determination, we will publicly disclose the decision and, if applicable, the reasons for accepting or rejecting the resignation. To the extent that the Board accepts one or more resignations, the Corporate Governance Committee may recommend to the Board, and the Board will then determine, whether to fill any vacancy.

Director Qualifications, Diversity and Retirement

The Board believes that a nominee for director should be selected on the basis of the individual’s ability, diversity of background and experience and soundness of judgment, from among candidates with an attained position of leadership in their field of endeavor. As noted above, a majority of the Board must consist of independent directors in accordance with our Principles and NYSE requirements.

The Board seeks to maintain an orderly transition for retirement and proper succession planning. Under the Board’s retirement policy, directors who have never been employees of the PSEG group of companies may not serve as directors beyond the Annual Meeting of Stockholders following their seventy-second birthday. If however, the Corporate Governance Committee and the Board determine that there is good cause to extend a director’s Board service, a director may be re-nominated following the age of seventy-two, but in no event beyond the age of seventy-five, and remain in service for the full term until the next Annual Meeting of Stockholders following his or her seventy-fifth birthday. Directors who are former PSEG CEOs may not serve as directors beyond the Annual Meeting of Stockholders following termination of active employment with the PSEG group of companies, unless otherwise determined by the Board, and may not serve beyond their seventy-second birthday. Directors who are former employees, other than CEOs, may not serve as directors beyond the Annual Meeting of Stockholders following termination of active employment with the PSEG group of companies.

In addition, it is the policy of the Board that a nominee recommended initially for election be able to serve at least five years, consistent with the Board’s retirement policy. The Board believes that the ability of a director to serve for at least five years is a reasonable expectation in order for us to receive an appropriate benefit from the individual’s abilities. This is especially so in light of the time invested by a director to become knowledgeable about our complex business operations. The Board believes that these age and service limitations provide it with a means for achieving a reasonable balance of veteran and new directors.

Diversity is a factor for consideration of nominees for director pursuant to the diversity policy contained in our Principles and the charter of the Corporate Governance Committee. In considering diversity, the Corporate Governance Committee utilizes a broad meaning to include not only factors such as race, gender and national origin, but also background, experience, skills, accomplishments, financial expertise, professional interests, personal qualities and other traits desirable in achieving an appropriate group of qualified individuals. The Corporate Governance Committee considers and assesses the effectiveness of this policy in connection with the annual nomination process to assure it contains an effective mix of people to best further our long-term business interests.

The Corporate Governance Committee also considers the amount of time that a person will likely have to devote to his or her duties as a director, including non-PSEG responsibilities as an executive officer, board member or trustee of business or charitable institutions and the contributions by directors to our ongoing business. The Corporate Governance Committee considers the qualifications of incumbent directors and potential new nominees, as well as the continuity of service and the benefit of new ideas and perspectives, before making recommendation to the Board for election or re-election. The Board then selects nominees based on the Corporate Governance Committee’s recommendation.

The Corporate Governance Committee does not believe it is appropriate to set absolute term limits on the length of a director’s term. Directors who have served on the Board for an extended period of time are able to provide valuable insight into the operations and future of the Company based on their experience with and understanding of our history, policies and objectives.

Prior to accepting an invitation to serve as a director of another public company, the CEO and any directors must submit a letter to the Corporate Governance Committee so as to allow it to review potential conflicts and time demands of the new directorship. Any director who undertakes or assumes a new principal occupation, position or responsibility from that which he or she held when he or she was elected to the Board must submit a letter to the Corporate Governance Committee volunteering to resign from the Board. The Board does not believe that in every instance a director who undertakes or assumes a new occupation, position or responsibility from that which he or she held when the director joined the Board should necessarily leave the Board. The Corporate Governance Committee reviews the relevant details of such director’s new position and determines the continued appropriateness of Board membership under the circumstances.

Nominees

The present terms of all nine directors, Albert R. Gamper, Jr., Conrad K. Harper, William V. Hickey, Ralph Izzo, Shirley Ann Jackson, David Lilley, Thomas A. Renyi, Hak Cheol Shin and Richard J. Swift, expire at the 2012 Annual Meeting. Each director has been re-nominated. Susan Tomasky has also been nominated to serve an initial term as a director. Each will be presented for election to serve until the 2013 Annual Meeting, or until their respective successors are elected and qualified. All nominees, except Ms. Tomasky, who is not currently a director, were elected to their present terms by our stockholders.

We show below for each nominee:

•	The period of service as a director;

•	Age as of the date of the Annual Meeting;

•	Present committee memberships of incumbent directors;

•	Business experience during at least the last five years; and

•	Other directorships during the past five years.

We also discuss the specific experience, qualifications, attributes and skills that led to the conclusion that he or she should serve as one of our directors. Each nominee’s beneficial ownership of Common Stock is shown under Security Ownership of Directors, Management and Certain Beneficial Owners. Compensation for service as a director is shown in the Director Compensation Table and accompanying narrative.

As discussed above, the Corporate Governance Committee and the Board recommend and nominate for election those individuals they deem qualified and capable of serving as directors pursuant to the criteria they have set. Each of the nominees this year meets these standards.

The Board is comprised of individuals with a diverse mix of knowledge, expertise and backgrounds. Among the ten nominees, we have business leaders from industries including banking, science and technology, energy, consumer products and manufacturing as well as those who have excelled in academia and public service. Two of our nominees are African-American, one member is of Asian descent and two are women. As a group, they complement one another with a desirable mix of competencies and skills as the Board discharges it duties of overseeing our businesses. Our Board members have dealt widely with the types of issues and challenges facing us, including achieving optimal operational and financial performance, managing for growth, meeting regulatory, environmental and safety requirements, overseeing risk management and corporate governance, maintaining an engaged and diverse workforce and adapting to rapidly evolving business conditions. All have served in leadership positions.

Committee Membership

Current committee assignments are presented in the following table. From time to time, Committee assignments and chairs are changed to best utilize the talents of our directors. The last such changes occurred in April 2011. Ongoing committee assignments for all directors are expected to be made at the organizational meeting following the 2012 Annual Meeting of Stockholders.

	Audit	Corporate Governance	Executive	Finance	Fossil Generation Operations Oversight	Nuclear Generation Operations Oversight	Organization & Compensation
Albert R. Gamper, Jr.*	X		X	X
Conrad K. Harper	X	C			X	X
William V. Hickey				X	C	C	X
Ralph Izzo			C
Shirley Ann Jackson			X	C	X	X	X
David Lilley	X			X			X
Thomas A. Renyi	C	X					X
Hak Cheol Shin	X	X			X	X
Richard J. Swift		X	X		X	X	C
C = Committee Chairperson
X = Committee Member
*Also serves as Lead Director

Biographical Information for Nominees for Election As Director

Shown below is the relevant business and biographical information for each of the individuals nominated for election to the Board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES

ALBERT R. GAMPER, JR., age 70

Director since 2000

Experience

•    Lead Director since April 2011.

•     Director of PSE&G.

•     Chairman of the Board of CIT Group, Inc., Livingston, New Jersey, a commercial insurance company, from July 2004 until December 2004.

•     Chairman of the Board and Chief Executive Officer of CIT Group, Inc. from September 2003 to July 2004; Chairman of the Board, President and Chief Executive Officer from June 2002 to September 2003; President and Chief Executive Officer from February 2002 to June 2002; Chairman of the Board, President and Chief Executive Officer from January 2000 to June 2001; President and Chief Executive Officer from December 1989 to December 1999.

•     President and Chief Executive Officer of Tyco Capital Corporation from June 2001 to February 2002.

•     Trustee to the Fidelity Group of Funds.

Skills and Qualifications

•     Management/Finance – Mr. Gamper acquired extensive management experience in financial services as Chairman of the Board, President and Chief Executive Officer of CIT Group, Inc. Moreover, in that role he had ultimate responsibility for financial matters and the overall operations of that company.

•     The Board values Mr. Gamper’s background considering our capital structure, liquidity needs and need to assess and oversee credit and other risks.

CONRAD K. HARPER, age 71

Director since 1997

Experience

•     Director of PSE&G.

•     Retired Partner of the law firm of Simpson Thacher & Bartlett, LLP, New York, New York; Of Counsel from January 2003 to December 2009 and a Partner from October 1996 to December 2002 and from October 1974 to May 1993.

•     Legal Adviser, U.S. Department of State, from May 1993 to June 1996.

•     Director of New York Life Insurance Company.

Skills and Qualifications

•     Legal/Government/International Matters – Mr. Harper contributes a knowledge of legal, governmental and international matters, with a long career at a major law firm, as well as serving as the Legal Adviser, or chief legal officer, of the U.S. Department of State. He also served as an attorney for the NAACP Legal Defense Fund.

•     Mr. Harper’s experience is of much assistance to a company such as ours that is heavily regulated, greatly affected by government policy and legal and judicial determinations.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES

WILLIAM V. HICKEY, age 67

Director since 2001

Experience

•     President and Chief Executive Officer of Sealed Air Corporation, Elmwood Park, New Jersey, which manufactures food and specialty protective packaging materials and systems, since March 2000; President and Chief Operating Officer from December 1996 to February 2000.

•     Director of Sealed Air Corporation.

•     Director of Sensient Technologies Corporation.

Skill and Qualifications

•     Manufacturing/Accounting/Finance – Mr. Hickey has a strong industrial and commercial manufacturing background from his service as President and Chief Executive Officer at Sealed Air Corporation. He is also a Certified Public Accountant and, as CEO of Sealed Air Corporation, he had ultimate responsibility for financial matters and overall business performance.

•     Mr. Hickey’s executive managerial experience with product innovation, development, production and marketing contributes to the Board’s ability to oversee our Company and focus on operational excellence.

RALPH IZZO, age 54

Director since 2006

Experience

•     Director of PSE&G, Power, Energy Holdings and Services.

•     Chair of the Executive Committee.

•     Chairman of the Board, President and Chief Executive Officer of PSEG since April 1, 2007.

•     President and Chief Operating Officer of PSEG from October 2006 to April 2007; President and Chief Operating Officer of PSE&G from October 2003 to October 2006.

Skills and Qualifications

•     Management/Strategic Planning/Finance/Business Operations – During Dr. Izzo’s career as our Chairman of the Board, President and CEO, he has developed broad experience in general management, strategic planning and finance, as well as a thorough understanding of our business operations and the challenges and opportunities of our industry.

•     Technology/Scientific Research – Dr. Izzo’s background as a research physicist is of much benefit to a company that deals with many technical and scientific matters.

•    Governmental Matters – Dr. Izzo’s prior service as an energy and policy analyst at the federal and state levels is a significant asset as we position ourselves as a leader in the energy industry and public policy arena.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES

SHIRLEY ANN JACKSON, age 65

Director since 2001

Experience

•     President of Rensselaer Polytechnic Institute, Troy, New York, since July 1999.

•     Former director of PSEG from 1987 to 1995.

•     Chair, U.S. Nuclear Regulatory Commission from July 1995 to July 1999.

•     Director of FedEx Corporation, IBM Corporation, Marathon Oil Corporation and Medtronic, Inc.

•     Former director of NYSE Euronext and US Steel.

Skills and Qualifications

•     Management/Government/Science/Finance - Dr. Jackson is a distinguished scientist, who also brings an array of executive, governmental, scientific and academic experience from her years as Chair of the Nuclear Regulatory Commission and President of Rensselaer Polytechnic Institute. Her responsibilities as the head of a major university include financial matters.

•     We are a heavily regulated business which is very much affected by public policy and scientific developments, so Dr. Jackson’s experience in these areas is highly valued by the Board. Her background as a nuclear physicist is important as we have extensive nuclear operations.

DAVID LILLEY, age 65

Director since 2009

Experience

•    Chairman of the Board, President and Chief Executive Officer of Cytec Industries, Inc., Woodland Park, New Jersey, a global specialty chemicals and materials company from January 1999 until December 2008; President and Chief Executive Officer from May 1998 to January 1999; President and Chief Operating Officer from January 1997 to May 1998.

•     Director of Rockwell Collins, Inc. and Tesoro Corporation.

•     Former director of Arch Chemicals, Inc. and Cytec Industries, Inc.

Skills and Qualifications

•     Product Development/Manufacturing/Sales/Finance – Mr. Lilley has experience in product development, manufacturing and sales, gained from his years as Chairman of the Board, President and Chief Executive Officer at Cytec Industries. In this role he also had ultimate responsibility for financial matters and overall business performance.

•     Mr. Lilley’s leadership is very important to us in light of the Board’s oversight of our operations and adherence to safety and environmental requirements.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES

THOMAS A. RENYI, age 66

Director since 2003

Experience

•    Executive Chairman of The Bank of New York Mellon Corporation, New York, New York, a provider of banking and other financial services to corporations and individuals, from July 2007 until August 2008.

•     Chairman of the Board and Chief Executive Officer of The Bank of New York Company, Inc. and The Bank of New York from February 1998 to July 2007.

•     Director of Hartford Financial Services.

•     Former director of RiskMetrics Group.

Skills and Qualifications

•     Finance/Management – Mr. Renyi had a long career with The Bank of New York Mellon and its predecessor, The Bank of New York, where he served as Chairman of the Board and Chief Executive Officer. In that capacity, he had substantial responsibility for the successful implementation of two major mergers. As a result, he brings to us a deep knowledge of finance, as well as significant experience in oversight of the operations of a major enterprise.

•     The Board views Mr. Renyi’s background as highly valuable in the oversight of risk management and our continued focus on financial strength, disciplined investment and operational excellence.

HAK CHEOL (H.C.) SHIN, age 54

Director since 2008

Experience

•    Executive Vice President – International Operations, of 3M Company, St. Paul, Minnesota, a diversified technology company, with product lines in the consumer and office, healthcare electronics, industrial, graphics, transportations, safety and telecommunications markets, since May 2011.

•     Executive Vice President-Industrial and Transportation Business of 3M Company from January 2006 to May 2011; Executive Vice President-Industrial Business from June 2005 to January 2006; Division Vice President-Industrial Adhesives and Tapes Division from July 2003 to June 2005; Division Vice President-Electronics Markets Materials Division from October 2002 to June 2003; Division Vice President-Superabrasives and Microfinishing Systems Division from March 2001 to October 2002.

Skills and Qualifications

•     Technology/Manufacturing/Consumer Products/Customer Satisfaction – Mr. Shin brings diversified experience in the areas of technology, manufacturing, consumer products and customer satisfaction acquired through various senior positions at 3M Company, a company noted for innovation and operational excellence.

•     Mr. Shin’s skills are important as we seek operational excellence and invest in renewable energy technology, while satisfying customer expectations and maintaining reliability.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES

RICHARD J. SWIFT, age 66

Director since 1994

Experience

•    Lead Director from February 2010 until April 2011.

•     Presiding Director from June 2007 until February 2010.

•     Director of PSE&G.

•     Former Chairman of the Financial Accounting Standards Advisory Council from January 2002 to December 2006.

•     Chairman of the Board, President and Chief Executive Officer of Foster Wheeler, Ltd., Clinton, New Jersey, which provides design, engineering, construction, manufacturing, management, plant operations and environmental services, from April 1994 until October 2001.

•     Director of CVS Caremark Corporation, Hubbell Incorporated, Ingersoll-Rand Limited and Kaman Corporation.

Skills and Qualifications

•    Management/Engineering/Construction/Plant Operations/Finance – Mr. Swift is a licensed professional engineer who brings a strong managerial background in engineering, construction and plant operations as CEO at Foster Wheeler, Ltd. Mr. Swift also served as Chairman of the Financial Accounting Standards Advisory Council.

•     The Board believes that we benefit significantly from Mr. Swift’s experience as we are heavily engaged in similar endeavors as an integral aspect of our generation and utility businesses. While CEO at Foster Wheeler, he had ultimate responsibility for financial matters.

SUSAN TOMASKY, age 58

Experience

•     President-AEP Transmission of American Electric Power Corporation, Columbus, Ohio, an electric utility holding company with generation, transmission and distribution businesses, from May 2008 to July 2011.

•     Executive Vice President – Shared Services of American Electric Power Corporation from September 2006 to May 2008; Executive Vice President and Chief Financial Officer from September 2001 to September 2006; Executive Vice President and General Counsel and Corporate Secretary from July 1998 to September 2001.

•     Former General Counsel, U.S. Federal Energy Regulatory Commission, from March 1993 to June 1997.

•     Director of Tesoro Corporation.

Skills and Qualifications

•     Industry Operations/Management/Finance/Legal – Ms. Tomasky has broad electric industry executive experience having served in key leadership positions involving transmission operations, services, finance, law and governance at one of the largest utility holding companies in the United States. Her service at the Federal Energy Regulatory Commission is highly valuable to us as several of our businesses are subject to that agency’s regulation.

•     The Board views Ms. Tomasky’s background as providing a valuable resource and perspective on utility management, finance, law and governmental regulation.

SECURITY OWNERSHIP OF DIRECTORS, MANAGEMENT

AND CERTAIN BENEFICIAL OWNERS

Directors, Nominees and Management

The following table sets forth, as of February 17, 2012, beneficial ownership of our Common Stock by the directors, nominees and executive officers named in the 2011 Summary Compensation Table. The information presented includes stock options, stock units and phantom shares. None of these amounts exceeds 1% of our Common Stock outstanding.

Name	Owned Shares (#)(1)	Restricted Stock (#)(2)	Stock Units/ Restricted Stock Units (#)(3)	Phantom Shares (#)(4)	Stock Options (#)(5)	Total (#)
J. A. Bouknight, Jr.	5,843	-	10,999	-	35,750	52,592
Caroline Dorsa	14,676	8,800	13,658	-	78,975	116,109
Albert R. Gamper, Jr.	8,184	9,600	15,509	22,478	-	55,771
Conrad K. Harper	10,274	13,200	15,509	-	-	38,983
William V. Hickey	6,332	9,600	15,509	17,712	-	49,153
Ralph Izzo	304,018	-	76,421	-	1,253,800	1,634,239
Shirley Ann Jackson	5,540	9,600	15,509	-	-	30,649
Ralph A. LaRossa	28,078	-	44,361	-	169,000	241,439
William Levis	15,096	60,000	45,608	-	190,900	311,604
David Lilley	-	-	10,095	8,562	-	18,657
Randall E. Mehrberg	10,891	-	12,354	-	130,700	153,945
Thomas A. Renyi	4,424	8,800	15,509	31,203	-	59,936
Hak Cheol Shin	-	-	12,755	-	-	12,755
Richard J. Swift	16,351	14,400	15,509	43,698	-	89,958
Susan Tomasky	-	-	-	-	-	-
All directors and executive officers as a group (15 persons)(6)	446,199	134,000	325,699	123,653	1,859,125	2,888,676

(1)

Includes all shares held directly, in brokerage accounts, under the Thrift and Tax-Deferred Savings Plan (401(k) Plan), Enterprise Direct, ESPP, shares jointly owned with a spouse and shares held in a trust or a custodial account.

(2)	Includes restricted stock granted to executive officers under the LTIP and restricted stock granted to directors under the former Stock Plan for Outside Directors.

(3)	Includes restricted stock units granted to executive officers under the LTIP and restricted stock units granted to directors under the Equity Compensation Plan for Outside Directors.

(4)

Includes phantom shares accrued under the Directors’ Deferred Compensation Plan for those individuals who have elected to have the earnings on their deferred payments calculated based upon the performance of our Common Stock.

(5)	Stock options granted under the LTIP and exercisable currently or within 60 days. Excludes stock options not exercisable within 60 days as follows:

Izzo	Dorsa	Levis	Mehrberg	Bouknight	LaRossa	Group
(#)	(#)	(#)	(#)	(#)	(#)	(#)
292,300	48,425	58,800	63,200	35,750	46,400	544,875

(6)	Ms. Tomasky is a nominee for election to the Board and is not included in this group.

Certain Beneficial Owners

The following table sets forth, as of February 17, 2012, beneficial ownership in shares by any person or group known to us to be the beneficial owner of more than five percent of our Common Stock. According to the Schedules 13G filed by the respective owners with the SEC, these securities were acquired and are held in the ordinary course of business and not for the purpose of changing or influencing the control of the Company.

Name and Address	Amount and Nature of Beneficial Ownership	Percent
Capital Research Global Investors	27,182,600	5.4	(1)
333 South Hope Street
Los Angeles, CA 90071

State Street Corporation	25,652,257	5.1	(2)
State Street Financial Center
One Lincoln Street
Boston, MA 02111

(1)	As reported on Schedule 13G filed February 8, 2012
(2)	As reported on Schedule 13G filed February 9, 2012

Section 16(a) Beneficial Ownership Reporting Compliance

During 2011, none of our directors or executive officers was late in filing a Form 3, 4 or 5 in accordance with the requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, with regard to transactions involving our Common Stock, with the exception of Derek M. DiRisio, Vice President and Controller (who is not one of our NEOs in this Proxy Statement). Mr. DiRisio filed one late report on Form 4 involving the sale of shares of our Common Stock due to our mandatory income tax withholding of shares earned by Mr. DiRisio upon the vesting and payment to him of restricted stock units awarded under the LTIP.

2011 DIRECTOR COMPENSATION TABLE

	Fees Earned/ Paid In Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Albert R. Gamper, Jr.	103,989	100,000	-	-	-	150	204,139
Conrad K. Harper	80,489	100,000	-	-	-	5,150	185,639
William V. Hickey	91,011	100,000	-	-	-	150	191,161
Shirley Ann Jackson	83,011	100,000	-	-	-	5,150	188,161
David Lilley	87,500	100,000	-	-	-	150	187,650
Thomas A. Renyi	97,500	100,000	-	-	-	150	197,650
Hak Cheol Shin	84,500	100,000	-	-	-	150	184,650
Richard J. Swift	91,011	100,000	-	-	-	5,150	196,161

(1)

Includes all meeting fees, chair/committee retainer fees and the annual retainer as described below. Includes the following amounts deferred pursuant to the Directors’ Deferred Compensation Plan, described below:

Gamper	Harper	Hickey	Jackson	Lilley	Renyi	Shin	Swift
($)	($)	($)	($)	($)	($)	($)	($)
-	80,489	91,011	51,511	87,500	97,500	-	56,511

(2)

For each outside director, the grant date fair value of the award was $100,000 on May 2, 2011, which equated to 3,107.52 stock units based on the then current market price of the Common Stock. In addition, each outside director’s account is credited with additional stock units on the quarterly dividend dates at the then current dividend rate.

The following table shows outstanding stock units granted under the Directors’ Equity Plan and restricted stock granted under the prior Stock Plan for Outside Directors, as of December 31, 2011.

	Gamper (#)	Harper (#)	Hickey (#)	Jackson (#)	Lilley (#)	Renyi (#)	Shin (#)	Swift (#)
Stock Units	15,509	15,509	15,509	15,509	10,095	15,509	12,755	15,509
Restricted Stock	9,600	13,200	9,600	9,600	-	8,800	-	14,400

(3)	Consists of charitable contributions made by us on behalf of each individual and under our educational matching gift program.

Director Fees

A director who is an employee of a PSEG Company receives no additional compensation for services as a director. During 2011, each director, other than Mr. Izzo, was paid an annual retainer of $45,000 and a fee of $1,500 for attendance at any Board or committee meeting, inspection trip, conference or other similar activity relating to us or PSE&G. No additional retainer is paid for service as a director of PSE&G. Each Committee Chair received an additional annual retainer of $5,000, except for the Chair of the Audit Committee, who received $15,000 and the Chair of the O&CC, who received $10,000. In addition, each member of the Audit Committee received an additional annual retainer of $5,000. The Lead Director received an additional annual retainer of $15,000.

Effective January 1, 2012, we revised the director compensation program to better align with market. We did so upon the recommendation of our compensation consultant, CAP, which, as directed by the Corporate Governance Committee, performed a comparative analysis relative to the peer group we used to benchmark executive officer compensation. Compensation levels were raised from slightly below the 25th percentile to approximately the median. Compensation components were adjusted to further emphasize stockholder alignment with a greater percentage of equity grants rather than cash payments. Beginning in 2012, directors receive an annual retainer of $70,000 and an annual equity grant of Common Stock equal to $110,000, paid quarterly. The Lead Director receives an incremental $25,000 cash retainer. The Audit Committee Chair is paid an additional retainer of $25,000, the O&CC Chair is paid an additional retainer of $15,000 and the Chair of any other committee is paid an additional retainer of $12,500. Each Audit Committee member receives an additional $10,000 annually. Each other director is paid an additional $5,000 annually per committee assignment.

Directors’ Equity Plan

The Directors’ Equity Plan is a deferred compensation plan and, under its terms, each outside director is granted an award of “stock units” each May 1st (in an amount determined from time-to-time by the Board) which is recorded in a bookkeeping account in her/his name and accrues credits equivalent to the dividends on shares of our Common Stock. If a director fails to remain a member of the Board (other than on account of disability or death) until the earlier of the succeeding April 30th or the next Annual Meeting of Stockholders, the award for that year will be prorated to reflect actual service. Distributions under the Directors’ Equity Plan are made in shares of our Common Stock after the director terminates service on the Board in accordance with distribution elections made by her/him, which may be either in a lump-sum payment or in annual payments over a period of up to ten years.

Effective November 1, 2011, we amended the Directors’ Equity Plan with respect to grants made in 2012 and future years. Directors may elect to commence distribution of a particular year’s deferrals either upon termination of service or after a specified number of years thereafter. A director may elect to receive distribution of such deferrals in the form of a lump-sum payment, or annual installments over a period of three to fifteen years. Distribution election must be made prior to the date that services giving rise to the awards are performed.

Shares granted under the prior Stock Plan for Outside Directors are subject to forfeiture if a director leaves service prior to age 72, except after a change-in-control or if waived by non-participating directors.

Directors’ Deferred Compensation Plan

Under the Directors’ Deferred Compensation Plan, directors who are not employees may elect to defer any portion of their cash retainer and fees by making appropriate elections in the calendar year prior to the year in which the services giving rise to the compensation being deferred is rendered. At the same time he/she elects to defer compensation, the participant must make an election as to the timing and the form of distribution from his/her Directors’ Deferred Compensation Plan account. Distributions are made in cash or, at the election of the participant in the case of amounts credited with earnings by reference to the performance of our Common Stock, in shares of Common Stock. Distributions may commence (a) on the thirtieth day after the date he/she terminates service as a director or, in the alternative, (b) on January 15th of any calendar year following termination of service elected by him/her, but in any event no later than the later of (i) January of the year following the year of his/her 71st birthday or (ii) January following termination of service. Participants may elect to receive the distribution of their Directors’ Deferred Compensation account in the form of one lump-sum payment, or annual distributions over a period selected by the participant, up to 10 years.

Participants may make changes of distribution elections on a prospective basis. Participants may also make changes of distribution elections with respect to prior deferred compensation as long as any such new distribution election is made at least one year prior to the date that the commencement of the distribution would otherwise have occurred and the revised commencement date is at least five years later than the date that the commencement of the distribution would otherwise have occurred.

Participants may choose to have amounts deferred under the Directors’ Deferred Compensation Plan credited with earnings based on (i) the performance of one or more of the pre-mixed lifestyle investment portfolio funds or the S&P 500 fund available to employees under our 401(k) Plans, (ii) at the rate of Prime plus 1/2% or (iii) by reference to the performance of our Common Stock, in such percentages designated by the participant. A participant who fails to provide a designation will accrue earnings on his/her account at the rate of Prime plus 1/2%.

We amended the Deferred Compensation Plan for Directors on November 1, 2011 to include the same investment options offered under our 401(k) plan to employees (except the Schwab Personal Choice Retirement Account). In addition, earnings credited to accounts at the rate of Prime plus 1/2% will be capped at 120% of the applicable federal long-term rate. With respect to compensation deferred in 2012 and future years, directors may elect to commence distribution of a particular year’s deferrals, either (a) within 30 days of termination of service, or (b) a specified number of years following termination of service.

Directors may elect to receive distribution of such deferrals in the form of a lump-sum payment, or annual installments over a period of three to fifteen years.

For 2011, the one-year rates of return as of December 31, 2011 for the offered funds were as follows:

Pre-Mixed Portfolios		Target Retirement Funds
Conservative Portfolio	2.14%	Target Retirement Income	5.15%
Moderate Portfolio	0.17%	Target Retirement 2010	3.27%
Aggressive Portfolio	-1.40%	Target Retirement 2015	1.61%
		Target Retirement 2020	0.51%
Funds		Target Retirement 2025	-0.46%
Stable Value	3.34%	Target Retirement 2030	-1.36%
Diversified Bond	7.37%	Target Retirement 2035	-2.33%
Large Company Stock Index	2.02%	Target Retirement 2040	-2.64%
Mid-Cap Index	-2.05%	Target Retirement 2045	-2.61%
Institutional Developed Markets Index	-12.46%	Target Retirement 2050	-2.63%
Small – Cap Index	-2.72%
S&P 500 Funds	2.11%	Other
Enterprise Common Stock	7.78%	Prime Plus 1/2%	3.66%

Effective November 1, 2011, a participant may change fund selection daily, except for the Common Stock Fund, for which selection may be made only prior to deferral. Previously any change in fund selection could be made once a year.

Proposal 2

ADVISORY VOTE ON THE APPROVAL OF EXECUTIVE COMPENSATION

We are providing you with an opportunity to cast an advisory vote on our executive compensation programs as described in this Proxy Statement. This is commonly referred to as “say-on-pay.” We plan to do this each year, in accordance with the applicable rules of the SEC. At the 2011 Annual Meeting of Stockholders, 82% of our stockholders voted for the say-on-pay vote to be held annually, as we had recommended.

This vote is advisory and thus it is non-binding on us and the Board. However, management, the O&CC and the Board intend to carefully review the voting results and take them into consideration when making future decisions regarding our executive compensation. In accordance with applicable SEC requirements, we will disclose to you in our future proxy statements how our compensation policies and decisions have taken into account the results of the most recent stockholder advisory vote on our executive compensation.

At the 2011 Annual Meeting of Stockholders, over 96% of our stockholders voted in favor of our say-on-pay proposal. We believe this demonstrated an overwhelming endorsement of our executive compensation policies and practices. In furtherance of our pay for performance philosophy, we continuously review and make changes to our executive compensation program in recognition of investor concerns, evolving trends and best practices. We annually review and adjust as necessary the compensation of our executives in light of their performance and our business results and financial condition. Based on this review and the strong support shown by the stockholders in the say-on-pay vote, we did not believe any significant changes were needed to our program. Our recent actions include:

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Review and affirmation of various aspects of our executive compensation program, in consideration of the strong stockholders’ vote of confidence and our long-term focus on connecting executive compensation to our success;

•	Modest increases in our NEOs’ base salaries for 2012, for the first time in several years to maintain competitiveness relative to benchmarked peers;

•	Approval of incentive compensation payouts determined relative to performance measured against pre-established goals; and

•

Approval of annual incentive compensation awards to further emphasize achievement of goals with a significant degree of difficulty and shifting of timing of long-term incentive awards for consistency with peer group practice.

We have disclosed in this Proxy Statement an overview of the philosophy and elements of our executive compensation program, as well as the details of the individual compensation paid or awarded to each of our NEOs and our process for making those determinations. We have done so in accordance with the applicable rules of the SEC. We have provided below the Report of our O&CC, our CD&A and compensation Tables. In our CD&A we have explained the reasons supporting our executive pay decisions as reported in the various Tables and accompanying narrative included in this Proxy Statement. The data we have provided includes:

•	Relevant benchmarking to peer companies, targeted at the median;

•	Performance goals based on our business plan and results measured against achievement; and

•	Our calculation methodologies.

Throughout, we strive for clarity and transparency, with enhanced disclosure. In furtherance of our desire to effectively communicate with our stockholders, this Proxy Statement has been redesigned.

As we have noted, our executive compensation is designed to link pay to performance. We seek to align compensation with the interests of stockholders to create long-term value, while continuing to attract, motivate and retain the high-performing individuals critical to our success. In accordance with this philosophy:

•	The overwhelming amount of our CEO’s and NEOs’ compensation is incentive based under the SMICP and LTIP;

•	Incentive payments are capped;

•	Earnings Per Share (EPS), Total Shareholder Return (TSR) and Return on Invested Capital (ROIC) performances directly impact the level of compensation;

•	Business and individual goals include significant components tied to earnings and other financial as well as operational measures; and

•	Our executives and other officers must own and retain a required minimum amount of our Common Stock.

We have also reported on our analysis of whether our compensation policies and programs create a potential incentive for individuals to take excessive risks which are reasonably likely to have a material adverse effect on us. We have concluded that they do not and have explained the factors leading us to that conclusion. These include:

•	Our strong corporate governance, which is also described in this Proxy Statement; and

•	A number of additional mitigating design features in our compensation program, including:

•	a balanced pay package with multiple dimensions of performance;

•	limits on awards;

•	multi-year vesting and pay-outs of equity awards, and

•	“clawback” provisions.

We believe our executive compensation is reasonable and appropriate, reflecting our pay for performance philosophy. We are asking you to indicate your support of our executive compensation program as described in this Proxy Statement. This vote is not intended to address any specific item of compensation or any specific individual. Rather, it is an indication of your agreement with the overall philosophy, policies, practices and compensation of our executive officers as described in this Proxy Statement. Accordingly, as recommended by the Board, we ask for you to vote in favor of the following resolution:

Resolved, that the stockholders hereby approve, on an advisory basis, the compensation of the NEOs, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Stockholders pursuant to the applicable rules of the SEC, including the CD&A, compensation tables and narrative discussion.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RESOLUTION IN THIS PROPOSAL 2.

COMPENSATION COMMITTEE REPORT

The Organization and Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management and with Compensation Advisory Partners LLC, the Committee’s compensation consultant. Based on such review and discussions, the Organization and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Organization and Compensation Committee:

Richard J. Swift, Chair

William V. Hickey

Shirley Ann Jackson

David Lilley

Thomas A. Renyi

February 21, 2012

COMPENSATION DISCUSSION AND ANALYSIS

This CD&A explains the material elements of our executive compensation program and the decisions made regarding our CEO and the NEOs in this Proxy Statement. We have provided an Executive Summary consisting of an overview of the key aspects of our program and recent actions followed by a more detailed analysis and specific information concerning compensation, including:

•	Elements of Executive Compensation;

•	Factors We Use To Determine Compensation; and

•	Executive Compensation Governance Features.

We provide an explanation of the data reported in the Tables in this Proxy Statement, with respect to pay for performance, “say-on-pay”, compensation risk, the components of our compensation, calculations as to SMICP and LTIP incentive payouts and certain compensation policies.

CD&A Executive Summary

Executive compensation is administered under the direction of the O&CC. The O&CC is made up of directors who are independent under NYSE rules and our requirements for independent directors. The O&CC receives advice from its independent compensation consultant, CAP, which provides only executive compensation consulting services to us.

2011 was another challenging year for us and our industry. We expect that in 2012 we will continue to confront depressed market prices for electricity due to low natural gas prices, uncertain regulatory and environmental requirements and difficult national and local economic conditions. Our strategic, long-range outlook, with its emphasis on business fundamentals, helped to mitigate the impact on earnings. As a result, we were able to maintain a strong balance sheet and cash position. Our performance-oriented executive compensation programs help us manage through both good and bad economic times. We recognize the need to maintain our focus on operational excellence, financial strength and disciplined investment by attracting and retaining the top talent that is critical for us to accomplish these objectives. We believe that our performance-based compensation programs have and will continue to deliver the appropriate compensation based on our results relative to both our business plan and our peers.

For 2011, our NEOs are:

•	Ralph Izzo, Chairman of the Board, President and CEO;

•	Caroline Dorsa, Executive Vice President and Chief Financial Officer (CFO);

•	William Levis, President and Chief Operating Officer (COO) of our subsidiary, Power;

•	Randall E. Mehrberg, Executive Vice President-Strategy and Development of our subsidiary, Services, and the President and COO of our subsidiary, Energy Holdings;

•	J. A. Bouknight, Jr., Executive Vice President and General Counsel; and

•	Ralph A. LaRossa, President and COO of our subsidiary, PSE&G.

Compensation Philosophy and Program

Our executive compensation program is designed to closely link pay to performance and align the interests of executives, including our NEOs, with stockholders. We have structured our program to tie executive compensation to the successful execution of our strategic plans and meeting our financial, operational and strategic goals. This translates into higher compensation in years of strong performance and stockholder returns and lower compensation when performance is not as strong. We seek to create stockholder value by attracting and retaining the executive talent needed for long-term success and incenting executives to achieve outstanding individual performance and business results. We do this with competitive compensation opportunities relative to our industry peers for similar positions with actual compensation payments determined by individual and business performance, without encouraging excessive risk.

Our compensation consists primarily of the following components:

•	Base Salary: We pay a base salary consistent with the individual’s duties and responsibilities;

•

Annual Cash Incentive: We provide an opportunity for an annual cash incentive through our SMICP with actual payment determined by business success over a one-year period based on goals and measures tied to financial and non-financial objectives;

•

Equity-Based Awards: Equity based awards are provided under our LTIP consisting of restricted stock units, as well as performance units whose ultimate pay-out, if any, and value are dependent on achievement of long-range financial targets and the market performance of our Common Stock; and

•	Retirement and Post-Employment Benefits: We provide benefits that are comparable to those of companies with whom we compete for executive talent.

We benchmark executive compensation, including that of the NEOs, to a peer group of companies in our industry where data for the position is available to us. We target Total Direct Compensation (base salary plus target annual incentive and target long-term incentive) at the median of the industry peer group:

•	We consider a range of 85%-115% in relation to a comparable position to be within the competitive benchmark median;

•	In determining the mix of the elements of Total Direct Compensation, we use the competitive analysis as a general guideline;

•	We place greater emphasis on compensation that is performance-based and tied to stockholders’ interests rather than on base salary; and

•	For 2011, the target percentage of incentive compensation, both annual and long-term, constituted 88% of Total Direct Compensation for our CEO and 71% for our other NEOs as a group.

Base salaries are determined on the basis of overall position responsibilities, individual experience, performance and the competitive market for the position. Our annual incentive awards are closely aligned to the achievement of key financial and operating goals (at the individual, business unit and PSEG level) using multiple performance measures, with the O&CC exercising overall judgment. The maximum award fund for all participants in the SMICP, which is limited to our most senior executives, is 2.5% of net income. Individual payments are capped at 150% of target.

Long-term incentives are tied to our financial performance, with the actual payout value at risk. LTIP performance unit payouts may be as low as zero and are capped at 200% of target, dependent upon achievement of goals related to ROIC and TSR. Long–term incentive grants are made with a multi-year timeframe for vesting and payouts in consideration of the following:

•	Opportunities in the competitive market based on an analysis of our peer companies and the benchmark median;

•	The O&CC’s assessment of individual performance; and

•	The ability to contribute to our long–term success.

We believe that our NEOs receive competitive retirement benefits as well as competitive severance and change-in-control benefits. In line with our pay for performance philosophy:

•	We have a “double-trigger” provision for accelerated equity vesting upon a change-in-control only if followed by a termination of employment;

•	We do not provide any tax gross-ups, except for certain relocation expenses that are incurred by the individual when hired or through a relocation request initiated by us;

•	We provide very limited perquisites;

•	Our clawback provisions require the forfeiture of annual and long-term incentive grants and the repayment of profits made on LTIP awards under certain circumstances; and

•	Under our Stock Ownership and Retention Policy, our officers must acquire and hold a prescribed amount of shares of our Common Stock.

The O&CC regularly reviews, and evaluates at least annually, the philosophy, objectives, design and effectiveness of our compensation program, including the performance of the NEOs. The O&CC maintains the flexibility to make decisions about the program and actual compensation levels and awards based on achievement of our business objectives and relevant circumstances affecting our Company. In addition to the established performance measures, these may include economic, market and competitive conditions, regulatory and legal requirements and peer group best practices.

2011 Performance Highlights

Earnings for 2011 were within our targeted range, but lower than the prior year, while the price of our Common Stock was modestly higher at year-end. Despite regulatory, environmental, and economic challenges during 2011, among other things, we:

•	Achieved high levels of nuclear, fossil and utility operational performance;

•	Employed our hedging strategy to mitigate the full impact of difficult market conditions;

•	Maintained our credit ratings and our dividend within our target payout ratio;

•	Strengthened our balance sheet and refinanced debt at historically low cost;

•	Pursued growth opportunities, invested in energy infrastructure and enhanced our utility capital program;

•	Obtained 20-year extensions to our Salem and Hope Creek nuclear operating licenses;

•	Completed the sale of certain non-core assets, realizing a gain on our investments;

•	Managed the risks, including adverse tax and credit consequences, associated with our lease portfolio; and

•	Managed expenses with continued cost control measures.

Recent O&CC Actions

The O&CC considered recommendations from its consultant and management with regard to compensation design and effectiveness and reviewed competitive practices within our peer group. In addition, the O&CC has monitored trends and developments in the market, with the assistance of CAP, its consultant, as they relate to executive compensation. The O&CC took the following actions related to the 2011 compensation year:

•

Reviewed our compensation program following the 2011 annual say-on-pay advisory vote of stockholders and determined that no material changes were needed, particularly in light of the 96% favorable vote;

•	Approved modest NEO salary increases for 2012, for the first time in several years to maintain competitiveness;

•	Approved payouts under the SMICP and LTIP based on its assessment of CEO, NEOs and Company performance relative to pre-established goals;

•	SMICP payments for 2011 were at 161.6%, 88.6%, 94.7%, 90.1%, 79.3% and 75.4% of salary for Mr. Izzo, Ms. Dorsa and Messrs. Levis, Mehrberg, Bouknight and LaRossa, respectively;

•	LTIP performance unit payments for the three-year performance periods ended December 31, 2010 and December 31, 2011 were at 120% and 48% of the targets, respectively;

•	Reviewed the peer group used for benchmarking compensation and performance and made modest changes;

•	Analyzed pay for performance by comparing our recent financial results with the compensation of our CEO and NEOs and found them to be appropriately aligned;

•	Reviewed our management succession plan and affirmed the approach and considered whether any compensation actions were needed to support the succession plan;

•	Reviewed our stock ownership guidelines and compliance and affirmed the standards;

•	Increased the SMICP annual incentive target for one of the NEOs for 2012 to align with the peer company market and further emphasize a performance orientation;

•	Affirmed the current structure of the LTIP long-term incentive component, which is comprised of 60% performance units and 40% restricted stock units;

•

Changed the timing of the annual grants of awards under the LTIP from December of the concluding year to February of the following year, in view of industry conditions relating to the establishment of performance targets and to be consistent with peer group practice, as confirmed by the O&CC’s consultant;

•	Accordingly, no LTIP grants were made in 2011 and thus none are reported in the 2011 Summary Compensation Table in this Proxy Statement except for a special retention award to Mr. Levis;

•

LTIP grants were approved and made by the O&CC in February 2012 and will be reported in the Summary Compensation Table in our 2013 Proxy Statement issued in connection with the 2013 Annual Meeting of Stockholders;

•	For purposes of disclosure continuity and transparency in this year’s Proxy Statement, the February 2012 grants under the LTIP are reported below in this CD&A;

•

In future years, we expect that LTIP grants will be made each February and the amounts and corresponding explanation will be reported in the Summary Compensation Table and CD&A for the Proxy Statement for the following year;

•	Established 2012 performance targets for the NEOs, under the SMICP annual incentive program, with 75% based on PSEG and business unit earnings results;

•

Agreed with the three impacted NEOs to modify their employment agreements to reduce their pension benefits beginning in January 2012 to conform to changes made to the pension benefits of all employees under pension plans in which they participate;

•

Reviewed the risk assessment conducted by the O&CC’s consultant and management and determined that our compensation programs do not create a potential incentive for individuals, either NEOs or others, to take excessive risks which are reasonably likely to have a material adverse effect on us;

•	Approved a revised non-qualified Deferred Compensation Plan for officers, including the NEOs; and

•	Approved a new Equity Deferral Plan for officers.

Executive Compensation Practices

The table below highlights our executive compensation practices which remain consistent with our compensation philosophy. The left column outlines the practices we believe are conducive to encouraging sound performance by our senior executives and the right column describes those practices that we have chosen not to implement because we do not believe they further our stockholders’ long-term interests.

Our Executive Compensation Practices (What We Do)	NOT Our Executive Compensation Practices (What We Don’t Do)

We tie pay to performance with incentive based compensation. We set clear financial goals for our corporate and business unit performance and measure individual performance against pre-set objectives. We review market data relative to our peer group.	We do not commit to any salary increases or payments under the incentive programs except in limited cases for the first year of employment. We do not provide uncapped incentive payments.

We mitigate undue risk by utilizing caps on potential payments, clawback provisions, reasonable retention provisions, performance targets and robust Board and management processes to identify and oversee risks.	We do not believe any of our compensation programs create risks that are reasonably likely to have a material adverse impact on our Company.

Generally, equity grants provide for accelerated vesting after a change-in-control only if followed by a termination of employment (a double-trigger).	We do not provide any excise tax gross-ups to the CEO or the NEOs and do not intend to do so in the future.

Our Executive Compensation Practices (What We Do)	NOT Our Executive Compensation Practices (What We Don’t Do)

We provide only minimal perquisites that have a sound benefit to our business.	We do not provide significant additional benefits to executive officers that differ from those provided to employees in general.

We have adopted competitive and meaningful stock ownership and retention guidelines.	We do not reprice underwater stock options, which further aligns our compensation program with stockholders’ interests.

Our O&CC benefits from the use of an independent compensation consulting firm.	The O&CC does not allow its compensation consulting firm to provide us with anything but executive compensation consulting services.

Say-On-Pay

We provide our stockholders with an annual opportunity to cast an advisory “Say-on-Pay” vote. We did this in 2011 for the first time under the Dodd-Frank Act requirement.

•

We believe that this voting opportunity can provide valuable insights into our stockholders’ views on our compensation programs. At the 2011 Annual Meeting, our stockholders voted over 96% in favor of our say-on-pay proposal, demonstrating their concurrence that our programs reflect our strong pay for performance philosophy.

Based on the reviews and analyses by the O&CC as noted above and in light of the high level of stockholder support, we did not believe any significant changes to our programs were required as a result of the say-on-pay vote. The O&CC considered this strong stockholder reinforcement of our compensation philosophy and program in determining to continue with our consistent results-oriented pay for performance approach. While the O&CC made no major changes for 2012, it refined the compensation program to further emphasize performance-based incentives, by making adjustments, including for two of the NEOs, to the target percentage of the SMICP annual cash incentive. Throughout the year, the O&CC focused on the long-term best interests of our Company. Accordingly, it remained mindful of the importance of continued strong stockholders’ support in relation to executive performance and financial results. Further, in accordance with the value we place on this feedback from our stockholders, we have enhanced our disclosure in regard to executive compensation.

We have a long-standing practice of engaging in constructive dialogue with our stockholders on various matters of interest to them, including executive compensation and governance. We do this by meeting periodically with our major stockholders and groups of investors as well as by regular written communications. We strive to be clear and transparent in the information we provide to investors in our Proxy Statement, Form 10-K and other reports filed with the SEC and in our investor communications.

We continue to welcome feedback from our stockholders. Accordingly, in 2011, the Board recommended that the say-on-pay vote be presented annually to our stockholders. At the 2011 Annual Meeting, our stockholders overwhelmingly supported this frequency with an 82% endorsement. We will continue to consider the outcome of the say-on-pay vote when making future compensation decisions regarding our NEOs.

ELEMENTS OF EXECUTIVE COMPENSATION

The main components of our executive compensation program, including those for our NEOs, are set forth in the following table. A more detailed description is provided in the respective sections below.

Compensation Element	Description	Objective

Base Salary	Fixed cash compensation	Provides compensation for the executive to perform his/her job functions Assists with recruitment and retention

Annual Cash Incentive

Paid each year if warranted by performance

Opportunity to earn between zero and 150% of target award, which is based on a percentage of base salary

Metrics and goals (typically earnings, financial and other) are established at the beginning of each year and the payout is made based on performance

Intended to reward for driving best-in-class operating and financial results over a one-year timeframe

Creates a direct connection between business success and financial reward

Provides strong line of sight

Long-Term Incentives (See Table under LTIP)

Performance Units, typically with the opportunity to earn from zero to 200% of target at the end of the three — year performance period

Restricted Stock Units generally vest at the end of three years

Stock Options (while no longer being used as a core part of the long-term incentive, executives still hold options that were granted in prior years)

Rewards strong financial and stock price performance

Provides for strong alignment with stockholders

Assists with retention

Intended to reward for driving financial results over a multi-year time frame

Retirement Plans	Defined benefit pension plans Defined contribution plan—401(k) with a partial Company matching contribution	Provides retirement income for participants Assists with recruitment and retention

Deferred Compensation Plans	Permits participants to defer receipt of a portion of cash and equity compensation	Provides participants with the opportunity to more effectively manage their taxes Assists with retention

Supplemental Executive Retirement Plans	Provides supplemental retirement benefits for certain employees beyond qualified plan benefits	Assists with recruitment and retention

Post-Employment Benefits	Severance and change-in-control benefits	Assures the continuing performance of executives in the face of a possible termination of employment without cause Assists with retention

Other Benefits	Health care programs Limited perquisites	To be competitive with peer companies Assists with recruitment and retention

FACTORS WE USE TO DETERMINE COMPENSATION

Pay for Performance

We believe it is important to link pay with performance. We utilize compensation to further align the interests of our executives with those of our stockholders. However, we believe that it is crucial to our stockholders’ long-term interests that we not measure performance too narrowly on merely a single year’s results. For example, a meaningful pay for performance analysis entails more than a mere comparison of total shareholder return to compensation as reported. Among other things, the reported compensation is based on targeted future payouts, which may be at different levels, which could differ significantly from target depending on actual results of the performance measures and the value of equity awards at the time they are earned, if at all. Our compensation programs are designed to assess and reward for varying time horizons. Our SMICP focuses on financial and operating performance over a one-year period while our LTIP awards are focused on multi-year criteria and payouts. Similarly, the goals of individual NEOs, including our CEO, place a high value on strategic initiatives and long-range planning. While the impact of this approach may not necessarily be seen in any single year, over time the actual value of compensation, especially equity grants, will reflect our Company’s performance.

The requisite analytical judgment and operational and managerial abilities that we expect of our senior executives are critical factors in positioning us for the future. These are vital skills on which we place appropriate value in setting total compensation for our NEOs. Technological advancements, governmental regulation and economic conditions have had tremendous implications for us and our industry in recent years. The impact of these trends on the market for electricity, natural gas prices, customer rates, asset values and investment risks and opportunities has affected our earnings, stock price and returns. Our ability to compete effectively and adjust to these evolving factors is to a great degree dependent on our ability to appropriately incent the performance of our senior executives and retain their continued employment.

We believe our total compensation paid to senior executives in recent years and as structured for future payouts has achieved the desired results. In general, our performance in 2011, across a variety of measurable goals and metrics was in the first quartile as compared to our industry peers. While 2011 financial results reflect the current industry and Company circumstances noted above, our CEO and other NEOs have continued to focus on strategic responses and operational efficiencies to optimize earnings and returns while positioning us for continued success. These efforts have helped mitigate the effects of low gas prices and regulatory uncertainty.

As part of our pay for performance review during 2011, the O&CC considered relative financial performance data comparing us to those companies in our peer group for whom data was available. With the assistance of our compensation consultant, CAP, we analyzed key performance metrics and compensation for 2010, the most recent year for which data was available. Included in the metrics were revenue growth, EPS growth, return on capital, and TSR. The total cash compensation included base salary and SMICP and the total direct compensation included those two items plus the grant date fair value of LTIP awards, all of which are reported in our 2011 Summary Compensation Table. These performance metrics were broader than the measures we use in determining award payouts under the SMICP and LTIP. We believe they provide a more expansive view of our relative performance.

As shown in the charts below, the indicated measures of our financial performance and elements of our executive compensation for 2010 were at approximately the median of the peer group. Based on this comparison and other factors it considered as discussed further in this CD&A, the O&CC concluded that our executive pay and performance were aligned.

2010 Peer Group Financial Performance and Compensation Comparison

2011 Performance

2011 was another challenging year for us, as reflected in our lower earnings and modestly higher year-end Common Stock price, compared to 2010. Natural gas prices continued to decline. This depressed the market price for electricity and, thus, reduced our profit margins on sales as higher-priced contracts expired and were replaced with contracts priced at lower levels. We expect this downward pressure on natural gas and wholesale electric prices to continue through 2012 and beyond. Economic conditions also lowered demand and revenues, although this was partially offset by the full year effect of our base rate increase at PSE&G. Lower market prices and greater competition again created incentives for increased customer “migration” to alternate electric suppliers, reducing margins although to a lesser degree than in the prior year. We expect these trends to continue as long as the economy remains weak and natural gas prices stay low.

Our focus remained on operational excellence, improving our financial strength and making disciplined investments in view of these challenges. Earnings declined at Power, largely due to lower natural gas prices but the effects of these adverse events were mitigated in part through continued cost control measures and the pursuit of growth investments at PSE&G and Holdings. We also benefited from our hedging strategy which enabled us to avoid the full impact of difficult power and capacity market conditions. We further strengthened our balance sheet and successfully refinanced debt at historically low cost. We maintained our credit ratings and our dividend within our target payout ratio. We achieved high levels of nuclear, fossil and utility performance. Our operational flexibility and improved performance enabled us to bid additional capacity into the market. Utility operations again received industry recognition as among the best. We were confronted with two significant storms and our responses received much praise. We obtained 20-year extensions to our Salem and Hope Creek nuclear operating licenses.

We enhanced our utility capital program with investments in our solar, energy efficiency and economic stimulus programs for which we receive adequate contemporaneous returns. We are continuing to pursue other opportunities that complement our businesses and can earn appropriate risk adjusted returns. We received reasonable rate treatment on planned utility transmission investment but continued to experience delays in our scheduled investments in certain other new transmission line projects. We also completed the sale of certain non-core assets, realizing a gain on our investments. We managed the risks, including adverse tax and credit consequences, associated with our lease portfolio.

We face considerable regulatory and environmental challenges, at both the Federal and state levels. These matters include possible revisions to transmission policy and related rate treatment and cost recovery, challenges to competitive markets and structures, governmental support of subsidized generation, evolving energy policy, potential imposition of new greenhouse gas and other emissions controls and air quality standards and permitting decisions on water discharges at our nuclear and certain fossil units.

In 2012, we will continue to focus on strong management of operations, including generation capacity and utility reliability, pursuit of new investments, strengthening our relationships with key stakeholders, sustained advocacy for competitive markets and environmentally responsible rules and enhancing workforce engagement. Our success will depend upon our ability to maintain strong operational and financial performance in a difficult economy and cost-constrained environment, amidst falling natural gas and power prices, reduced demand, threats to competitive markets and more stringent environmental controls. We believe that our executive compensation programs reward and create incentives for our executives, from whom we expect superior performance, to meet these challenges now and in the future. We have made decisions with regard to executive compensation based on 2011 individual and business performance and the value of the individual to our Company, including long-term incentive awards that may be earned and/or whose value will be based upon future performance.

If you would like additional information about our 2011 Performance, including our financial statements and a more complete description of our business, please see our Form 10-K.

Compensation Consultant

The O&CC has retained CAP, an independent executive compensation consulting firm, to provide information, analyses and advice regarding executive and director compensation, as described in this Proxy Statement. The consultant who performs these services reports directly to the O&CC and the O&CC has established procedures that it considers adequate to ensure that CAP’s advice to the O&CC is objective and is not influenced by management. These procedures include: a direct reporting relationship between the consultant and the O&CC and an agreement specifying what information can and cannot be shared with management. In addition, CAP regularly meets with the O&CC in executive session, without the presence of management. CAP provides only executive compensation consulting services. At the O&CC’s direction, CAP provided the following services:

•	Evaluated the competitive positioning of our NEOs’ base salaries, annual incentive and long-term incentive compensation relative to our peers and compensation philosophy;

•	Advised the O&CC on CEO and other NEO target award levels within the annual and long-term incentive programs;

•	Reviewed our annual and long-term incentive programs to ensure they continue to be aligned with our philosophy, drive performance and consider market practices;

•	Briefed the O&CC on executive compensation trends among our peers and broader industry and compared them to our current practices;

•	Analyzed the results of the stockholder advisory say-on-pay vote;

•	Informed the O&CC on changes in the regulatory environment as they relate to executive compensation;

•	Reviewed and made a recommendation to revise the Peer Group;

•	Advised the O&CC on the performance measures and performance targets for the annual and long-term incentive programs and advised on the payout leverage for the plans;

•	Reviewed our total share usage and “burn rate” for the LTIP;

•	Advised the O&CC on the impact to executive officers of changes to the formula used to calculate benefits under certain of our pension plans;

•	Conducted an assessment to determine whether any elements of our employee compensation programs create a potential incentive to take on excessive risk;

•	Evaluated our share ownership guidelines relative to our peers and broader industry; and

•	Assisted with the preparation of this CD&A.

In the course of conducting its activities, CAP attended five meetings of the O&CC in 2011 and presented its findings and recommendations for discussion.

CAP also updated a competitive assessment of outside director compensation for the Corporate Governance Committee and advised on various issues related to Board compensation and structure.

Management also retains a compensation consultant, Pay Governance LLC, to provide market compensation data for our officers, including the NEOs. This data is made available to CAP.

Compensation Risk Assessment

Management, with the assistance of CAP, conducted an update in 2011 to the comprehensive assessment of our compensation programs originally analyzed in 2010 to determine if any of these programs create a potential incentive for individuals to take excessive risks which are reasonably likely to have a material adverse effect on our Company. The risk assessment included a full inventory of all incentive compensation plans in the organization, including their design, metrics, goals and operation. Our Vice President and Chief Risk Officer, as well as our Senior Vice President–Human Resources, participated in this process. Management and CAP reviewed this assessment with the O&CC. Based on this review, the O&CC determined that the programs do not create an incentive for individuals to take excessive risks which are reasonably likely to have an adverse effect on us. Factors considered include:

•	There are strong governance processes and controls in place at the senior leadership levels under the oversight of the O&CC and, where appropriate, the full Board;

•	We provide a balanced total compensation package that includes fixed compensation (e.g., salary and benefits) and at-risk compensation (e.g., annual and long-term incentive);

•	There were no material changes to our incentive compensation plans since the original analysis in 2010;

•	Long-term incentives vest over a multi-year timeframe;

•	There are caps on the total amount of SMICP and LTIP incentive compensation that can be earned;

•	Multiple dimensions of performance are used in the incentive structure, including:

•	Annual incentive;

•	EPS for corporate financial performance;

•	Earnings for business unit performance;

•	Key strategic and operational metrics that specifically address identified risks;

•	We use performance units, with payout determined by:

•	ROIC

•	TSR compared to peers

•	Our entire long-term incentive is equity-based which provides a focus on driving stock price;

•	We use a consistent incentive framework for the entire organization;

•	Executives receive a significant portion of their compensation in the form of equity, which discourages them from making short-term decisions that may result in long-term harm to the organization;

•

Our stock ownership and retention policy further discourage this behavior and, under our insider trading policy, all transactions in our Common Stock by officers need pre-clearance by the General Counsel’s office;

•	We have a recoupment (clawback) policy;

•	Our corporate culture demands the highest level of ethical behavior and requires all employees to take ethics training annually;

•	We have policies in place to govern financial and enterprise risk.

In addition, final decisions regarding our executive compensation policies and programs, as well as specific approval of individual NEO compensation, are determined by the O&CC, all of whose members are independent of management and, as appropriate, the full Board, all of whose members, except our CEO, are independent of management. The O&CC has considered our compensation philosophy, total direct compensation, pay mix and the components of compensation for the CEO and other NEOs in regard to performance, business results and risk. The O&CC believes that the current balance of base salary, annual cash incentive award and long-term incentives is appropriate to align the interests of executive officers with stockholders and reward superior performance.

Role of CEO

The CEO attends O&CC meetings, other than executive sessions. Other executive officers and internal compensation professionals may attend portions of O&CC meetings, as requested by the O&CC. The CEO recommends changes to the salaries of his direct reports (who include the NEOs) within an overall base salary budget approved by the O&CC, and the O&CC considers these recommendations in the context of the respective executives’ individual performance, competitiveness of salary vs. peer group and internal equity among executives. The CEO recommends incentive compensation targets (expressed as a percentage of base salary) for the SMICP and LTIP grants for his direct reports as well as the associated goals, objectives and performance evaluations. The CEO participates in the O&CC’s discussions of those recommendations.

The design and effectiveness of compensation policies and programs are reviewed by the CEO in conjunction with the O&CC’s consultant periodically in light of general industry trends and the peer group and recommendations for changes are made to the O&CC as deemed advisable by the CEO. The CEO reviews such compensation matters with our internal compensation professionals and the O&CC’s outside consultant. The O&CC believes that the role played by the CEO in this process is appropriate because the CEO is uniquely suited to evaluate the performance of his direct reports.

Peer Group

We set executive compensation to be competitive within an identified peer group which was developed to reflect similarly-sized energy companies with comparable businesses. We consider Base Salary, Total Cash Compensation (base salary plus target annual incentive) and Total Direct Compensation (base salary plus target annual incentive plus target long-term incentive) as the elements of compensation within the peer group for purposes of benchmarking and assessing the market from which we draw executive talent as well as investor capital. Each year, we re-evaluate the peer group to assess its continuing appropriateness. In 2011, we conducted this review and added two companies, Ameren Corporation and DTE Energy Company, as they are of similar size and type of business to us.

The original peer group, without these two additions, was used as a reference point for 2011 compensation. The slightly expanded peer group was used as a reference point for setting pay levels at the end of 2011 for 2012. The O&CC targets the median (50th percentile) of this peer group for positions comparable to those of our officers for Total Direct Compensation. The peer group is also used for comparison in assessing our performance under our LTIP as well as an overall validation of the alignment between pay and performance.

Pay Governance assists in analyzing the annual Towers Watson Energy Services Executive Compensation Survey–U.S. assessment of the market using the peer companies. We use the peer group data to the extent each position is reported in the survey data. CAP also reviews the outcome of the competitive assessment. As shown below, based on the most recently available data, as provided by CAP, our revenue is slightly below the median, while our net income and market capitalization each exceed the median.

Peer Group

Company Name	Revenue 2010 ($ Millions)	Net Income 2010 ($ Millions)	Market Capitalization at 12/31/10 ($ Millions)
Ameren Corporation*	7,638	139	6,761
American Electric Power Company, Inc.	14,427	1,214	17,280
Consolidated Edison, Inc.	13,325	1,003	14,402
Constellation Energy Group, Inc.	14,340	(932)	6,120
Dominion Resources, Inc.	15,197	2,808	24,799
DTE Energy Company*	8,557	630	7,664
Duke Energy Corporation	14,272	1,320	23,590
Edison International	12,409	1,308	12,576
Entergy Corporation	11,488	1,270	12,814
Exelon Corporation	18,644	2,563	27,541
FirstEnergy Corp.	13,339	784	11,285
NextEra Energy, Inc.	15,317	1,957	21,620
PG&E Corporation	13,841	1,113	18,756
PPL Corporation	8,521	938	12,720
Progress Energy, Inc.	10,190	856	12,737
Sempra Energy	9,003	749	12,598
Southern Company	17,456	2,040	31,758
Xcel Energy Inc.	10,311	756	10,836

*	Added in 2011

	Revenue 2010 ($ Millions)	Net Income 2010 ($ Millions)	Market Capitalization 12/31/10 ($ Millions)
PSEG	11,793	1,564	16,094
Peer Group - 75th Percentile	14,405	1,317	20,904
Peer Group - Median	13,289	1,051	12,776
Peer Group - 25th Percentile	10,220	763	11,608

The data used for the comparisons below are from the most recent data available for the companies in the peer group. The O&CC considers a range of 85% to 115% of the 50th percentile of comparable positions to be within the competitive median.

Base salary, target Total Cash Compensation and target Total Direct Compensation of each of the NEOs included in this Proxy Statement as a percentage of the comparative median benchmark levels of the peer group are noted below. For Total Direct Compensation, we are including the salaries and bonus targets that were approved in December 2010. For Mr. Levis, there was insufficient relevant data for the peer group companies, so we compared his compensation to that of an expanded sample of all energy companies in the Towers Watson survey. For Mr. Mehrberg, due to the uniqueness of his role in having multiple responsibilities, we were unable to identify relevant market data. It is difficult to precisely benchmark Mr. Mehrberg’s compensation because of his diverse duties. For 2011, we could not identify any directly comparable position within the reported peer group data available to us of a senior executive with two or more manager staff functions who also has additional operational responsibilities. We compared Mr. Mehrberg’s position to one encompassing his administrative staff duties and added an amount to reflect expanded duties in order to align Mr. Mehrberg’s compensation with our other senior executives for internal equity within that group. The change year over year is primarily a result of changes in the market data.

% of Comparative Median Benchmark Levels (2011)

NEO	Izzo (%)	Dorsa (%)	Levis (%)	Mehrberg (%)	Bouknight (%)	LaRossa (%)

Base Salary	77	97	97	N/A	103	106
Total Cash Compensation	87	97	97	N/A	100	106
Total Direct Compensation	106	99	96	N/A	100	113

For 2011, the total Direct Compensation of each NEO was within 15% of the median of the market. As noted above, Mr. Izzo’s base salary is well below the target reference point. Mr. Levis’ comparison does not include his retention award.

% of Comparative Median Benchmark Levels (2012)

NEO	Izzo (%)	Dorsa (%)	Levis (%)	Mehrberg (%)	Bouknight (%)	LaRossa (%)

Base Salary	78	96	107	N/A	105	102
Total Cash Compensation	87	96	110	N/A	105	102
Total Direct Compensation	108	96	112	N/A	103	106

As explained above, for 2012, the target LTIP award that is included in Total Direct Compensation was determined by the O&CC in February 2012. The O&CC kept the same annual incentive target for the NEOs, except for Messrs. Bouknight and Larossa, whose target were each increased to 65% to align with market. For Messrs. Levis and Mehrberg, compensation was determined in the same manner as for 2011. Each NEO was within 15% of the median.

Pay Mix

The O&CC believes that Total Direct Compensation is a better measure for evaluating executive compensation than focusing on each of the elements individually and it does not set a formula to determine the mix of the various elements. The mix of base salary and annual cash incentive for each of the executive positions is surveyed from the peer group. The reported pay structure from the competitive analysis is used as a general guideline in determining the appropriate mix of compensation among base salary, annual and long-term incentive compensation opportunity. However, we also consider that the majority of a senior executive’s compensation should be performance-based and the more senior an executive is in the organization, the more his/her pay should be oriented toward long-term compensation.

The mix of base salary, target annual cash incentive and long-term incentive for 2011 and 2012 are presented below for the CEO as well as the average for the other NEOs:

Compensation Components

CEO Compensation

Mr. Izzo’s compensation is designed to position his total pay around the median of the market. Mr. Izzo has demonstrated strong performance over his tenure as CEO and the O&CC believes this arrangement is appropriate. The changes to the key terms of Mr. Izzo’s compensation in 2011 were as follows:

•

Base Salary: The median salary for a CEO in the peer group is approximately $1.26 million. The O&CC intended to position Mr. Izzo’s salary at approximately the median of the peer group. However, given the challenging economic environment, since December 2008, Mr. Izzo has volunteered to forego a salary increase. He expressed a desire to receive no salary increase again for 2012; however, the O&CC believed at least a modest salary increase was appropriate so as not to fall further behind the competitive market and to recognize the CEO’s performance and outstanding leadership throughout his tenure. The CEO’s new salary of $980,000 (previously $950,000) was effective for 2012.

•

Annual Cash Incentive: The CEO’s annual incentive target is equal to 125% of salary, which when combined with his salary, positioned his target cash compensation at 87% of the market median for 2011 and 2012.

•

Long-term Incentive: The CEO’s grant of long-term incentive (in December 2010) was equal to $5.725 million, which when combined with the CEO’s salary and target bonus, positioned his total direct compensation for 2011 at 106% of the market median. The long-term incentive grant awarded in 2012 was unchanged from his previous grant. Due to his base salary increase for 2012, the CEO’s Total Direct Compensation was slightly higher than for 2011. The long-term incentive opportunity target level was determined so as to position the CEO’s pay around the median recognizing that his cash compensation continues to be below median. This puts a greater emphasis on long-term compensation for the CEO which is at-risk based on performance. Consistent with our pay for performance approach, we believe this appropriately focuses him on the long-term success of the organization and driving shareholder value.

The CEO’s 2011 compensation level is reflected above in the competitive positioning detailed in Total Direct Compensation. A recommendation with respect to CEO compensation was included with data presented to the O&CC by management. After meeting in executive session, without the CEO present, the O&CC determined CEO compensation in consultation with all the independent directors.

Further detail regarding the CEO’s 2011 compensation is set forth below.

Base Salary

As the reference point for competitive base salaries, the O&CC considers the median of base salaries provided to executives in the peer group who have duties and responsibilities similar to those of our executive officers. The O&CC also considers the executive’s current salary and makes adjustments based principally on individual performance, including achievement of target, and experience. Each NEO’s base salary level is reviewed annually by the O&CC using a budget it establishes for merit increases and salary survey data provided by Pay Governance and reviewed by CAP. The NEO’s individual performance and, other than the CEO, his/her business unit’s performance are considered in setting salaries. Base salaries for satisfactory performance are targeted at the median of the relevant competitive benchmark data.

The O&CC considers base salaries and salary adjustments for individual NEOs, other than the CEO, based on:

•

Recommendations of the CEO: considering the respective NEO’s level of responsibilities, experience in position, sustained performance over time, results during the immediately preceding year and the pay in relation to the benchmark median.

•	Performance metrics: including achievement of financial targets, safety and operational results, customer satisfaction, regulatory outcomes and other facts.

•

Additional factors: leadership ability, managerial skills and other personal aptitudes and attributes. Neither the CEO nor any of the other NEOs received an increase in 2011. For 2012, the O&CC set the merit increase budget at 2.0% and, as mentioned above, the O&CC increased the CEO’s salary by

$30,000 to $980,000 from $950,000. Mr. Izzo’s salary exceeds that of the other NEOs due to his greater level of duties and responsibilities as the principal executive officer to whom the other NEOs report, and to whom the Board will look for the execution of corporate business plans. Based on the comparative benchmark data, as described above, each of the other NEOs, except Mr. Mehrberg, received an increase. The O&CC believes that each is within the appropriate range for his or her respective position and Mr. Mehrberg is appropriately aligned for internal equity purposes. Salaries for the NEOs were approved at the December 2011 meeting of the O&CC and went into effect in 2012:

NEO	Base Salary 2011 ($)	Base Salary 2012 ($)

Izzo	950,000	980,000
Dorsa	570,000	590,000
Levis	546,000	550,000
Mehrberg	545,000	545,000
Bouknight	520,000	530,000
LaRossa	468,600	485,000

Annual Cash Incentive Compensation

The SMICP was approved by stockholders in 2004. It is an annual cash incentive compensation program for our most senior officers, including the NEOs. To support the performance-based objectives of our compensation program, corporate and business unit goals and measures are established each year based on factors deemed necessary to achieve our financial and non-financial business objectives. The goals and measures are established by the CEO for the NEOs reporting to him, and for each other participant by the individual to whom he or she reports.

The SMICP sets a maximum award fund in any year of 2.5% of net income. The formula for calculating the maximum award fund for any plan year was determined at the time of plan adoption by reference to, among other things, similar award funds used by other companies and a review of executive compensation practices designed to address compliance with the requirements of Internal Revenue Code (IRC) Section 162(m), which, as explained below, limits the Federal income tax deduction for compensation in excess of certain amounts. If appropriate, the Board will recommend for stockholder approval any material changes to the SMICP required to align the plan with our compensation objectives.

The CEO’s maximum award cannot exceed 10% of the award fund. The maximum award for each other participant cannot exceed 90% of the award fund divided by the number of participants, other than the CEO, for that year. For 2011 performance under the SMICP, these limits were $37,579,150 for the total award pool (of which $5,149,300 was awarded), $3,757,915 for the CEO’s maximum award and $2,818,436 for each other participant’s maximum award.

Subject to the overall maximums stated above, NEOs are eligible for annual incentive compensation. The beginning point in the process is a calculation based on a combination of the achievement of individual performance goals and business/employer performance goals, as well as overall corporate performance, as measured by the Corporate Factor. The Corporate Factor for 2011 was EPS from Continuing Operations. We believe sustained EPS is a significant driver of stockholder value and provides line-of-sight over a one-year period between individual actions of executives and company performance. For the business units, we used operating earnings (which excludes from Income from Continuing Operations gains or losses associated with our nuclear decommissioning trust, mark-to-market accounting and certain investments at Energy Holdings), adjusted to exclude interest variances from the business plan.

For 2012, the Committee kept the same annual incentive targets for the NEOs, except for Messrs. Bouknight and LaRossa, whose respective targets were increased to 65% to align with market.

We maintained the same overall annual incentive structure as we have had for the last several years as we believe it supports our objectives of rewarding strong financial performance driven by operational excellence. We believe that through outstanding operations we can deliver the greatest long-term financial returns to our stockholders. The maximum result of this calculation is a comparative performance of 1.5. The corporate factor in 2011 could range from zero to 1.5 based on pre-determined EPS goals. The payout factor and related targets for 2011 are illustrated below. If the actual EPS is between the points shown below, the Corporate Payout Factor is determined using linear interpolation. In addition, Messrs. Levis, Mehrberg and LaRossa have business unit (BU) earnings and multiple BU scorecard (financial, operational and strategic) metrics and goals. Ms. Dorsa and Mr. Bouknight each have multiple BU scorecard metrics and goals. All participants, including the CEO and NEOs, have strategic metrics and goals: for Mr. Izzo, operational excellence, financial strength and disciplined investment; for Ms. Dorsa and Messrs. Levis, Mehrberg, Bouknight and LaRossa, employee engagement. Each factor is multiplied by the respective individual’s weighting shown below. An illustration of the plan mechanics is provided below, which when added together results in an individual’s payout as a percent of target incentive. The total payout is capped at 150% of target.

Weighting x Corporate EPS (0-150%)	+	Weighting x BU Earnings (0-150%)	+	Weighting x BU Scorecard (0-150%)	+	Weighting x Strategic Goals (0-150%)

The corporate performance goal targets and payout factors at each target performance level for 2011 are set forth below:

EPS from Continuing Operations	Corporate Payout Factor
< $2.56	0.0
$2.56	0.5
$2.67	1.0
$2.81	1.5

The respective business unit performance goal targets and payout factors at each target performance level for 2011 are set forth below:

Dollars In Millions (Adjusted Operating Earnings)

Power	PSE&G	Holdings	Payout Factor
<770.6	<485.4	<2.3	0.0
770.6	485.4	2.3	0.5
804.6	506.7	2.4	1.0
847.7	533.9	2.6	1.5

The actual corporate and business unit results and corresponding payout factors for the performance levels achieved for 2011 are set forth below:

Factors	Actual Results ($)			Payout Factor (#)
Corporate EPS		2.77		1.357
	($	Millions	)
Power		849.7		1.500
PSE&G		519.8		1.241
Holdings		3.1		1.500

Each factor (corporate earnings, BU earnings, BU scorecard and individual/strategic goals) is weighted based on an executive’s role, with the intention of balancing business unit and individual performance with corporate performance. The weighting for each of the NEOs for 2011 is detailed below, together with the actual achievement factor attained in 2011:

NEO	Weight and Payout Factor	Corporate EPS	BU Earnings	BU Scorecard	Strategic Goals	Overall Achievement Factor
Izzo	Weight	75%			25%
	Achievement	1.357	-	-	1.100	1.293
Dorsa	Weight	75%		15%	10%
	Achievement	1.357	-	0.988	1.000	1.266
Levis	Weight	60%	15%	15%	10%
	Achievement	1.357	1.500	0.825	1.000	1.263
Mehrberg	Weight	60%	15%	15%	10%
	Achievement	1.357	1.500	0.985	1.000	1.287
Bouknight	Weight	75%		15%	10%
	Achievement	1.357	-	1.356	1.000	1.321
LaRossa	Weight	60%	15%	15%	10%
	Achievement	1.357	1.241	1.035	1.000	1.256

The final step in the process is for the O&CC to make an overall judgment as to the appropriate payout levels for each NEO taking into account the overall achievement factors along with other less quantifiable considerations, such as leadership and success in adapting to a changing external environment and the recommendations of the CEO.

The SMICP awards of the NEOs for 2011 are shown below and in the 2011 Summary Compensation Table. The Committee made its determinations regarding SMICP awards for the 2011 performance year in February 2012, for payment that month. Based upon the executive’s overall achievement factor, his/her current base salary and target annual incentive opportunity and any O&CC modifications, if applicable, each earned the following payout for 2011, as to which we also show the percent relative to salary:

NEO	Base Salary ($)	Target Annual Incentive Percentage (%)	Target Annual Incentive Dollars ($)	Overall Achievement Factor (#)	Modification (if applicable)	Payout Earned (1) ($)	Percent of Salary (%)
Izzo	950,000	125	1,187,500	1.293	-	1,535,400	161.6
Dorsa	570,000	70	399,000	1.266	-	505,100	88.6
Levis	546,000	75	409,500	1.263	-	517,200	94.7
Mehrberg	545,000	70	381,500	1.287	-	491,000	90.1
Bouknight	520,000	60	312,000	1.321	-	412,200	79.3
LaRossa	468,600	60	281,200	1.256	-	353,200	75.4

(1)	Reflects rounding

The O&CC believes that the 2011 goals established for the NEOs provided the appropriate degree of difficulty, based upon the overall economic environment and that the final award determinations are appropriate. To ensure that pay and performance are aligned the O&CC, with the assistance of CAP, assesses whether the payouts that are earned by the NEOs are consistent with our performance relative to peers.

Long-Term Incentive Compensation

NEOs, other officers as determined by the Committee and other key employees, as selected by the CEO within guidelines established by the O&CC, are eligible to participate in the LTIP. This plan is designed to attract and retain qualified personnel for positions of substantial responsibility, motivate participants toward achievement of long-range corporate goals, provide incentive compensation opportunities that are competitive with those of other similar companies and align participants’ interests with those of stockholders. The LTIP was approved by stockholders at the 2004 Annual Meeting. To permit flexibility, the LTIP provides for different forms of equity awards: restricted stock, restricted stock units, performance units and stock options. The maximum number of shares that may be awarded under grants to any one individual is 1,000,000 during any 36 month period. In general, beginning in 2010 we have been granting performance units and restricted stock units.

Compensation Element	Description	Objective
Performance Units

Full value shares that are earned based upon independent metrics measured over a three-year period:

TSR relative to peers

ROIC against our internal goals

Participants have the opportunity to earn from 0 to 200% of their target award based on performance

Dividend equivalents are accrued as declared

Rewards for strong financial and stock price performance over a longer time frame than annual rewards Full value shares assist with retention
Restricted Stock Units	Right to receive shares of full value stock at vesting dates Vesting schedule established at time of grant Dividend equivalents are accrued as declared	Serves as retention device as recipient must remain an employee through vesting dates to earn payout

Grant levels are determined by the O&CC based upon several factors, including the value of long-term incentive awards made by companies in the peer group to executives in similar positions and whose cash compensation is similar to that of each NEO as well as the individual’s ability to contribute to our overall success. These levels of grants are reviewed annually by the O&CC. In general, when making LTIP grants, the O&CC’s determinations are made independently from any consideration of the individual’s prior LTIP awards.

The CEO determines his recommendations for the size of long-term incentive awards for NEOs and each other participant in part by analyzing long-term incentive award values granted to executives for comparable positions as reported in the peer group. Median long-term incentive values for comparable levels of base salary for executive positions within the peer group are used as a further reference for determining the recommended grant size for NEOs and other officers. In making a recommendation for the size of a particular LTIP grant for each NEO, the CEO adjusts this average to reflect the individual’s performance and ability to contribute to our long-term value. The value of an executives’ current holdings is not a consideration, though it is reviewed periodically by the O&CC.

Performance Unit Payouts On Prior Years’ Awards

Performance Period Ended December 31, 2010

In 2011, Messrs. Izzo, Levis, Mehrberg and LaRossa received payment of shares of our Common Stock equal to 120% (see table below) of the grant amount with regard to the December 2007 grant of performance units, reflecting achievement of the corresponding relative goal amount for the three-year performance period ended December 31, 2010. The grants allowed recipients to receive between zero and 200% of their grant amount for the performance period, based on TSR and Return on Equity (ROE) compared to peer companies. We determine TSR by comparing the changes in year-end stock prices, plus dividends, for us and the peer companies. We determine ROE by dividing Income From Continuing Operations by Stockholders’ Equity.

Actual results of the three-year period ended December 31, 2010 were:

TSR		ROE
PSEG Ranking:	12th of 17 peer companies	Peer Group Median:	11.90%
		PSEG Actual:	16.30%
Performance Unit Payout Factor:		120%

Based on these results, the dollar amount of each payment, which was made in shares of our Common Stock, is shown below calculated using the average of the high and low price of our Common Stock on April 19, 2011, $30.69. Neither Ms. Dorsa nor Mr. Bouknight was an employee at the time of the December 2007 grants.

NEO	Performance Units Granted (#)	Performance Units Earned (#)(1)	Performance Units Earned ($)(1)
Izzo	52,800	72,734	2,231,837
Dorsa	-	-	-
Levis	9,800	13,500	414,242
Mehrberg	12,300	16,591	509,082
Bouknight	-	-	-
LaRossa	7,800	10,745	329,703

(1)	Performance units earned and market value reflect rounding. Includes accrued dividend equivalents.

Performance Period Ended December 31, 2011

In 2012, Messrs. Izzo, Levis, Mehrberg, Bouknight and LaRossa and Ms. Dorsa received payment of shares of our Common Stock equal to 48% (see table below) of the grant amount with regard to the December 2008 grant of performance units.

These performance unit grants were subject to the achievement of goals related to TSR and ROIC over a three-year performance period ended December 31, 2011. These same performance goals apply to the 2010 performance unit grants. Each metric is independent and equally weighted (i.e., 50% each). TSR relative to the peer group was selected as it provides alignment with our stockholders and provides the incentive to deliver a return to stockholders greater than that of our peers. ROIC was used to ensure that we are effectively using our capital base. Based upon performance relative to the peer group on TSR and three-year average ROIC vs. our internal goals, executives can earn a stock award of between zero and 200% of their target. We believe that the ROIC goal represents a significant degree of difficulty. We determine ROIC by dividing Income from Continuing Operations (adjusted for certain interest expense) by debt and equity (adjusted for securitized debt and cash).

Recipients will receive 100% of their grant amount if:

•	For the three-year performance period TSR places us in the 50th percentile of the peer group; and

•	Our ROIC for the three-year performance period meets a pre-set target based on our business plan.

Payment, if any, will be made in the year following the three-year performance period based on the three-year performance. Any payments on performance units are made in the year following the end of the relevant performance period, pending availability of comparative data needed to calculate the amount, if any, of the payout earned. Dividend equivalents are accrued over the performance period and paid in shares of Common Stock in relation to the number of shares earned based on results for the performance period.

For these grants, the performance schedule for relative TSR, which can earn an individual 50% of the performance unit award, is detailed below:

TSR Performance Vs. Peers (1)	Percent Payout Factor for TSR Component
Below 35th Percentile	0%
35th Percentile	25%
50th Percentile	100%
75th Percentile	200%

(1)	Beginning with grants made in 2012, TSR performance will be measured by comparing our numerical ranking among peer group companies in respect to the TSR performance component.

For these grants, the performance schedule for relative ROIC, which can earn an individual 50% of the performance unit award, is detailed below:

2009 Performance Unit Grant 3 Year Average ROIC Target
	2009	2010	2011	3 Yr Average	Payout%*
Maximum (120% of Goal)				13.10%	200%
Target	11.50%	10.50%	10.60%	10.90%	100%
Threshold ( 80% of Goal)				8.70%	25%

*	Payout % above and below target will be interpolated based on the three-year average.

Actual results of the three-year period ended December 31, 2011 were:

TSR		ROIC
PSEG Ranking:	12th of 17 peer companies	Actual 3-year Average:	10.80%
Percentile:	31st	Internal Goal:	10.90%
Payout:	0	Payout:	96.66%
Performance Unit Payout Factor:		48%

Based on these results, the dollar amount of each payment, made in shares of our Common Stock, is shown below, calculated using the average of the high and low price of our Common Stock on February 21, 2012, $31.05.

NEO	Performance Units Granted (#)	Performance Units Earned (#) (1)	Performance Units Earned ($) (1)
Izzo	77,500	42,237	1,311,459
Dorsa	10,100	5,446	169,098
Levis	15,600	8,508	264,173
Mehrberg	13,100	7,146	221,883
Bouknight	2,100	1,113	34,559
LaRossa	12,300	6,708	208,283

(1)	Performance units earned and market value reflect rounding. Includes accrued dividend equivalents.

2011 and 2012 Grants

As mentioned earlier, we have changed from making long-term incentive award grants in December to making them in February. Since this decision was made in December 2011, no grants were made until February 2012 with the exception of a retention award of restricted stock units to Mr. Levis in December 2011. Therefore, the awards approved in February 2012 will be included in the Summary Compensation Table and related tables in the 2013 Proxy Statement and do not appear in the 2011 Summary Compensation Table in this Proxy Statement, since they were not made in 2011.

However, to provide our stockholders with transparent and appropriate information about our executive compensation program, we are providing in this CD&A the structure and amounts of the awards approved in February 2012. The structure of the long-term incentive is consistent with the prior grant as described above which is in the form of 60% performance units and 40% restricted stock units vesting at the end of three years. The mix between performance units and restricted stock units was determined based on our desire to provide the majority of long-term incentives in a performance-based vehicle while providing for strong retention during a challenging period in the industry. The greater emphasis on performance units places more of our NEOs’ potential compensation payouts at risk. The amounts approved in February 2012 for the NEOs are as follows:

	Performance Units ($)	Restricted Stock Units ($)	Total LTIP Award ($)
Izzo	3,435,000	2,290,000	5,725,000
Dorsa	660,000	440,000	1,100,000
Levis	660,000	440,000	1,100,000
Mehrberg	555,000	370,000	925,000
Bouknight	510,000	340,000	850,000
LaRossa	495,000	330,000	825,000

In addition, the CEO recommended and the O&CC approved a special retention award be made to Mr. Levis. The award was to recognize Mr. Levis’ strong performance and to provide for retention. We believe Mr. Levis is a key member of senior management with strong leadership skills. During his tenure with us, our generation business, which he leads, has achieved consistently excellent results and contributed significantly to our success. The award was made in December 2011, consisting of (i) an immediate grant of restricted stock units, with a value of $1,000,000 that cliff vests at the end of five years, and (ii) two future grants of performance units, each with a value of $1,000,000 and a three-year performance period, to be made in 2013 and 2014, respectively.

Retirement Benefits

We provide certain qualified retirement benefits under the Pension Plan of PSEG (Pension Plan) and the Cash Balance Pension Plan of PSEG (Cash Balance Plan) to maintain practices that are competitive with companies in the energy services industry with which we compete for executive talent. Participation depends upon the date of hire of the individual. Messrs. Izzo and LaRossa participate in the Pension Plan as they each began employment before January 1, 1996. Each of the other NEOs participate in the Cash Balance Plan as they were hired after that date.

In addition to the qualified plans, we provide certain limited non-qualified retirement benefits under the Retirement Income Reinstatement Plan (Reinstatement Plan) and the Supplemental Executive Retirement Income Plan (Supplemental Plan). We maintain these supplemental plans to provide competitive retirement benefits. Our supplemental executive retirement plans were adopted to assist in the recruitment and retention of key employees.

•

The Reinstatement Plan is an unfunded excess benefit plan that provides retirement benefits that would have been paid under our qualified retirement plans but for the limitations of the IRC which caps the amount of an employee’s compensation that may be considered for qualified plan purposes. All employees who are affected by these compensation limits are eligible to participate in this plan. SMICP amounts are also included in computing benefits under this plan.

•

The Supplemental Plan is an unfunded retirement benefit plan that provides supplemental limited retirement and death benefits to participants nominated by the CEO and designated by our Employee Benefits Policy Committee. It also provides retirement benefits based upon additional credited years of service for prior allied professional or industrial experience to employees selected by the CEO. The plan is primarily used as a recruitment and retention tool.

All of our NEOs participate in the Reinstatement Plan. Messrs. Izzo and LaRossa participate in the additional limited provisions of the Supplemental Plan. Ms. Dorsa and Messrs. Levis and Mehrberg will be eligible to participate in the additional limited provisions of the Supplemental Plan in accordance with their respective employment agreements. As described in the Pension Benefits Table, Mr. Izzo and Ms. Dorsa are eligible to receive additional years of credited service under certain circumstances.

Effective January 1, 2012, the formulas for calculation of the retirement benefits under the Pension Plan, and applicable benefits under the Reinstatement Plan and the Supplemental Plan, were changed to be based upon the highest seven-year rather than highest five-year average. During 2011, Ms. Dorsa and Messrs. Levis and Mehrberg each entered into an amendment to her/his respective employment agreement to make such changes to the additional limited benefits in the Supplemental Plan applicable to her/him. The effect was to lower their respective projected retirement payments. Messrs. Izzo and LaRossa were automatically included in the change. Mr. Bouknight was not affected as he does not participate in the applicable plan. Participation and potential payments under these plans are discussed in the Pension Benefits Table and accompanying detailed plan descriptions.

We also maintain a defined contribution 401(k) Plan and provide a partial employer matching contribution for 401(k) Plan participants who are in the Cash Balance Plan. In 2012, the employer partial matching contribution for participants in the Pension Plan was reinstated.

Deferred Compensation Plans

We offer a deferred compensation plan to our officers, including the NEOs, so they can more effectively manage their personal tax obligations. Participants may elect to defer all or any portion of their cash compensation and may choose from among several different investment options based upon the choices available in our 401(k) Plan, as well as a market-based rate of Prime plus 1/2%. We amended this plan in 2011 to better align the election and distribution provisions with market.

In 2011, we also added a plan to permit deferral of equity compensation. Except during the one-time initial enrollment period, the election to defer shares underlying an equity award must be made before the services giving rise to the equity award are performed. Deferred shares will be held in a Rabbi Trust.

Additional details about these deferred compensation plans are provided in the descriptions following the Non-Qualified Deferred Compensation Table.

Severance and Change-in-Control Benefits

We provide severance benefits in the event of certain employment terminations. These benefits are available to officers, including the NEOs, in order to be competitive with the companies in the energy industry and provide a level of financial security to the executive in periods of uncertainty in the event of a termination without cause. All of our NEOs participate in our Key Executive Severance Plan. Mr. Izzo is also eligible for certain severance benefits.

We provide severance benefits upon a change-in-control to officers, including the NEOs. A change-in-control is by its nature disruptive to an organization and to many executives. Such executives are frequently key players in the success of organizational change. To assure the continuing performance of such executives and maintain stability and continuity in the face of a possible termination of employment in the event of a change-in-control, we provide a competitive severance package. In addition, some executives, who may be key parties to such transaction, may have their employment terminated following its completion. A severance plan with benefits applicable upon a change-in-control is an important element for attracting and retaining key executives.

Neither our Key Executive Severance Plan nor Mr. Izzo’s severance agreement provide for gross-up payments from us in the event that any NEO or other participant is subject to an excise tax related to receipt of a change-in-control payment. Both the Key Executive Severance Plan and Mr. Izzo’s severance agreement include a “double-trigger” provision on benefits, which are paid only in the event of termination of employment following a change-in-control. Performance share payments, if any, are prorated.

Severance and change-in-control benefits are described under Potential Payments Upon Termination of Employment or Change-in-Control below.

Perquisites

We provide certain perquisites that we believe are reasonably within compensation practices of our peers or provide benefit to us, such as providing an appropriate degree of personal security to executives with a high public profile and allowing the executive to be productive while commuting. These include automobile use (and for the CEO, a driver) or car service, reimbursement of relocation expenses, annual physical examinations, limited spousal travel (with CEO approval) to executives on business trips, home security, home computer services, charitable contributions on behalf of the individual and limited personal entertainment. These perquisites are described in the 2011 Summary Compensation Table, as applicable.

We do not provide a tax gross-up of personal benefit amounts deemed to be taxable income under Federal or state income tax laws and regulations, except for certain relocation expenses, primarily in the case of newly-hired executives.

EXECUTIVE COMPENSATION GOVERNANCE FEATURES

Trading Pre-clearance

Under our Insider Trading Practice, all of our officers, including the NEOs, are required to obtain pre-clearance from the Office of the General Counsel prior to engaging in any transaction involving our Common Stock. In addition, our Insider Trading Practice does not permit any such transactions except during “open window” periods. These are limited times following the public release of earnings and disclosure of material information.

Hedging

We have a policy which prohibits officers, including NEOs, from hedging or short-selling our Common Stock.

Clawbacks

We have adopted provisions that require a participant to forfeit any annual or long-term incentive grants and repay profits made on sales of LTIP shares if they are earned as a result of misconduct related to accounting restatements. LTIP grants and shares received on exercise of LTIP grants are also subject to clawback if the participant violates his/her non-compete, non-solicitation or confidentiality agreements. We anticipate adjusting the terms of our clawback policy to comply with the Dodd-Frank Act once further guidance is released from the SEC.

Employment Agreements

We have entered into agreements with Messrs. Levis, Mehrberg and Bouknight and Ms. Dorsa and a severance agreement with Mr. Izzo. These are discussed following the Grants of Plan-Based Award Table below.

Stock Ownership and Retention Policy

In order to strengthen the alignment of the interests of management with those of stockholders, we have established a Stock Ownership and Retention Policy (Policy). Each officer must acquire a prescribed amount of shares within five years of the adoption of the Policy or the date they are elected or promoted. In addition to shares individually or jointly owned directly, through a broker or in Enterprise Direct or the ESPP, the following are counted toward the ownership requirement: (i) shares held in trusts for the benefit of immediate family members where the officer is the trustee, (ii) shares granted to the officer in the form of restricted stock and restricted stock units, whether or not vested, and (iii) shares held by the officer in the 401(k) Plan. Stock options and performance units (as distinct from shares which are actually issued as a result of exercise or vesting) are not counted. Shares subject to hedging or monetization transactions (such as zero-cost collars and forward sale contracts), which allow the officer to retain legal ownership without its full risks and rewards, are not counted for purposes of either the ownership or retention provisions of the Policy, since our Insider Trading Practice does not permit such hedging or pledging.

Each officer must retain at least 100%, after tax and costs of issuance, of all shares acquired through equity grants made subsequent to the adoption of the Policy, including the vesting of restricted stock or restricted stock unit grants, payout of performance unit awards and exercise of option grants, until his or her ownership requirement is met. Once an officer attains his/her required level of stock ownership, he/she must retain 25%, after tax and costs of issuance, of shares received from equity awards until retirement or his or her employment otherwise ends.

In the event an officer is not in compliance with any provision of the Policy, the O&CC may take such action as it deems appropriate, consistent with the provisions of our compensation plans and applicable law and regulations, to enable the officer to achieve compliance at the earliest practicable time or otherwise enforce the Policy. Such action may include establishing conditions with respect to all or part of any SMICP or LTIP award. The O&CC may vary the application of the provisions of the Policy for good cause or exceptional circumstances.

The Policy was not a factor considered by the O&CC in making the 2012 grants under the LTIP.

The following table shows, for each NEO, the dollar amount of stock ownership required by the Policy and the dollar amount of actual holdings as of February 17, 2012. Messrs. Izzo, Levis and LaRossa have achieved compliance in advance of the required date of November 20, 2012; for Ms. Dorsa, the compliance date is April 9, 2014, for Mr. Mehrberg it is September 8, 2013 and for Mr. Bouknight it is November 2, 2014.

NEO	Multiple Required	Required Amount ($) (1)	Amount Held ($)(2)
Izzo	5	4,900,000	12,303,370
Dorsa	3	1,770,000	1,200,892
Levis	3	1,650,000	3,903,549
Mehrberg	3	1,635,000	1,038,165
Bouknight	3	1,590,000	544,676
LaRossa	3	1,455,000	2,342,682

(1)	Determined as of January 1, 2012 for Messrs. Izzo, Levis, Bouknight, LaRossa and Ms. Dorsa, and September 8, 2008 for Mr. Mehrberg, the respective effective date of the current salary of each.

(2)	Based on average price of Common Stock for the twelve months preceding the effective date of the current base salary of the respective NEO.

Accounting and Tax Implications

The O&CC has considered the effect of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (formerly FAS 123R) (see Note 18 to Consolidated Financial Statements included in our Form 10-K) regarding the expensing of equity awards in determining the nature of the grants under the LTIP. The O&CC, with the assistance of CAP, reviews the competitiveness of the NEOs’ LTIP grants, as measured against the peer group, using reported Topic 718 grant values and approves grants to the NEOs accordingly as reported above in Long-Term Incentive Compensation.

The O&CC considers the tax-deductibility of our compensation payments. IRC Section 162(m) generally denies a deduction for United States Federal income tax purposes for compensation in excess of $1 million for persons named in the proxy statement, except for qualifying performance-based compensation pursuant to stockholder-approved plans. Stockholder approval of the LTIP and SMICP was received at the 2004 Annual Meeting of Stockholders. As a result, qualifying performance-based compensation under these plans is not now subject to the limitation on deductions contained in Section 162(m). While the O&CC believes that restricted stock and restricted stock units are valuable components of incentive compensation as they align the interest of the recipients with those of stockholders, the vesting of restricted stock and restricted stock unit grants does not qualify for tax-deductibility under Section 162(m) performance-based compensation.

In 2011, none of our NEOs had compensation in excess of the amount deductible under Section 162(m) of the IRC. The O&CC will continue to evaluate executive compensation in light of Section 162(m) and the flexibility that is desirable in administering our executive compensation program in accordance with our compensation philosophy.

In light of Section 162(m), as well as certain NYSE rules, the Board’s general policy is to present all incentive compensation plans in which executive officers participate to stockholders for approval prior to implementation.

2011 SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of our NEOs for the years shown. The NEOs are our CEO, CFO and four most highly compensated executive officers in 2011.

Name and Principal Position(1)	Year	Salary ($) (2)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(6)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(7)	All Other Compensation ($)(8,9)	Total ($)
Ralph Izzo	2011	946,450	-	-	-	1,535,400	1,710,000	185,306	4,377,156
Chairman of the Board,	2010	946,450	-	5,726,042	-	1,113,900	1,384,000	63,422	9,233,814
President & CEO	2009	946,450	-	2,360,804	2,362,241	1,345,000	1,585,000	116,475	8,715,970
Caroline Dorsa	2011	567,871	-	-	-	505,100	726,000	79,368	1,878,339
EVP & CFO	2010	567,871	-	1,023,937	-	310,900	493,000	71,702	2,467,410
	2009	386,589	204,322	1,045,027	780,117	277,300	1,832,000	46,095	4,571,450
William Levis	2011	543,960	-	1,000,000	-	517,200	346,000	41,460	2,448,620
President and	2010	543,960	-	1,023,937	-	348,200	280,000	36,083	2,232,180
COO (Power)	2009	543,960	-	474,359	475,300	374,000	445,000	156,490	2,469,109
Randall E. Mehrberg	2011	542,963	-	-	-	491,000	451,000	42,552	1,527,515
EVP Strategy &	2010	542,963	-	925,291	-	331,600	232,000	24,500	2,056,354
Development	2009	542,963	250,000	399,267	399,931	357,100	423,000	118,931	2,491,192
and President & COO (Energy Holdings)
J. A. Bouknight, Jr.	2011	518,057	-	-	-	412,200	45,000	14,398	989,655
EVP & General Counsel
Ralph A. LaRossa	2011	466,850	-	-	-	353,200	604,000	111,329	1,535,379
President and COO (PSE&G)	2010	466,850	-	2,824,277	-	185,300	454,000	18,313	3,948,740
	2009	464,728	-	375,458	374,808	285,500	503,000	39,449	2,042,943

(1)	Ms. Dorsa commenced employment on April 9, 2009. Mr. Bouknight commenced employment on November 2, 2009. No information is reported for years in which Mr. Bouknight was not an NEO.

(2)

Amounts shown are actual payments based on annualized salary. None of the NEOs received increases in salary for the years reported. The difference in Mr. LaRossa’s salary between 2009 and 2010 reflects timing of commencement of the applicable rate. Ms. Dorsa’s 2009 salary includes $85,398 and Mr. Bouknight’s 2011 salary includes $461,074 deferred under the Deferred Compensation Plan.

(3)

In 2009, Ms. Dorsa received a hiring bonus of $200,000 and $4,322 related to the loss of compensation in connection with her acceptance of employment with us, both of which were deferred under the Deferred Compensation Plan. In 2009, Mr. Mehrberg received the second installment of his hiring bonus.

(4)

The amounts shown reflect the grant date fair value of the awards. For a discussion of the assumptions made in valuation, see Note 18 to the Consolidated Financial Statements included in our Form 10-K. Due to a change in timing of grants no LTIP awards were granted in 2011, with the exception of a retention award of restricted stock units to Mr. Levis. LTIP awards were granted in February 2012, as discussed in the CD&A. Prior years’ awards consist of performance units and restricted stock units, including a retention award of restricted stock units and performance units to Mr. LaRossa in 2010. Performance unit value is shown at the target amount. Actual value of the shares received upon vesting of restricted stock units depends upon the price of our Common Stock. Payout value of the performance units earned upon vesting at the conclusion of the three-year performance period may be less than or exceed the grant date fair value, dependant upon achieving TSR and ROIC performance factors. More detailed information is provided in the CD&A.

The respective amounts below represent the grant date fair value of performance units at target and maximum amounts:

	Izzo ($)		Dorsa ($)		Levis ($)		Merhberg ($)		Bouknight ($)		LaRossa ($)
	Value at Target (100%)	Value at Maximum (200%)	Value at Target (100%)	Value at Maximum (200%)	Value at Target (100%)	Value at Maximum (200%)	Value at Target (100%)	Value at Maximum (200%)	Value at Target (100%)	Value at Maximum (200%)	Value at Target (100%)	Value at Maximum (200%)
2010	3,436,150	6,872,300	614,693	1,229,386	614,693	1,229,386	555,097	1,110,194	-	-	1,495,015	2,990,030
2009	2,360,804	4,721,608	779,443	1,558,886	474,359	948,718	399,267	798,534	-	-	375,458	750,916

(5)	The amounts shown reflect the grant date fair value of the awards. For a discussion of the assumptions made in valuation see Note 18 to the Consolidated Financial Statements included in our Form 10-K.

(6)

Amounts awarded were earned under the SMICP and determined and paid in the following year. Mr. Izzo elected to defer his entire 2011, 2010 and 2009 awards, Ms. Dorsa elected to defer her entire 2009 award and Mr. Bouknight elected to defer his entire 2011 award under the Deferred Compensation Plan.

(7)

Includes the change in the actuarial present value of accumulated benefit under defined benefit pension plans and supplemental executive retirement plans between calendar years 2011 and 2010, 2010 and 2009, and 2009 and 2008, determined by calculating the benefit under the applicable plan benefit formula for each of the plans, measured at December 31 of each year, based on credited service, earnings in effect at the respective measurement dates, applicable interest rates and computational assumptions. These changes are:

	Izzo ($)	Dorsa ($)	Levis ($)	Mehrberg ($)	Bouknight ($)	LaRossa ($)
2011	1,710,000	726,000	346,000	451,000	45,000	604,000
2010	1,384,000	493,000	280,000	232,000	-	454,000
2009	1,585,000	1,832,000	445,000	423,000	-	503,000

Any interest earned under the Deferred Compensation Plan at the prime rate plus  1/2% did not exceed 120% of the applicable long-term rate for any of the NEOs in 2011, 2010 or 2009.

(8)

For 2011, depending on the individual, includes perquisites and personal benefits which include (a) automobile and related expenses, (b) physical examinations, (c) home security systems (d) home computer services, (e) relocation expenses, (f) personal entertainment and (g) charitable contributions on behalf of the individual. For automobiles, the pro rata personal usage value of the vehicle lease cost was used; for parking, the market value for the parking space was used; for the driver, actual pro-rata expense was used for the time devoted to CEO commuting and personal use; for gas, maintenance and insurance, our standard employee personal auto use rate was used based on the vehicle’s personal use mileage; for the car service actual cost was used. Three NEOs each received a perquisite in 2011 that exceeded the greater of $25,000 or 10% of his/her total perquisite and personal benefit amount: Messrs. Izzo and LaRossa received home security services in the amount of $157,657 and $97,332, respectively; and Ms. Dorsa used a car service for commuting, with a cost to us of $69,312.

(9)

In 2011 and 2010, the employer matching contribution to our 401(k) Plan was the same percentage generally available to all employees. In those years, participants in the Cash Balance Plan received a partial Company matching contribution, but participants in the Pension Plan did not receive an employer match.

	Izzo ($)	Dorsa ($)	Levis ($)	Mehrberg ($)	Bouknight ($)	LaRossa ($)
Company Match	-	9,800	9,800	9,800	2,292	-

2011 GRANTS OF PLAN-BASED AWARDS TABLE

The following table provides information on plan-based awards made to our NEOs during 2011.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)
Name	Grant Date (1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards; Number of Shares of Stock or Units (#)	All Other Option Awards; Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Ralph Izzo		593,750	1,187,500	1,781,250
Caroline Dorsa		199,500	399,000	598,500
William Levis		204,750	409,500	614,250
Restricted Stock Units	12/20/11					31,950					1,000,000
Randall E. Mehrberg		190,750	381,500	572,250
J. A. Bouknight Jr.		156,000	312,000	468,000
Ralph A. LaRossa		140,600	281,200	421,800

(1)	Relates to equity awards. All equity awards, if any, are made under the LTIP.

(2)	Represents possible payouts under SMICP for 2011 performance. The actual awards were determined in February 2012 and paid in the same month, as reported in the 2011 Summary Compensation Table.

(3)	As described in the CD&A, Mr. Levis received a retention award in 2011. No other equity awards were made in 2011.

(4)

Represents the fair value at the grant date of the equity award granted in 2011. For a discussion of the assumptions made in valuation see Note 18 to the Consolidated Financial Statements included in our Form 10-K.

Material Factors Concerning Awards Shown in Summary Compensation Table, Grants of Plan-Based Awards Table and Employment Agreements

SMICP

The plan-based awards for annual cash incentive compensation included in the 2011 Summary Compensation Table were paid in 2012 with respect to 2011 performance under the terms of the SMICP. The range of possible awards for each NEO in relation to his/her Target Award is set forth in the Grants of Plan-Based Awards Table above. An explanation of the SMICP and performance goals, measures and performance factors achieved are described under Annual Cash Incentive Compensation in the CD&A.

LTIP

As explained in the CD&A and shown above, LTIP awards were made to NEOs in 2010 and 2009. Due to the shift in O&CC’s schedule of consideration of awards, no grants were made in 2011, except for a special retention award to Mr. Levis. The O&CC, in February 2012, approved grants in the form of restricted stock units and performance units to the NEOs. The restricted stock units vest after three years. The three-year performance period for the performance units ends December 31, 2014, with payment, if any, made the following year. Mr. Levis’ retention award consisted of an immediate grant of restricted stock units that vest after five years and two future grants of performance units each with a three-year performance period ending December 31, 2015 and December 31, 2016, respectively.

In previous years, restricted stock awards were made. Generally, restricted stock awards vested one-forth annually as determined at the time of grant. Recipients of restricted stock awards have full voting rights and receive dividends at the regular dividend rate and are paid on each regular dividend date. Dividends on restricted stock units accrue and are paid in additional shares at vesting. Generally, unvested shares of restricted stock vest immediately upon any retirement which occurs one year or more after the grant and vest on a pro rata basis if retirement occurs prior to that. Unvested restricted stock units vest pro rata if retirement occurs within one year of the grant and thereafter according to the original grant schedule. Generally, unvested restricted stock and restricted stock units are forfeited upon resignation or involuntary termination of employment.

Performance units are denominated in shares of Common Stock and are subject to achievement of certain performance goals over a three-year period and are payable as determined by us in shares of our Common Stock or cash. Payments of awards granted in December 2008 were made in 2012 based on performance for the three-year period that ended on December 31, 2011. Payment was at 48% of target. Performance units awards granted in December 2007 were paid in 2011 based on the three-year performance period that ended December 31, 2010. For those performance units, payment was at 120% of target.

Further explanation of performance unit payment determination is set forth under Long-Term Incentive Compensation in the CD&A above. For further information about vesting, see Employment Agreements and Potential Payments Upon Termination of Employment or Change-In-Control below.

No Stock Options were granted in 2011 or 2010. Some options granted in previous years are still outstanding as reported in the Outstanding Equity Awards at Year-End Table. Grants were made with an exercise price equal to the NYSE closing price on the date of grant for a 10-year term. No discounted options may be granted and no repricings may be done without stockholders’ approval.

Employment Agreements

We entered into a severance agreement with Mr. Izzo on December 16, 2008 incorporating certain of the severance provisions of his then expiring employment agreement. The terms are discussed below under Potential Payments Upon Termination of Employment or Change-In-Control.

The agreement executed between us and Ms. Dorsa, covering her employment as Executive Vice President and CFO, effective April 9, 2009, provides for an initial base salary of $570,000, with a salary review annually each January. The agreement provided for a cash payment upon employment of $200,000, which must be repaid if Ms. Dorsa leaves the Company (voluntarily or upon termination for cause) within three years of her date of hire. Ms. Dorsa also received a cash payment of $4,322 to make-up for lost compensation due to her acceptance of employment with us. In addition, the agreement provides that Ms. Dorsa will participate in the SMICP and the LTIP during her term of employment. Ms. Dorsa’s target incentive award under the SMICP was initially set at 60% of base salary. The agreement also provided for an award to Ms. Dorsa of 8,800 shares of Restricted Stock under the LTIP vesting on April 9, 2014, assuming continued employment. Ms. Dorsa’s long-term compensation opportunity under the LTIP was set at $900,000 for 2009 (prorated from her date of hire) and will be reviewed annually pursuant to the terms of the LTIP. The agreement also provides that if Ms. Dorsa remains employed through April 9, 2014, she will become a participant in the additional limited benefits provision of the Supplemental Plan and receive 15 years of additional service credit. On July 12, 2011, we entered into an amendment to the agreement to adjust her benefits that accrue after December 31, 2011 under the Reinstatement Plan and the Supplemental Plan to provide for a calculation reducing her benefits to be based on the highest seven-year average rather than the highest five-year average, in alignment with changes generally applicable to other participants in those plans. Ms. Dorsa also participates in the Key Executive Severance Plan. Finally, the agreement provides that we will provide Ms. Dorsa with a car service for commuting purposes.

We entered into an agreement with Mr. Levis, effective January 1, 2007, in connection with his initial employment with us, covering his employment as President and Chief Nuclear Officer of Power’s subsidiary, Nuclear. The agreement provided for a base salary of $500,000, with a salary review in December 2007 and annually thereafter. The agreement further provided for a cash payment of $500,000, which would have had to have been repaid if Mr. Levis had left the Company (voluntarily or upon termination for cause) before January 1, 2012. Mr. Levis also received $16,667 to make-up for lost bonus opportunity with his prior employer. In addition, the agreement provides that Mr. Levis will participate in the SMICP and the LTIP during his term of employment. Mr. Levis’s target incentive award under the SMICP must be at least 60% of base salary. The agreement awarded to Mr. Levis a grant of 100,000 shares of Restricted Stock under the LTIP, of which 40,000 shares vested on January 1, 2010 and 60,000 shares will vest on January 1, 2013, assuming continued employment, but vest immediately upon a termination without cause. Long-term compensation opportunity is to be reviewed annually pursuant to the terms of the LTIP. Finally, the agreement provides that, should Mr. Levis remain employed through January 16, 2013, he will become a participant in the additional limited benefits provision of the Supplemental Plan. On September 19, 2011, we entered into an amendment to the agreement to adjust his benefits that accrue after December 31, 2011 under the Reinstatement Plan and the Supplemental Plan to provide for a calculation reducing his benefit to be based on the highest seven-year average rather than the highest five-year average, in alignment with changes generally applicable to other participants in those plans.

The agreement executed between us and Mr. Mehrberg, covering his employment as Executive Vice President — Planning and Strategy effective September 8, 2008, provides for an initial base salary of $545,000, with an annual salary review beginning January 2010. The agreement provided for cash payments of $250,000 within 45 days of employment and on September 8, 2009, each of which must be repaid if Mr. Mehrberg leaves the Company (voluntarily or upon termination for cause) within three years of the applicable payment. In addition, the agreement provides that Mr. Mehrberg will participate in the SMICP and the LTIP during his term of employment. Mr. Mehrberg’s target incentive award under the SMICP was initially set at 60% of base salary. Mr. Mehrberg’s long-term compensation opportunity under the LTIP was set at $800,000 for 2008 (prorated from his date of hire) and will be reviewed annually pursuant to the terms of the LTIP. As provided in the agreement, if Mr. Mehrberg resigns on or after September 8, 2012, in order to take a position with a governmental or non-profit entity agreed to by our CEO, any unvested LTIP awards will vest as if he retired. An amendment dated May 3, 2011 provides that if Mr. Mehrberg resigns on or after September 8, 2012, but before January 1, 2017, in order to take a position with a governmental entity or another employer agreed to by our CEO, retires and our CEO approves full vesting, or is terminated without cause, any unvested LTIP awards would fully vest without proration upon such a resignation, retirement or termination. The agreement also provides that if Mr. Mehrberg remains employed through September 8, 2013, or if, before then, he resigns to take a position with a governmental entity or is terminated without cause, he will become a participant in the additional limited benefits provision of the Supplemental Plan. On June 8, 2011, we entered into an amendment to Mr. Mehrberg’s agreement to adjust his benefits that accrue after December 31, 2011 under the Supplemental Plan to provide for a calculation reducing his benefit to be based on the highest seven-year average rather than the highest five-year average, in alignment with changes generally applicable to other participants in those plans. Finally, the agreement provided Mr. Mehrberg with severance benefits that are covered by the terms of the Key Executive Severance Plan.

The agreement executed between us and Mr. Bouknight covering his employment as Executive Vice President — Law, effective November 2, 2009, provides for an initial base salary of $520,000, with an annual salary review beginning January 2010. The agreement provides for cash payment of $300,000 within 45 days of employment, which must be repaid if Mr. Bouknight leaves the Company (voluntarily or upon termination for cause) prior to December 31, 2012. In addition, the agreement provides that Mr. Bouknight will participate in the SMICP and the LTIP during his term of employment. Mr. Bouknight’s target incentive award under the SMICP was initially set at 60% of base salary. Mr. Bouknight’s long-term compensation opportunity under the LTIP was set at $800,000 for 2009 (prorated from his date of hire) and will be reviewed annually pursuant to the terms of the LTIP. As provided in this agreement, if Mr. Bouknight or the Company terminates his employment other than for cause after December 31, 2012, any unvested LTIP awards will vest as if he retired. Further, if he retires on or after that date or his employment is terminated by reason of disability or death, any unvested performance units awarded with respect to the years 2009 through 2012 and earned would fully vest without proration. Finally, the agreement provided Mr. Bouknight with severance benefits that are covered by the terms of the Key Executive Severance Plan.

For additional information regarding severance benefit provisions, see Potential Payments Upon Termination of Employment or Change-in-Control.

OUTSTANDING EQUITY AWARDS AT YEAR-END (12/31/11) TABLE

The following table lists all outstanding stock option, performance unit, restricted stock and restricted stock unit awards as of December 31, 2011 for our NEOs.

Option Awards						Stock Awards
Name/ Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock that have Not Vested (#)(3)	Market Value of Shares or Units of Stock that have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have Not Vested ($)(4,6)

Ralph Izzo						76,420	2,522,624	175,369	5,788,931
10/18/03	300,000	-		20.3850	10/18/2013
05/03/04	22,000	-		21.3750	5/3/2014
01/16/07	140,000	-		32.9250	1/16/2017
03/20/07	113,000	-		39.1650	3/20/2017
12/18/07	199,800	-		48.2050	12/18/2017
12/16/08	355,050	118,350		30.0300	12/16/2018
12/14/09	173,950	173,950		33.4900	12/14/2019

Caroline Dorsa						22,458	741,339	32,156	1,061,470
4/9/2009	45,825	15,275		30.1800	4/9/2019
12/14/2009	33,150	33,150		33.4900	12/14/2019

William Levis						105,608	3,486,120	32,918	1,086,623
1/16/2007	39,000	-		32.9250	1/16/2017
6/19/2007	3,500	-		44.4350	6/19/2017
12/18/2007	42,000	-		48.2050	12/18/2017
12/16/2008	71,400	23,800		30.0300	12/16/2018
12/14/2009	35,000	35,000		33.4900	12/14/2019

Randall E. Mehrberg						12,355	407,839	28,862	952,735
9/22/2008	41,100	13,700		34.8000	9/22/2018
12/16/2008	60,150	20,050		30.0300	12/16/2018
12/14/2009	29,450	29,450		33.4900	12/14/2019

J. A. Bouknight, Jr.						10,999	363,077	27,037	892,491
11/2/2009	6,300	6,300		29.5200	11/2/2019
12/14/2009	29,450	29,450		33.4900	12/14/2019

Ralph A. LaRossa						44,361	1,464,357	56,929	1,879,226
1/16/2007	52,000	-		32.9250	1/16/2017
12/18/2007	33,000	-		48.2050	12/18/2017
12/16/2008	56,400	18,800		30.0300	12/16/2018
12/14/2009	27,600	27,600		33.4900	12/14/2019

(1)	Grants made on the dates shown under the LTIP of non-qualified options to purchase our Common Stock. Options vest 25% annually over four years on the grant date anniversary.

(2)	Closing price on NYSE on grant date.

(3)

Represents restricted stock units granted in December 2010 to each of the NEOs and in December 2011 to Mr. Levis. The restricted stock units vest 100% on December 21, 2013 with the exception of Mr. Levis’ special retention award of 31,950 restricted stock units in 2011, which cliff vest 100% on December 20, 2016.

Also included are shares of restricted stock awarded under the LTIP to:

Ms. Dorsa—8,800 which vest on April 9, 2014, and

Mr. Levis—60,000 which vest on January 1, 2013.

Dividends on the restricted stock accrue at the regular dividend rate and are paid on each regular dividend payment date as declared by the Board. Dividend equivalents accrue on restricted stock units and are paid in shares of Common Stock at vesting.

(4)	Value represents number of shares or units multiplied by the closing price on the NYSE on December 30, 2011 of $33.01.

(5)

Performance units awarded under the LTIP are earned based on a three-year performance period and are shown at target. The vesting schedule below shows the number of outstanding performance units at target and maximum (200%). Payment, if any, is made in the first quarter of the following year. For further explanation of performance units, see the CD&A.

		Vesting Schedule
Name	Grant Date	Target 2012 (#)	Max 2012 (#)	Target 2013 (#)	Max 2013 (#)
Izzo	Dec-2009	70,173	140,346
	Dec-2010			105,196	210,392
Dorsa	Dec-2009	13,338	26,676
	Dec-2010			18,818	37,636
Levis	Dec-2009	14,100	28,200
	Dec-2010			18,818	37,636
Mehrberg	Dec-2009	11,868	23,736
	Dec-2010			16,994	33,988
Bouknight	Nov-2009	11,868	23,736
	Dec-2010			15,169	30,338
LaRossa	Dec-2009	11,160	22,320
	Dec-2010			45,769	91,538

(6)	Value of performance units are shown at target, multiplied by the closing price on the NYSE on December 30, 2011 of $33.01.

OPTION EXERCISES AND STOCK VESTED DURING 2011 TABLE

The following table provides information regarding the exercise of stock options by the NEOs in 2011 and the vesting during 2011 of performance units previously granted to the NEOs, under our LTIP.

	Option Awards	Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(4)
Ralph Izzo(5)	100,000	1,296,058	42,237	1,311,459
Caroline Dorsa	-	-	5,446	169,098
William Levis(5)	-	-	8,508	264,173
Randall E. Mehrberg(5)	-	-	7,146	221,883
J. A. Bouknight, Jr.	-	-	1,113	34,559
Ralph A. LaRossa(5)	-	-	6,708	208,283

(1)	Cashless exercise transactions pursuant to a 10b-5-1 Trading Plan under applicable SEC rules, with Mr. Izzo retaining 20,580 shares.

(2)	Reflects the difference between the exercise price and the market price on the date of exercise, multiplied by the number of shares acquired.

(3)

Messrs. Izzo, Levis, Mehrberg, Bouknight and LaRossa and Ms. Dorsa, had 87,981, 17,710, 14,872, 2,309, 13,963 and 11,337 performance units, respectively, which vested on December 31, 2011 for the three year performance period ended that day. The final awards shown in the table were made at 48% of target, calculated based upon a comparison of our TSR with those of a peer group of companies and our three-year average ROIC compared to our internal goal. Performance units earned and value realized reflect rounding. A more detailed explanation of the calculation of the amount earned appears in the CD&A.

(4)	Reflects the value of the performance unit awards on February 21, 2012 the performance unit value determination date, using the average of the high and low PSEG stock price—$31.05.

(5)

Performance units previously granted to Messrs. Izzo, Levis, Mehrberg and LaRossa which vested on December 31, 2010, for the three-year performance period ended that day were calculated and paid April 19, 2011, at 120% of target. A more detailed explanation of the calculation of the amount earned appears in the CD&A.

2011 PENSION BENEFITS TABLE

The following table provides information on the actuarial present value of the NEOs accumulated benefit under each of our pension and retirement plans.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(4)	Payments During Last Fiscal Year ($)
Ralph Izzo	Qualified Pension Plan(1)	19.69	1,802,000	-
	Retirement Income Reinstatement Plan(2)	19.69	2,058,000	-
	Supplemental Executive Retirement Plan(3,5)	23.55	4,362,000	-

			8,222,000

Caroline Dorsa	Qualified Pension Plan(1)	2.73	34,000	-
	Retirement Income Reinstatement Plan(2)	2.73	72,000	-
	Supplemental Executive Retirement Plan(3,5,6)	10.92	2,945,000	-

			3,051,000

William Levis	Qualified Pension Plan(1)	5.00	61,000	-
	Retirement Income Reinstatement Plan(2)	5.00	144,000	-
	Supplemental Executive Retirement Plan(6)	5.00	2,685,000	-

			2,890,000

Randall E. Mehrberg	Qualified Pension Plan(1)	3.31	46,000	-
	Retirement Income Reinstatement Plan(2)	3.31	88,000	-
	Supplemental Executive Retirement Plan(6)	3.31	2,530,000	-

			2,664,000

J. A. Bouknight, Jr.	Qualified Pension Plan(1)	2.16	22,000	-
	Retirement Income Reinstatement Plan(2)	2.16	77,000	-
	Supplemental Executive Retirement Plan		-	-

			99,000

Ralph A. LaRossa	Qualified Pension Plan(1)	26.50	477,000	-
	Retirement Income Reinstatement Plan(2)	26.50	852,000	-
	Supplemental Executive Retirement Plan	26.50	1,165,000	-

			2,494,000

(1)

All NEOs participate in either the Pension Plan, a traditional defined benefit pension plan, or the Cash Balance Pension Plan, a cash balance pension plan, depending on date of hire, each of which is a qualified plan under the IRC. Such plans are available to all other employees under the same terms and conditions. Messrs. Izzo and LaRossa participate in the Pension Plan. Ms. Dorsa and Messrs. Levis, Mehrberg and Bouknight participate in the Cash Balance Plan. Years shown reflect actual years of service.

(2)	Years shown reflect actual years of service.

(3)

Certain employees receive additional years of credited service for the purpose of retirement benefit calculations in recognition of prior work experience, including 15 years for Ms. Dorsa, which vest ratably over five years. In addition, Mr. Izzo receives an additional 5 years which vest at age 60 as described below under Supplemental Plan. The additional 5 years are prorated in the table for participants under age 60. Years shown reflect the sum of actual years of service and years credited under the Supplemental Plan.

(4)

Amounts shown represent actuarial present value of accumulated benefit computed as of the same Pension Plan measurement date used for our financial statements for the year ended December 31, 2011, with two exceptions: (i) NEOs were assumed to retire at the plan’s normal retirement age and (ii) no pre-retirement termination, disability or death was assumed to occur. For a discussion of the valuation method and material assumptions applied in quantifying the present value, see Note 12 to the Consolidated Financial Statements included in our 2011 Annual Report on Form 10-K.

(5)

The actuarial present value of accumulated benefits based on actual years of service for Mr. Izzo and Ms. Dorsa is $6,685,000, and $2,156,000, respectively, and the actuarial present value of accumulated benefits based on additional years of service for each such person is $1,537,000, and $895,000, respectively.

(6)

Mr. Levis, Mr. Mehrberg and Ms. Dorsa will be eligible to participate in the additional limited benefits provision of the Supplemental Plan if employed by us on January 16, 2013, September 8, 2013 and April 9, 2014, respectively.

Qualified Pension Plans

All of our employees are eligible to participate in either the Pension Plan or the Cash Balance Plan. The Pension Plan covers employees hired prior to January 1, 1996 and provides participants with a life annuity benefit at normal retirement (age 65) pursuant to a formula based upon (a) the participant’s number of years of service and (b) the average of the participant’s five or seven highest years of compensation up to the limit imposed by the IRC.

The benefit formula is A + B + C:

A= 1.3% of the lesser of 5-year final average earnings or $24,600 times years of credited service not exceeding 35 years;

B= 1.5% of the amount by which 5-year final average earnings exceeds $24,600 times years of credited service not exceeding 35 years; and

C= 1.5% of 5-year final average earnings times years of credited service in excess of 35 years.

An additional benefit equal to $4.00 per month for each year of credited service is payable until the retiree reaches age 65.

All active participants are fully vested in their Pension Plan benefit. Benefits are payable on an unreduced basis (i) at age 65, (ii) at age 60, if the participant’s age, plus years of service, equals or exceeds 80 or (iii) at age 55, if the participant has 25 or more years of service. Participants whose age, plus years of service, equals or exceeds 80, but who are not yet age 60, may commence their Pension Plan benefits on a reduced basis.

In June 2011 we amended the Pension Plan effective January 1, 2012, to change the benefit formula for non-represented participants. The effect of the change is to reduce projected pension payments. Under the new formula, the average of the participant’s seven highest years of compensation up to the limit imposed by the IRC will be used rather than the average of the participant’s five highest years of compensation. Each affected participants’ accrued benefit was calculated under the five year formula as of December 31, 2011 (Locked-in 2011 Accrued Benefit). Beginning January 1, 2012, a participant’s benefit will be equal to (i) the Locked-in 2011 Accrued Benefit and (ii) A + B + C:

A= 1.3% of the lesser of 7-year final average earnings beginning on January 1, 2012 or $24,600 times years of credited service not exceeding 35 years less the number of years as of December 31, 2011;

B= 1.5% of the amount by which 7-year final average earnings beginning on January 1, 2012 exceeds $24,600 times years of credited service not exceeding 35 years less the number of years as of December 31, 2011; and

C= 1.5% of 7-year final average earnings times years of credited service in excess of 35 years.

The Cash Balance Plan covers employees hired or rehired on or after January 1, 1996 and provides each participant with a life annuity benefit at normal retirement (age 65) equal to the actuarial equivalent of a notional amount maintained for him/her. Participants are eligible for retirement under the Cash Balance Plan upon the attainment of age 55 with five or more years of service. Participants’ accounts are credited each year with a percentage of compensation, which is determined based on the participant’s age plus years of service measured at year-end.

Sum of Age and Service	Percentage of Compensation Credited %
<30	2.00
30-39	2.50
40-49	3.25
50-59	4.25
60-69	5.50
70-79	7.00
80-89	9.00
90+	12.00

Each participant’s notional amount grows each year with interest credits based on a 6.0% annual rate of interest. Participants become immediately fully vested in their Cash Balance Plan benefit.

Reinstatement Plan

Certain management and highly compensated employees are eligible to participate in a non-qualified excess benefit retirement plan, the Reinstatement Plan, designed to replace earned pension benefits as determined under the qualified pension formula, but which cannot be paid from the qualified pension plans as a result of the IRC mandated limits for qualified plans. The benefits payable under this plan mirror those of the qualified plans described above except that the compensation considered in computing the benefit (i) will not be limited by qualified plan limits, (ii) will include any amounts that the participant deferred under deferred compensation plans, (iii) will include amounts earned under the SMICP (which are not considered under the qualified pension plans), (iv) will be limited to 150% of average base salary for the applicable five years and (v) will be offset by any benefits received by the participant under the qualified plan.

As a result of the changes made to the benefit formula under the qualified Pension Plan for non-represented employees, the Reinstatement Plan benefits for such participants were calculated as of December 31, 2011 (Locked-in 2011 Reinstatement Plan Benefit). Beginning on January 1, 2012, the participants’ Reinstatement Plan benefits will be determined under a seven-year final average pay formula rather than a five-year final average pay formula. The participants’ Reinstatement Plan benefits who participate in the qualified Pension Plan will be equal to (i) the sum of their Locked-in 2011 Reinstatement Plan Benefits plus the benefits determined under the seven year final average pay formula beginning January 1, 2012, less (ii) their benefit under the qualified Pension Plan.

In 2011, Ms. Dorsa and Messrs. Levis and Mehrberg agreed to amendments to their respective employment agreements to make the changes to the Reinstatement Plan applicable to them in January 2012. The effect was to reduce their respective projected payments.

Supplemental Plan

Certain employees receive additional years of service for the purpose of retirement benefit calculations in recognition of prior allied work experience. Such benefits are paid from a non-qualified plan, the Supplemental Plan. Under the additional service credit provisions, certain participants may also receive an additional five years of credited service for the purpose of this supplemental benefit calculation if they retire between ages 60 and 65. The credited years of service reduce by one year for each six-month period such participant works beyond age 65. This feature of the plan is designed to encourage retirement on or before age 65. Benefits payable under the additional service provisions of the Supplemental Plan mirror those payable under the Reinstatement Plan, except that the additional years of service are considered in calculating the amount of benefit. Any benefit payable under this plan is offset by benefits payable under the qualified plan and the Reinstatement Plan. Effective January 1, 2011, new participants are no longer eligible for this provision under the Supplemental Plan.

Certain participants in the Supplemental Plan receive additional limited benefits. This portion of the Supplemental Plan provides a total target replacement income percentage equal to credited service for qualified pension plan calculation purposes, plus 30, to a maximum of 75%, of covered compensation. Covered compensation used for determining limited benefits under the Supplemental Plan is the same as the covered compensation used under for the Reinstatement Plan. The target replacement amount under the limited benefit portion of this Plan is reduced by any pension benefits from any previous employers accrued and vested at the time of hire, by the participant’s Social Security benefit at normal retirement age and by the pension benefits provided by each other PSEG retirement benefit plan (qualified plans and non-qualified plans). The additional limited benefits provision of the Supplemental Plan also provides a death benefit equal to 150% of base compensation if death occurs while the participant is actively employed. Participants designated for the additional limited benefit become entitled to this benefit only upon (a) retirement under the terms of the qualified plan in which they participate (Pension Plan or Cash Balance Plan) or (b) death.

The change in the benefit formula under the qualified Pension Plan from a five-year final average pay formula to a seven-year final average pay formula impacts the limited benefits under the Supplemental Plan. Accordingly, we amended the Supplemental Plan as of January 1, 2012 to reflect this change.

In 2011, Ms. Dorsa and Messrs. Levis and Mehrberg agreed to amendments to their respective employment agreements to make the changes to the Supplemental Plan applicable to them in January 2012. The effect was to reduce their respective projected payments.

2011 NON-QUALIFIED DEFERRED COMPENSATION TABLE

The following table provides information regarding compensation deferred by the NEOs under our Deferred Compensation Plans.

Name	Executive Contributions in Last Fiscal Year (2011) ($)	Registrant Contributions in Last Fiscal Year (2011) ($)	Aggregate Earnings in Last Fiscal Year (2011) ($)	Aggregate Withdrawals/ Distributions (2011) ($)	Aggregate Balance at Last Fiscal Year End (2011) ($)
Ralph Izzo(1)	1,113,900	-	238,038	-	6,840,330
Caroline Dorsa(2)	-	-	13,376	-	637,824
William Levis	-	-	-	-	-
Randall E. Mehrberg	-	-	-	-	-
J. A. Bouknight, Jr.(3)	755,873	-	(30,165)	-	1,298,702
Ralph A. LaRossa	-	-	-	-	-

(1)

The amount shown under Executive Contributions in Last Fiscal Year (2011) was previously reported in our 2011 proxy statement. $5,938,494 of the amount shown under Aggregate Balance at Last Fiscal Year End (2010) is reported in the Summary Compensation Table in this Proxy Statement or in proxy statements for previous years.

(2)

The amount shown under Executive Contributions in Last Fiscal Year (2011) was previously reported in our 2011 proxy statement. $567,020 of the amount shown under Aggregate Balance at Last Fiscal Year End (2010) is reported in the Summary Compensation Table in this Proxy Statement or in proxy statements for previous years.

(3)	Amounts for Mr. Bouknight were not reported in any of our previous proxy statements as he was not an NEO.

Deferred Compensation Plan

Under the Deferred Compensation Plan, participants, including the NEOs, may elect to defer any portion of their cash compensation by making appropriate elections in the calendar year prior to the year in which the services giving rise to the compensation being deferred are rendered. A participant may change an election to defer compensation not later than the date that is the last date that an election to defer may be made.

At the same time he/she elects to defer compensation, the participant must make an election as to the timing and the form of distribution of that year’s deferrals from his/her Deferred Compensation Plan account. For compensation deferred in 2011 and earlier or years distribution may commence (a) on the thirtieth day after the date he/she terminates employment or, in the alternative, or (b) on January 15th of any calendar year following termination of employment elected by him/her, but in any event no later than the later of (i) the January of the year following the year of his/her 70th birthday or (ii) the January following termination of employment. Notwithstanding the forgoing, however, for NEOs and other specified employees, distribution of his/her account may not occur earlier than six months following the date of his/her termination of service. Participants may elect to receive the distribution of their Deferred Compensation account in the form of one lump-sum payment, annual distributions over a five-year period or annual distributions over a 10-year period.

We amended the Deferred Compensation Plan on November 1, 2011. With respect to compensation deferred in 2012 and future years, participants may elect to commence distribution of particular year’s deferrals (a) six months following his/her termination of employment, or (b) a specified number of years following his/her termination from employment. Participants may elect to receive distribution of such deferrals under the Deferred Compensation Plan in the form of a lump-sum payment or annual distributions over a period of three to fifteen years.

In addition, we amended the Deferred Compensation Plan to add a scheduled future date distribution option. This option allows participants to receive a specific plan year’s deferral balance on a specified date as early as three years after the beginning of the year in which the deferrals are made. Distributions are paid in a lump sum within 90 days from the date elected regardless of whether the participant is employed by us on the payment date.

Participants may change their distribution elections as to future year’s deferrals. Participants may also make changes of their distribution elections with respect to prior years’ deferrals provided that (a) any such new distribution election is made at least one year prior to the previously selected commencement date or (b) the new commencement date is at least five years later than the previously selected commencement date.

Amounts deferred under the Deferred Compensation Plan are credited with earnings based on (a) the performance of one or more of the pre-mixed lifestyle investment portfolio funds or the S&P 500 Fund available to employees under our 401(k) plans or (b) at the rate of Prime plus 1/2%, in such percentages as selected by the participant. A participant who fails to provide a designation of investment funds will accrue earnings on his/her account at the rate of Prime plus 1/2%.

Effective November 1, 2011, we amended the investment choices available under the Deferred Compensation Plan changed to mirror those investment options offered under our 401(k) plan (except the Company Stock fund and the Schwab Personal Choice Retirement Account). In addition, earnings credited to accounts at the rate of Prime plus  1/2% will be capped at 120% of the applicable federal long-term rate.

For 2011, the one-year rate of return as of December 31, 2011 for the funds offered under the Deferred Compensation Plan were as follows:

Pre-Mixed Portfolios		Target Retirement Funds
Conservative Portfolio	2.14%	Target Retirement Income	5.15%
Moderate Portfolio	0.17%	Target Retirement 2010	3.27%
Aggressive Portfolio	-1.40%	Target Retirement 2015	1.61%
		Target Retirement 2020	0.51%
Funds		Target Retirement 2025	-0.46%
Stable Value	3.34%	Target Retirement 2030	-1.36%
Diversified Bond	7.37%	Target Retirement 2035	-2.33%
Large Company Stock Index	2.02%	Target Retirement 2040	-2.64%
Mid-Cap Index	-2.05%	Target Retirement 2045	-2.61%
Institutional Developed Markets Index	-12.46%	Target Retirement 2050	-2.63%
Small – Cap Index	-2.72%	Other
S&P 500 Funds	2.11%	Prime Plus 1/2%	3.66%

Effective August 1, 2011, a participant may change his/her investment election on a daily basis. Prior to that, fund selection could be changed once per year.

Equity Deferral Plan

Effective November 1, 2011, we established the Equity Deferral Plan. Participants may defer receipt of all or a portion of the shares of our Common Stock underlying future equity awards under the LTIP. Deferral elections must be made prior to the date that services giving rise to the awards are performed. The annual enrollment window for the 2012 plan year, covering the awards made in February 2012, commenced on November 1, 2011 and closed on November 30, 2011. In addition, during that initial enrollment period, participants were permitted to make a one-time election to defer the shares underlying their performance units awards granted in 2010 or 2011. Deferral elections under the Equity Deferral Plan are irrevocable.

At the time a participant elects to defer he/she must make an election as to the timing of payment of the deferred shares. Distributions will be made in a lump sum. Distributions may commence (a) on a specified date occurring between the third anniversary and the fifteenth anniversary of the date that the shares otherwise would have been distributed to the participant (b) upon termination of employment, or (c) the earlier of (a) and (b). Notwithstanding the forgoing, however, for NEOs and other specified employees, distribution may not occur earlier than six months following the date of his/her termination of employment. Participants will receive shares on the applicable distribution date. We will hold the deferred shares in a Rabbi Trust. The dividends attributable to the deferred shares will be reinvested in Common Stock and distributed at the same time that the deferred shares are distributed to the participants. Participants are not permitted to direct the trustee of the Rabbi Trust to vote the deferred shares.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE-IN-CONTROL

Mr. Izzo’s severance agreement provides for certain severance benefits if he is terminated without “cause” (a willful failure to perform his duties) or resigns for “good reason” (a reduction in pay, position or authority) during the term of such agreement. He would be paid a benefit of two times base salary and target bonus, as well as a prorated payment of SMICP target incentive award for the year of termination. His welfare benefits would be continued for two years, unless he is sooner employed. Any unvested equity awards would be forfeited. The agreement provides that Mr. Izzo will be prohibited from competing with and from recruiting employees from us or our subsidiaries or affiliates, for certain periods after termination of employment. Violations of these provisions require a forfeiture of certain benefits.

Our Key Executive Severance Plan provides severance benefits to Ms. Dorsa and Messrs. Izzo, Levis, Mehrberg, Bouknight and LaRossa, and to certain of our other key executive-level employees whose employment is terminated without cause. Participants must agree to restrictive covenants including confidentiality, non-competition and non-solicitation.

Under our Key Executive Severance Plan, if any of Ms. Dorsa and Messrs. Izzo, Levis, Mehrberg, Bouknight and LaRossa is terminated without cause or resigns her or his employment for good reason within two years after a change-in-control, the individual will receive (1) a pro rata bonus based on her or his target annual incentive compensation, (2) three times the sum of her/his salary and target incentive bonus, (3) accelerated vesting of equity-based awards, except for performance units, which vest pro rata, (4) a lump sum payment equal to the actuarial equivalent of her or his benefits under all of our retirement plans in which the individual participates calculated as though she or he remained employed for three years beyond the date employment is terminated less the actuarial equivalent of such benefits on the date employment terminates (reported in the table below as Enhanced Retirement Benefit), (5) three years continued welfare benefits (the first 18 months of which will be provided through PSEG-paid COBRA continuation coverage), (6) one year of PSEG-paid outplacement services and (7) vesting of any compensation previously deferred. Payments are limited to an amount that would not give rise to an excise tax liability under applicable IRS provisions, currently 2.99 times the individual’s average W-2 compensation for the period. Amounts above that limit are forfeited. Potential payments are shown below in the Change-in-Control Termination Table.

Also under the Key Executive Severance Plan, Ms. Dorsa and Messrs. Levis, Mehrberg, Bouknight and LaRossa would be entitled to certain severance benefits in the event that their employment was terminated without cause other than in a change-in-control situation. In such event they would be entitled to 1.0 times their annual base salary plus their target bonus, as well as a prorated payment of their SMICP target incentive award for the year of termination and certain outplacement services, educational assistance, health care and life insurance coverage. The Key Executive Severance Plan further provides that any unvested equity awards would be accelerated or forfeited in accordance with the terms of the individual’s grants under the LTIP and/or employment agreement.

If a termination without cause or for a reduction in force or reorganization had occurred on December 31, 2011, each of the NEOs would have received the following benefits:

Termination without Cause	Izzo ($)	Dorsa ($)	Levis ($)	Mehrberg ($)	Bouknight ($)	LaRossa ($)
Severance	4,275,000	969,000	955,500	926,500	832,000	749,760
Pro Rata Bonus (SMICP)	1,187,500	399,000	409,500	381,500	312,000	281,160
Unvested Stock Option Spread	-	-	-	-	-	-
Unvested Restricted Stock Spread and Restricted Stock Units Spread(1)	-	-	3,035,270	-	-	1,101,291
LTIP Performance Unit Payout(2)	-	-	-	-	-	1,010,090
Supplemental Plan Benefits(3)	-	-	-	2,934,000	-	-
Health/Welfare Benefits	47,133	13,768	16,908	18,801	23,110	19,044
Outplacement	25,000	25,000	25,000	25,000	25,000	25,000
Education Assistance	3,000	3,000	3,000	3,000	3,000	3,000

Aggregate Payments	5,537,633	1,409,768	4,445,178	4,288,801	1,195,110	3,189,345

(1)

Pursuant to the terms of Mr. Levis’ employment agreement and Messrs. Levis’ and LaRossa’s respective retention awards, these amounts would have been payable only upon a termination without cause following a change in leadership.

(2)	Pursuant to the terms of Mr. LaRossa’s retention award, this amount, to the extent earned, would have been payable only upon a termination without cause following a change in leadership.

(3)	Pursuant to Mr. Mehrberg’s employment agreement, he would have been deemed to be eligible for the additional limited benefits under the Supplemental Plan.

If a termination without cause or resignation with good reason had occurred on December 31, 2011 following a change-in-control, each of the NEOs would have received the following benefits:

Change-in-Control Termination	Izzo ($)	Dorsa ($)	Levis ($)	Mehrberg(1) ($)	Bouknight ($)	LaRossa ($)
Severance	6,412,500	2,907,000	2,866,500	2,779,500	2,496,000	2,249,280
Pro Rata Bonus (SMICP)	1,187,500	399,000	409,500	381,500	312,000	281,160
Unvested Stock Option Spread	352,683	43,228	70,924	59,749	21,987	56,024
Unvested Restricted Stock Spread and Restricted Stock Units Spread	2,522,645	741,329	3,486,111	407,822	363,082	1,464,373
LTIP Performance Unit Payout	2,701,786	500,587	517,360	448,164	428,089	1,422,605
Enhanced Retirement Benefit	463,000	4,216,000	2,929,000	0	174,000	1,361,000
Supplemental Plan Benefits	-	-	-	2,934,000	-	-
Health/Welfare Benefits	70,699	46,852	54,685	61,023	77,622	61,704
Outplacement	25,000	25,000	25,000	25,000	25,000	25,000
Parachute Payments Forfeited	(4,486,595)	(7,435,713)	(2,618,401)	(4,165,910)	(2,536,438)	(3,265,836)

Aggregate Payments	9,249,218	1,443,283	7,740,679	2,930,848	1,361,342	3,655,310

(1)

Upon a termination without cause following a change in control, Mr. Mehrberg would have been immediately eligible to receive the additional limited Supplemental Plan Benefits pursuant to the terms of his employment agreement and, accordingly, would not have received an Enhanced Retirement Benefit. In the event of a voluntary termination for “good reason,” he would not have received a Supplemental Plan Benefit, in which case his Enhanced Retirement Benefit would have been $2,866,000 and the corresponding Parachute Payments Forfeited would have been ($4,097,910).

No NEO would be eligible for any payments under the Key Executive Severance Plan, either prior to or following a change-in-control, if he/she voluntarily terminated his/her employment (other than for “good reason” as described above) or if his/her employment were terminated by us for “cause.”

If a NEO were to retire or his/her employment were terminated on account of death or disability, the Key Executive Severance Plan provides that such participant would be entitled to accrued pay through the date of termination and prorated payment of his/her target incentive award for the year of termination.

Change-in-control provisions under the Key Executive Severance Plan generally means the occurrence of any of the following events:

•	Any person is or becomes the beneficial owner of our securities representing 25% or more of the combined voting power of our then outstanding securities; or

•	A majority of the Board is replaced without approval of the current Board; or

•

There is consummated a merger or consolidation of us, other than a merger or consolidation which would result in our voting securities outstanding immediately prior to such merger continuing to represent at least 75% of the combined voting power of the securities of us or such surviving entity immediately after such merger or consolidation; or

•	Our stockholders approve a plan of complete liquidation or dissolution of us or there is consummated an agreement for the sale or disposition by us of all or substantially all of our assets.

For additional information regarding the provisions of LTIP awards, see Material Factors Concerning Awards Shown in Summary Compensation Table, Grants of Plan-Based Awards Table and Employment Agreements above.

Proposal 3

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITOR

The Audit Committee of the Board has appointed Deloitte & Touche LLP of Parsippany, New Jersey, as independent auditor to make the annual audit of our books of account and supporting records for 2012, subject to the ratification of the stockholders at the Annual Meeting. As recommended by the Board, we ask you to ratify this appointment.

Deloitte & Touche LLP has performed the annual audit of the books of account since 1973. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will be afforded an opportunity to make a statement if they so desire and to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL 3.

AUDIT COMMITTEE REPORT

The Audit Committee of the PSEG Board of Directors is comprised solely of independent directors. It operates under a written charter adopted by the PSEG Board of Directors which is posted on PSEG’s website, www.pseg.com/info/investors/governance/committees.jsp. The Audit Committee Charter is annually reviewed and assessed for adequacy by the PSEG Audit Committee.

Management is responsible for PSEG’s financial statements and internal controls. The Independent Registered Public Accountant of PSEG, Deloitte & Touche LLP, reports directly to the PSEG Audit Committee and is responsible for performing an independent audit of PSEG’s annual consolidated financial statements in accordance with the standards of Public Company Accounting Oversight Board (PCAOB) (U.S.) and on PSEG’s internal controls and for issuing reports thereon. The Audit Committee’s overall responsibility is to assist the PSEG Board of Directors in overseeing the quality and integrity of the accounting, auditing and financial reporting practices.

Management has represented to the Audit Committee that PSEG’s Consolidated Financial Statements were prepared in accordance with accounting principles generally accepted in the United States (GAAP). In performance of its responsibilities, the Audit Committee has reviewed PSEG’s Consolidated Financial Statements for the year ended December 31, 2011 and discussed these financial statements with management, the internal auditors and the independent auditor. The Audit Committee periodically meets privately with the Chief Financial Officer, the General Counsel, the internal auditors and with the independent auditor. At all of its meetings (except those held telephonically) the Audit Committee meets in executive session with only Audit Committee members present. The Audit Committee discussed with the independent auditor:

•	PSEG’s critical accounting policies;

•	New accounting standards and policies affecting the PSEG;

•	That there were no disagreements with management over the application of accounting principles;

•	Significant accounting estimates made by management and the disclosures in the financial statements;

•	Accounting and reporting for significant transactions; and

•	The other matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AU section 380) as adopted by the PCAOB in Rule 3200T.

The independent auditor also provided to the Audit Committee the written disclosures required by the PCAOB’s standards in PCAOB Rule 3526 and current SEC requirements for auditor independence. The Audit Committee discussed with the independent auditor the firm’s independence with respect to PSEG, internal quality control procedures, and any material issues raised and any steps taken to deal with such issues by the most recent internal quality control review, peer review or by any inquiry or investigation by governmental or professional authorities within the preceding five years, with respect to one or more independent audits carried out by the firm. The Audit Committee has also reviewed the requirements of the Sarbanes-Oxley Act of 2002 with respect to auditor independence and has defined the amount and scope of services that may be performed by Deloitte & Touche LLP consistent with maintaining that firm’s independence. The Audit Committee requires that all services of Deloitte & Touche LLP be pre-approved by the Audit Committee or the Audit Committee Chair. The Audit Committee has considered whether the independent auditor’s provision of non-audit services to PSEG and the audit and non-audit fees paid to the independent auditor, are compatible with maintaining the independent auditor’s independence. On the basis of its review, the Audit Committee determined that the independent auditor has the requisite independence.

Based on the Audit Committee’s discussions with management, the internal auditors and the independent auditor, the Audit Committee’s review of the audited financial statements, the representations of management to the independent auditor regarding the audited financial statements and the independent auditor’s report to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in PSEG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for filing with the SEC.

Members of the Audit Committee:

Thomas A. Renyi, Chair

Albert R. Gamper, Jr.

Conrad K. Harper

David Lilley

Hak Cheol Shin

February 20, 2012

FEES BILLED BY DELOITTE & TOUCHE LLP FOR 2011 AND 2010

The appointment, termination, compensation and oversight of the work of the Independent Registered Public Accountants, Deloitte & Touche LLP, is the direct responsibility of the Audit Committee of our Board, which reviews its independence, the services provided and its fees, as well as peer review reports of its performance. All fees paid to Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, Deloitte & Touche) for all services, audit and non-audit, provided to us and our subsidiaries are pre-approved by the Audit Committee or its Chair.

Audit Fees

The aggregate fees billed to us and our subsidiaries by Deloitte & Touche for audit services rendered for the years ended December 31, 2011 and 2010 totaled $5,731,700 and $5,825,000, respectively. The fees were incurred for audits of our annual consolidated financial statements and our subsidiaries, including our Annual Reports on Form 10-K, reviews of financial statements included in our quarterly reports on Form 10-Q and for services rendered in connection with certain financing transactions, statutory and regulatory filings and fees for accounting consultations related to the application of new accounting standards and rules.

Audit Related Fees

The aggregate fees billed to us and our subsidiaries by Deloitte & Touche for audit related services rendered for the years ended December 31, 2011 and 2010 totaled $47,400 for each year, primarily related to performing certain attest services.

Tax Fees

The aggregate fees billed to us and our subsidiaries by Deloitte & Touche for tax compliance, tax planning and tax advice for the years ended December 31, 2011 and 2010 totaled $768,781 and $600,000, respectively, none of which were for tax planning.

All Other Fees

There were no fees other than those described above billed to us or our subsidiaries in 2011 or 2010 by Deloitte & Touche.

Public Service Enterprise Group Incorporated

80 Park Plaza, P.O. Box 1171, Newark, New Jersey 07101-1171

Arrangements have been made to provide free parking within close proximity to the New Jersey Performing Arts Center (NJPAC) at locations designated (P) on the map above.

Please bring your parking ticket with you to the meeting so that it can be validated by PSEG. Reasonable parking expenses incurred at locations other than those shown above will be reimbursed. You may obtain driving directions and public transportation information by calling 1-888-GO-NJPAC or on the NJPAC website, www.njpac.org.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week. Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day. PSEG INTERNET http://www.proxyvoting.com/peg Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. OR TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you cal. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. WO# 17286-1 FOLD AND DETACH HERE Please vote and sign on this side and return promptly in the enclosed envelope. Do not forget to date your proxy. The Board of Directors recommends a vote “FOR” on Items 1, 2 and 3. 1. ELECTION OF DIRECTORS Nominees for terms expiring in 2013 are: Please mark your votes as indicated in this example 1.1 Albert R. Gamper, Jr. 1.2 Conrad K. Harper 1.3 William V. Hic key 1.4 Ralph Izzo 1.5 Shirley Ann Jackson 1.6 David Lilley 1.7 Thomas A. Renyi 1.8 Hak Cheol Shin 1.9 Richard J. Swift 1.10 Susan Tomasky 2. Advisory vote on the approval of executive compensation. 3. Ratification of the appointment of Deloitte & Touche LLP as independent auditor for the year 2012. FOR AGAINST ABSTAIN If you wish to include comments and/or address changes, please mark this box and write them on the back where indicated. Please indicate if you plan to attend the Annual Meeting by marking this box. NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, give full title as such. If signing on behalf of a corporation, sign the full corporate name by authorized officer. Signature Date

PSEG ADMISSION TICKET Public Service Enterprise Group Incorporated 2012 Annual Meeting of Stockholders April 17, 2012 at 1:00 P.M. (Registration Begins at 12:00 P.M. Light refreshments will be available.) For wheelchair and hearing-impaired seating, please see host/hostess for assistance. You should present this admission ticket in order to gain admittance to the meeting. This ticket admits only the stockholder(s) listed on the reverse side and is not transferable. If shares are held in the name of a broker, trust, bank, or other nominee, you should bring with you a proxy or letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares. Each stockholder may be asked to present valid picture identification, such as a driver’s license. Cameras, recording devices and other electronic devices will not be permitted at the meeting. THANK YOU FOR VOTING Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders The Proxy Statement and the 2011 Annual Report to Stockholders are available at: http://www.ezodproxy.com/pseg/2012/pseg2011ar FOLD AND DETACH HERE PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED PROXY FOR ANNUAL MEETING OF STOCKHOLDERS April 17, 2012 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PSEG The undersigned hereby appoints Shirley Ann Jackson, Ralph Izzo and Richard J. Swift, and each or any of them, proxies of the undersigned, each with full power of substitution, to vote in their discretion (subject to any directions indicated on the reverse side of this proxy) at the Annual Meeting of Stockholders of Public Service Enterprise Group Incorporated (PSEG) to be held on April 17, 2012 and at all adjournments thereof, upon all matters which may come before the meeting or any adjournment, including the proposals set forth in the Notice of Meeting and Proxy Statement, receipt of which is hereby acknowledged. Said proxies are instructed to vote as set forth on the reverse side hereof with respect to said proposals. Shares represented by this proxy will be voted in accordance with recommendations of the Board of Directors of PSEG as stated on the reverse side, unless otherwise indicated on the reverse, in which case they will be voted as marked. Information pertaining to each proposal is included in the Proxy Statement under proposals corresponding to the item numbers set forth on the reverse side. If you have not voted by telephone or by the Internet, please mark your proxy on the reverse side, sign it and date it, and return it promptly in the envelope provided. Address Change/Comments (Mark the corresponding box on the reverse side) SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 (Continued and to be marked, dated and signed, on the other side) WO# 17286-1